Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ROKU, INC.

DELAWARE ACQUISITION COMPANY, INC.

DATAXU, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS STOCKHOLDER REPRESENTATIVE

October 22, 2019

***Schedules and exhibits have been omitted pursuant to Item 601 of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

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INDEX OF EXHIBITS

Annex	Description
Annex A	Certain Defined Terms

Exhibit	Description
Exhibit A	Form of Non-Competition Agreement
Exhibit B-1	Form of Joinder Agreement
Exhibit B-2	Form of Accredited Investor Questionnaire
Exhibit C-1	Form of Certificate of Merger
Exhibit C-2	Form of Company Charter Amendment
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Stockholder Written Consent
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of FIRPTA Certificate and Notice

Schedules

Schedule A-1	Key Employees
Schedule A-2	Additional Employees
Schedule A-3	Non-Compete Signatories
Schedule B	Major Stockholders
Schedule C	Restructuring
Schedule D	Noteholder Schedule
Schedule E	Sample Working Capital Statement
Schedule F	Knowledge Parties

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of October 22, 2019 by and among Roku, Inc., a Delaware corporation (“Parent”), Delaware Acquisition Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Dataxu, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent, and attorney-in-fact of the Indemnifying Parties (the “Stockholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law, and in furtherance thereof, have approved this Agreement and the other transactions contemplated by this Agreement and the Related Agreements (the “Transactions”).

WHEREAS, prior to the Closing, (i) each Key Employee listed on Schedule A-1 will accept an employment offer letter (or, if otherwise agreed to by Parent, a consulting agreement) from Parent (collectively, the “Key Employee Offer Letters”); (ii) at least twelve of the twenty-two Other Employees (the “Additional Employees”) listed on Schedule A-2 will accept an employment offer letter (or, if otherwise agreed to by Parent, a consulting agreement) from Parent (collectively, the “Additional Employee Offer Letters”) and (iii) each Person listed on Schedule A-3 (the “Non-Compete Signatories”) will execute a Non-Competition Agreement in the form set forth as Exhibit A (a “Non-Competition Agreement”).

WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent’s willingness to enter into this Agreement each Stockholder listed on Schedule B (each, a “Major Stockholder”) has completed, executed and delivered to Parent (i) a Joinder Agreement in the form set forth in Exhibit B-1 (a “Joinder”) and (ii) an accredited investor questionnaire and related documentation in the form set forth in Exhibit B-2 (an “AIQ”) certifying that such Major Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).

WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent’s willingness to enter into this Agreement, each Company Note Holder has completed, executed and delivered to Parent the Noteholder Consent.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. On the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit C-1 (the “Certificate of Merger”) and the applicable provisions of Delaware Law, on the Closing Date, Parent shall cause Merger Sub to merge with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease and the

Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with this Agreement and the applicable provisions of Delaware Law. The time of the filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time.”

1.2    The Closing.

(a)    Closing Time and Location. Unless this Agreement is validly terminated pursuant to Section 6.1, the Merger shall be consummated at a closing (the “Closing”) on the date of this Agreement or, if the conditions set forth in Section 1.2(b) are not satisfied on such day, a date within two (2) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 1.2(b) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions), at the offices of Cooley LLP, 101 California St. #5, San Francisco, CA 94111, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b)    Closing Conditions.

(i)    Conditions to Obligations of Each Party. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions (any of which may be waived only with the written mutual consent of Parent, Merger Sub and the Company (it being understood that each such condition is solely for the benefit of Parent, Merger Sub and the Company and may be waived in writing by their written mutual consent without notice, liability or obligation to any other Person)):

(A)    Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(B)    Regulatory Approval. The waiting period (and any extension thereof) under the HSR Act relating to the Transactions shall have expired or been granted early termination.

(C)    No Legal Impediments. No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Transactions illegal or otherwise prohibiting or preventing consummation of the Transactions.

(ii)    Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions (any of which may be waived, in writing, exclusively by Parent (it being understood that each such condition is solely for the benefit of Parent and Merger Sub and may be waived in writing without notice, liability or obligation to any other Person)):

(A)    Representations and Warranties. Each of the representations and warranties of the Company set forth in Sections 2.1 (Organization and Good Standing), 2.2 (Authority and Enforceability), 2.4(a) and (c) (No Conflicts), 2.5 (Company Capital Structure), 2.6 (Company Subsidiaries), 2.12 (Tangible Property), and 2.27 (Brokers) (collectively, the “Specified Representations”) and each of the representations and warranties of the Company set forth in Section 2.13(f) and (g) (Intellectual Property) (the “IP Representations”) shall have been true and correct on the date of this Agreement and shall be true and correct on the Closing Date as if such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of the Company made only as of a specified date, which shall have been true and correct as of such date). Each of the representations and warranties of the Company set forth in this

Agreement other than the IP Representations and the Specified Representations, disregarding any “materiality” and “Company Material Adverse Effect” qualifications set forth in all such representations or warranties, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of the Company made only as of a specified date, which shall have been true and correct as of such date), except to the extent that the facts and circumstances causing or resulting in any such representations and warranties not to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(B)    Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

(C)    No Material Adverse Effect. There shall not have occurred and be continuing a Company Material Adverse Effect.

(D)    No Litigation. There shall be no Action of any kind or nature pending or threatened against Parent or any of its Affiliates, or against the Company or any of its Affiliates, arising out of this Agreement or the Transactions, or otherwise seeking any Action of Divestiture.

(E)    AIQs. Stockholders holding Company Preferred Stock representing 100% of the outstanding shares of Company Preferred Stock and Company Note Holders holding 100% of the Company Notes shall have executed and delivered to Parent AIQs certifying that each such Stockholder or Company Note Holder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).

(F)    Key Employees and Additional Employees; Retention.

1)    Each of the Key Employee Offer Letters, Additional Employee Offer Letters and Non-Competition Agreements shall have been executed by each of the Key Employees, Additional Employees and Non-Compete Signatories and such agreements shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and no Key Employee or Additional Employee shall have terminated his or her employment with the Company (or one of the Subsidiaries, as applicable) or provided written notice to the Company or Parent of such Key Employee’s or Additional Employee’s intention or interest in, or taken action toward terminating his or her employment with the Company (or one of the Subsidiaries, as applicable) at or prior to the Closing, or with the Surviving Corporation or Parent (or one of the Subsidiaries, as applicable) following the Closing.

2)    Excluding the Key Employees, the Additional Employees and Employees employed by a Subsidiary other than DataXu, Ltd., no more than forty-five (45) of the Employees of the Company and its Subsidiaries as of the date hereof (i) shall have terminated his or her employment with the Company (or one of the Subsidiaries, as applicable), or expressed an intention or interest in, or taken action toward terminating his or her employment with the Company (or one of the Subsidiaries, as applicable) at or prior to the Closing, or with the Surviving Corporation or Parent (or one of the Subsidiaries, as applicable) following the Closing, and/or (ii) shall have had action taken towards him or her by the Company (or one of its Subsidiaries, as applicable) commencing termination of his or her employment with the Company (or one of the Subsidiaries, as applicable) at or prior to the Closing.

(G)    280G Waivers. Each Person who might receive any payments and/or benefits that the Company determines (in a manner satisfactory to Parent) may, separately or in the aggregate, constitute “parachute payments” under Section 280G of the Code shall have submitted a waiver for such “parachute payments” (a “280G Waiver”) and each 280G Waiver shall be in effect immediately prior to any Stockholder solicitation contemplated under Section 5.2(b) and in any event prior to the Closing.

(H)    280G Stockholder Approval. With respect to any payments and/or benefits that the Company determines (in a manner satisfactory to Parent) may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, the Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or retained in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(I)    Officer’s Certificate. Parent shall have received a certificate from the Company (the “Officer’s Certificate”), validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, (a) to the effect that, as of the Closing the conditions set forth in Sections 1.2(b)(ii)(A), 1.2(b)(ii)(B) and 1.2(b)(ii)(C) have been satisfied and (b) attaching a good standing certificate from the Secretary of State of the State of Delaware of the Company and good standing certificate or similar certification from the jurisdiction of incorporation or organization (to the extent that such jurisdiction provides such good standing certificates or similar certification) of each Subsidiary.

(J)    FIRPTA Certificate. Parent shall have received (a) a copy of a statement conforming with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and in substantially the form of Exhibit G, certifying that shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code and (b) a form of notice to the IRS conforming with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing.

(K)    Third Party Consents and Notices. The Company shall have delivered (1) to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 1.2(b)(ii)(K)-1 hereto and (2) evidence that all necessary notices have been delivered with respect to any Contract set forth on Schedule 1.2(b)(ii)(K)-2 hereto.

(L)    Termination or Amendment of Agreements. The Company shall have terminated each of the Terminated Agreements and amended each of the Amended Agreements in accordance with Section 5.7(b), in each case effective as of and contingent upon the Closing and, from and after the Closing, each Terminated Agreement shall be of no further force or effect and each Amended Agreement shall remain in full force and effect, as amended.

(M)    Payoff Letters. The Company shall have delivered to Parent executed payoff letters from each holder of Indebtedness in form and substance reasonably satisfactory to Parent (a “Payoff Letter”), together with any payment instructions related thereto, to the effect that upon receipt of such payment such recipient shall have been paid in full for all Indebtedness due and owing to such recipient as of the Closing Date, including with such Payoff Letter, any instruments and documents necessary to release any and all Liens (including copies of UCC-3 termination statements or releases with the U.S. Patent and Trademark Office). For the purposes of this subsection, Company Note Holders that entered into that certain Noteholder Agreement and Consent providing for the cancellation of their Company Notes, dated as of the date hereof among the Company and the Company Note Holders thereto (the “Noteholder Consent”), shall be deemed to have delivered a payoff letter with respect to such Company Notes.

(N)    Invoices. The Company shall have delivered to Parent an invoice from each advisor or other service provider to the Company (other than any Employee, director or officer of the Company), in each case dated no more than three (3) Business Days prior to the Closing Date, with respect to all Third Party Expenses estimated to be due and payable to such advisor or other service provider as of the Closing Date.

(O)    Restructuring. The Company shall have delivered evidence to Parent that the Restructuring has been completed as of Closing.

(P)    Resignations. Parent shall have received a letter of resignation, effective as of the Effective Time, from each of the members of the Board resigning from the Board and a letter from those individuals listed in Schedule 1.2(b)(ii)(P) hereto resigning, effective as of the Effective Time, as a director or officer, and/or from any other position he or she holds with the Company or any Subsidiary effective as of the Effective Time as set forth in Schedule 1.2(b)(ii)(P).

(Q)    Documentary Deliverables. The Company shall have delivered to Parent the Escrow Agreement.

(R)    IRS W-9s and W-8s. The Company shall have delivered to Parent a duly completed and executed IRS Form W-9 or the appropriate IRS Form W-8, as applicable, for each Company Note Holder entitled to payment under Section 1.6 and each Person entitled to payments under Section 1.7(b) of Indebtedness and Third Party Expenses (other than Taxes).

(S)    Joinders. Each Retention Participant and each Company Note Holder (with respect to all of their Company Notes) shall have completed, executed and delivered Joinders to Parent, each of which shall be in full force and effect.

(T)    Plan Matters. The Company shall have delivered evidence to Parent’s reasonable satisfaction that Company and the Company Board have taken all actions, including any required notices, approvals and consents necessary to effect the transactions anticipated by Section 1.6(c) under all Plans, Company Options, Company RSUs and any other plan or arrangement of the Company (whether written or oral, formal or informal) governing the terms of any Company Options and any Company RSUs.

(U)    Charter Amendment. The Company shall have filed the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit C-2 (the “Charter Amendment”) with the Secretary of State of the State of Delaware prior to the Closing, which Charter Amendment shall continue to be in full force and effect as of the Closing.

(V)    Other Closing Matters. The Company shall have delivered evidence to Parent’s reasonable satisfaction that the matters on Schedule 1.2(b)(ii)(V) have been completed.

(iii)    Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions (any of which may be waived, in writing, exclusively by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing without notice, liability or obligation to any other Person)):

(A)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of Parent and Merger Sub made only as of a specified date, which shall be true and correct in all material respects as of such date), except to the extent that the facts and circumstances causing or resulting in any such representations and warranties not to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or Parent’s ability to consummate the Transactions and perform its obligations under this Agreement.

(B)    Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.

1.3    Organizational Documents of the Surviving Corporation.

(a)    Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to change the name of the Surviving Corporation to “Roku DX Holdings, Inc.”

(b)    Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.4    Directors and Officers of the Surviving Corporation.

(a)    Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successors is duly elected and qualified.

(b)    Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.5    General Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.6    Effect of Merger on Capital Stock of Constituent Corporations.

(a)    Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub capital stock will evidence ownership of such shares of Company Common Stock.

(b)    Company Capital Stock, Company Notes and Retention Plan.

(i)    Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of Company Capital Stock outstanding immediately prior to the Effective Time (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.6(b)(ii) and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.6(b)(iii)), shall be cancelled and extinguished and automatically converted solely into the right to receive, upon the terms set forth in this Section 1.6 and throughout this Agreement (including the indemnification and escrow provisions set forth in Article VII) and subject to surrender of the certificate representing such shares of Company Capital Stock, if any, and the completion, execution and delivery of a Letter of Transmittal and a Joinder in the manner provided in Section 1.7, the following consideration (the “Merger Consideration”) determined in accordance with the respective claims of priority of each series of Company Capital Stock pursuant to the Company’s Certificate of Incorporation as in effect immediately prior to the Effective Time at Closing, wherein:

(A)    at Closing:

1)    each Retention Participant shall be paid an amount in cash equal to the payment due to such Retention Participant contemplated by the Retention Plan less such Retention Participant’s Contingent Contributions (the aggregate dollar amounts of the Retention Participant payments, the “RP Payment”);

2)    each Company Note shall, subject to its concurrent cancellation in accordance with the Noteholder Consent, be paid and issued, as applicable, (1) an amount in cash equal to the Cash Consideration Percentage multiplied by the Company Note Consideration applicable to such Company Note less such Company Note’s Contingent Contributions and (2) a number of shares of Parent Common Stock equal to the Stock Consideration Percentage multiplied by the Company Note Consideration applicable to such Company Note (the aggregate dollar amounts of the Company Note payments, the “Note Payments”);

3)    after payment in full of the RP Payments and the Note Payments (in each case excluding the applicable Contingent Contributions), each share of Company Series D Preferred Stock, Company Series E Preferred Stock and Company Series F Preferred Stock shall be paid and issued, as applicable, in proportion to such share’s Company Series D Preference, Company Series E Preference and Company Series F Preference (each such applicable preference, the “DEF Charter Preference”) and on a per dollar (or fraction thereof) of preference basis (1) an amount in cash equal to the Cash Consideration Percentage multiplied by the applicable DEF Charter Preference, less such share of Company Capital Stock’s Contingent Contributions and (2) a number of shares of Parent Common Stock equal to the Stock Consideration Percentage multiplied by the applicable DEF Charter Preference, in each case until the satisfaction of such share’s applicable DEF Charter Preference (the aggregate dollar amounts of such preferences, “DEF Preference”);

4)    after payment in full of the RP Payments, Note Payments and DEF Preference (in each case excluding the applicable Contingent Contributions), each share of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock shall be paid and issued, as applicable, in proportion to such Share’s Company Series A Preference, Company Series B Preference and Company Series C Preference (each such applicable preference, the “ABC Charter Preference”) and on a per dollar (or fraction thereof) of preference basis (1) an amount in cash equal to the Cash Consideration Percentage multiplied by the applicable ABC Charter Preference, less such share of Company Capital Stock’s Contingent Contributions and (2) a number of shares of Parent Common Stock equal to the Stock Consideration Percentage multiplied by the applicable ABC Charter Preference, in each case until the satisfaction of such share’s applicable ABC Charter Preference (the aggregate dollar amount of such preferences, “ABC Preference”);

5)    after payment in full of the RP Payments, Note Payments, DEF Preference and the ABC Preference (in each case excluding the applicable Contingent Contributions), each share of Company Series C-1 Preferred Stock shall be paid and issued, as applicable, in proportion to such Share’s Company Series C-1 Preference (the “Series C-1 Preference”) and on a per dollar (or fraction thereof) of preference basis (1) an amount in cash equal to the Cash Consideration Percentage multiplied by the Company Series C-1 Preference, less such share of Company Capital Stock’s Contingent Contributions and (2) a number of shares of Parent Common Stock equal to the Stock Consideration Percentage multiplied by the Company Series C-1 Preference until the satisfaction of such share’s Company Series C-1 Preference (the aggregate dollar amount of such preference, the “C-1 Preference”);

6)    after payment in full of the RP Payments, Note Payments, DEF Preference, the ABC Preference and the C-1 Preference (in each case excluding the applicable Contingent Contributions), each share of Company Common Stock shall be paid pro rata any remaining cash amounts (the amounts and sequence of such allocations set forth in sub-clauses (A)3), 4), 5) and this sub-clause (A)6), the “Charter Allocation”);

(B)    following the Closing, at the respective times of such payment if any, each share of Company Capital Stock shall have the contingent right to receive an amount in cash, in accordance with the Charter Allocation (for the avoidance of doubt, starting with whichever of the DEF Preference, ABC Preference and C-1 Preference has not been fully paid and with credit attributed for whatever amount such preference has been previously allocated pursuant to Section 1.6(b)(i)(A) and this Section 1.6(b)(i)(B)) equal to amounts that may become payable and distributable to such share due to a Post-Closing Increase pursuant to Section 1.8(e)(ii), provided that with respect to such payments, such amounts will be paid only in cash and without any reduction for such share’s Company Capital Stock Contingent Contributions.

(C)    following the Closing, at the respective times of such payment if any, each Company Holder shall have the contingent right to receive, in accordance with such Company Holder’s Indemnity Portion (as applied to such Holder as a Retention Participant, Company Note Holder or Stockholder, as applicable);

1)    an amount of cash, if any may become payable and distributable to such Company Holder due to the release of the Tail Fund pursuant to Section 1.8(e)(v);

2)    an amount of cash, if any, that may become payable and distributable to such Company Holder due to the release of the Escrow Fund pursuant to Section 7.4(e) and 7.4(f); and

3)    an amount of cash, if any, that may become payable and distributable to such Company Holder due to the release of the Representative Expense Amount pursuant to Section 7.6(b).

(ii)    Cancelled Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of Company Capital Stock that is issued and outstanding and held by the Company or any Subsidiary as of immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.

(iii)    Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Section 262 of Delaware Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6(b)(i), but the holder thereof shall only be entitled to such rights as are provided by Delaware Law. Notwithstanding the provisions of this Section 1.6(b)(iii), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and such withdrawal or loss, such holder’s shares shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares, if any, and the terms set forth in this Section 1.6 and throughout this Agreement (including the indemnification and escrow provisions set forth in Article VII), the consideration for Company Capital Stock set forth in Section 1.6(b)(i), without interest thereon. Prior to the Effective Time, the Company shall give Parent prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law. Neither Parent nor any of its Affiliates, on the one hand, nor the Stockholders Representative, on the other hand, shall make any payment with respect to any such demands or offer to settle or settle any such demands without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

(iv)    Calculation of Consideration.

(A)    For purposes of calculating the aggregate amount of cash payable and shares of Parent Common Stock issuable to each Stockholder pursuant to Section 1.6(b)(i) (x) all shares of the Company Capital Stock held by each such Stockholder shall be aggregated on a certificate-by-certificate basis, (y) the amount of cash (if any) to be paid to each Stockholder for each Company share certificate held by such Stockholder shall be rounded down to the nearest whole cent, and (z) the number of shares of Parent Common Stock (if any) to be issued to each Stockholder in exchange for each Company share certificate held by such Stockholder shall be rounded down to the nearest whole number; provided, that any Stockholder who otherwise would be entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Parent Trading Price, rounded down to the nearest whole cent.

(B)    For purposes of calculating the aggregate amount of cash payable and shares of Parent Common Stock issuable to each Noteholder pursuant to Section 1.6(b)(i) (x) all amounts owed to each Noteholder for such Noteholder’s Company Notes shall be aggregated on a note-by-note basis, (y) the amount of cash (if any) to be paid to each Noteholder for such Noteholder’s Company Note shall be rounded down to the nearest whole cent, and (z) the number of shares of Parent Common Stock (if any) to be issued to each Noteholder for such Noteholder’s Company Note shall be rounded down to the nearest whole number; provided, that any Noteholder who otherwise would be entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Parent Trading Price, rounded down to the nearest whole cent.

(c)    Company Options and Company RSUs.

(i)    Company Options. Effective as of immediately prior to the Effective Time, (1) each Unvested Company Option (or portion thereof) that is then outstanding and unexercised shall become vested in full to become a Vested Company Option and (2) after giving effect to the acceleration set forth in the immediately foregoing clause (1), each Vested Company Option shall be cancelled and the holder thereof shall be entitled to receive, as of the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6(c) and throughout this Agreement and in consideration of such cancellation an amount, without interest, equal to (x) the excess, if any, of (A) the Per Vested Company Option Amount over (B) the per share exercise price of such Vested Company Option multiplied by (y) the aggregate number of shares of Company Common Stock subject to such Vested Company Option, net of any applicable Tax withholdings; provided, however, that if the per share exercise price of any such Vested Company Option is equal to or greater than the Per Vested Company Option Amount, then such Vested Company Option will be cancelled without any cash or other consideration being paid or provided in respect thereof. Promptly following the Closing, Parent shall pay (or cause to be paid) the consideration payable pursuant to this Section 1.6(c)(i) in respect of the Vested Company Options, if any.

(ii)    Company RSUs. Effective as of immediately prior to the Effective Time, (1) the vesting of each Company RSU that is then outstanding and unsettled shall become vested in full and (2) after giving effect to the acceleration set forth in the immediately foregoing clause (1), each Company RSU shall be cancelled and the holder thereof shall be entitled to receive, as of the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6(c) and throughout this Agreement and in consideration of such cancellation an amount, without interest, equal to the Per Company RSU Amount, net of any applicable Tax withholdings; provided, however, that if the Per Company RSU Amount is not a positive number, then the applicable Company RSU will be cancelled without any cash or other consideration being paid or provided in respect thereof. Promptly following the Closing, Parent shall pay (or cause to be paid) the consideration payable pursuant to this Section 1.6(c)(ii) in respect of the Company RSUs, if any.

(iii)    Necessary Actions. Prior to the Effective Time, and subject to the review and reasonable approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this

Section 1.6(c) under all Company Options, all Company RSUs, the Plans, and any other plan or arrangement of the Company (whether written or oral, formal or informal) governing the terms of any Company Options and Company RSUs, including determination by the administrators of the Plans that the treatment of Company Options and Company RSUs contemplated by this Section 1.6(c) is permissible under the terms of the Plans and the applicable equity award agreements, delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence satisfactory to Parent that all necessary determinations by the Company Board or applicable committee of the Company Board to treat Company Options and Company RSUs in accordance with Section 1.6(c).

(d)    Treatment of Company Warrants. At the Effective Time, each Company Warrant that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall terminate in its entirety. Prior to the Effective Time, and subject to the review and reasonable approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6(d) under the terms of each Company Warrant, including delivering all required notices and obtaining all necessary approvals and consents.

1.7    Payment of Merger Consideration for Company Capital Stock.

(a)    Exchange Agent. Wilmington Trust, National Association, or another Person selected by Parent and reasonably acceptable to the Company, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b)    Parent Closing Payments. At the Effective Time, Parent shall:

(i)    transfer to the Exchange Agent the cash portion of the Merger Consideration payable at Closing pursuant to Section 1.6(b)(i) in exchange for shares of Company Capital Stock and the payment to Company Note Holders, in each case outstanding as of immediately prior to the Effective Time;

(ii)    transfer to the Surviving Corporation, for further payment through the Surviving Corporation’s payroll processing system net of applicable Tax withholdings, that portion of the Merger Consideration payable pursuant to Section 1.6(b)(i) to the Retention Participants;

(iii)    transfer to the Surviving Corporation, for further payment through the Surviving Corporation’s payroll processing system net of applicable Tax withholdings, that portion of the Merger Consideration, if any, payable pursuant to Section 1.6(c)(i) in exchange for Vested Company Options that were granted to the holder in the holder’s capacity as an employee of the Company or any of its Subsidiaries for applicable employment Tax purposes;

(iv)    transfer to the Surviving Corporation, for further payment through the Surviving Corporation’s accounts payable, that portion of the Merger Consideration, if any, payable pursuant to Section 1.6(c)(i) in exchange for Vested Company Options that were not granted to the holder in the holder’s capacity as an employee of the Company or any of its Subsidiaries for applicable employment Tax purposes;

(v)    transfer the Tail Fund Amount to the Escrow Agent to hold in trust as an escrow fund (the “Tail Fund”) under the terms of this Agreement and the Escrow Agreement;

(vi)    transfer the Escrow Amount to the Escrow Agent to hold in trust as an escrow fund (the “Escrow Fund”) under the terms of this Agreement and the Escrow Agreement;

(vii)    transfer the Representative Expense Amount to the Stockholder Representative to hold pursuant to the terms of this Agreement (the “Representative Expense Fund”). The Representative Expense Fund will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and the ancillary agreements. The Stockholders will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy;

(viii)    pay on behalf of the Company the amounts of any Indebtedness (excluding for this purpose the Company Notes) at Closing, in amounts set forth in the Payoff Letters and the Statement of Expenses, by wire transfer of immediately available funds, pursuant to the written instructions contained in such Payoff Letters; and

(ix)    pay on behalf of the Company the amounts of any Third Party Expenses unpaid at the Closing, in the amounts set forth in the Payoff Letters and the Statement of Expenses, by wire transfer of immediately available funds, pursuant to the written instructions contained in such Payoff Letters.

(c)    Payment Spreadsheet. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a payment spreadsheet (the “Payment Spreadsheet”) setting forth:

(i)    the calculation of the Total Cash Consideration (including each element of Indebtedness and Third Party Expenses), the Total Unaccredited Stockholder Cash Amount, and the Total Stock Consideration;

(ii)    with respect to each Stockholder on a certificate-by-certificate basis: (A) the name and address of such Stockholder, and, if available, the e-mail address of such Stockholder, (B) whether such holder is a current or former employee of the Company (or any Subsidiary), (C) the number, class and series of shares of Company Capital Stock held by such Stockholder and the respective certificate number, (D) the date of acquisition of such shares and, the cost basis of such shares, (E) whether, to the Company’s Knowledge, such Person is an Accredited Holder or Unaccredited Stockholder, (F) the portion of the Cash Closing Payment that such Stockholder is entitled to receive pursuant to Sections 1.6(b)(i) at Closing, (G) the portion of the Total Stock Consideration that such Stockholder is entitled to receive pursuant to Sections 1.6(b)(i), (H) the Indemnity Portion of such Stockholder; (I) the amount of cash to be deposited into each of (x) the Tail Fund as the Tail Contribution, (y) the Escrow Fund as the Escrow Contribution and (z) the Representative Expense Fund as the RE Contribution, in each case, with respect to such Stockholder pursuant to this Agreement, and (J) the net cash and stock amounts to be paid to such holder in accordance with Sections 1.6(b)(i) after deduction of the amounts referred to in clause (I);

(iii)    with respect to each Company Note Holder on a note-by-note basis: (A) the name and address of such Company Note Holder and, if available, the e-mail address of such Company Note Holder, (B) the class and series of shares for which such note is convertible, (C) the issue date and maturity date thereof, (D) whether, to the Company’s Knowledge, such Person is an Accredited Holder or Unaccredited Stockholder, (E) the portion of the Cash Closing Payment that such Company Note Holder is entitled to receive pursuant to Section 1.6(b)(i), (F) the amount of any Taxes to be withheld from payment to such Company Note Holder, and (G) the portion of the Total Stock Consideration that such Company Note Holder is entitled to receive pursuant to Section 1.6(b)(i), (H) the Indemnity Portion of such Company Note Holder, (I) the amount of cash to be deposited into each of (x) the Tail Fund as the Tail Contribution, (y) the Escrow Fund as the Escrow Contribution and (z) the Representative Expense Fund as the RE Contribution, in each case, with respect to such Company Note Holder pursuant to this Agreement, and (J) the net cash and stock amounts to be paid to such holder in accordance with Sections 1.6(b)(i) after deduction of the amounts referred to in clause (I);

(iv)    with respect to Retention Participant: (A) the name and address of such Retention Participant, and, if available, the e-mail address of such Retention Participant, (B) the portion of the Cash

Closing Payment that such Retention Participant is entitled to receive pursuant to Section 1.6(b)(i), (C) the Indemnity Portion of such Retention Participant, (D) the amount of cash to be deposited into each of (x) the Tail Fund as the Tail Contribution, (y) the Escrow Fund as the Escrow Contribution and (z) the Representative Expense Fund as the RE Contribution, in each case, with respect to such Retention Participant pursuant to this Agreement, and (E) the net cash amounts to be paid to such Retention Participant in accordance with Sections 1.6(b)(i) after deduction of the amounts referred to in clause (D); and

(v)    the Statement of Expenses.

(d)    Payment Procedures. Within five (5) days following the Closing Date, Parent or the Exchange Agent shall mail a letter of transmittal in the form set forth in Exhibit D (a “Letter of Transmittal”) and a Joinder to each Stockholder at the address set forth opposite each such Stockholder’s name on the Payment Spreadsheet (except to the extent any of such documents have previously been received by Parent prior to the Closing from such Stockholder). Promptly (but in no event more than five Business Days) following delivery to the Exchange Agent of a duly completed and executed Letter of Transmittal, Joinder and any applicable tax forms that the Exchange Agent may reasonably require in connection therewith (except to the extent any of such documents have previously been received by Parent prior to the Closing from such Stockholder) (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, and a certificate representing shares of Company Capital Stock, if any (the “Company Stock Certificates”), (i) Parent shall cause the Exchange Agent to pay to the Stockholder for delivering such Exchange Documents and Company Stock Certificates, if any, the cash portion of the Merger Consideration payable in respect thereto pursuant to Section 1.6(b)(i) at Closing as set forth in the Payment Spreadsheet and (ii) Parent shall cause its transfer agent to issue to the Stockholder the shares of Parent Common Stock issuable in respect thereto pursuant to Section 1.6(b)(i) as set forth in the Payment Spreadsheet, and the Company Stock Certificate so surrendered, if any, shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the Merger Consideration payable hereunder in exchange for shares of Company Capital Stock (without interest). Subject to Section 1.7(e), no portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate (if any) and validly executed Exchange Documents pursuant hereto.

(e)    Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Exchange Agent or Parent shall pay and/or issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration, if any, payable and/or issuable in respect thereto pursuant to Section 1.6(b) upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion, or as required by the Exchange Agent, and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

(f)    Shares of Parent Common Stock. The shares of Parent Common Stock issued by Parent to the Company Holders pursuant to Section 1.6(b), and this Section 1.7 shall be placed in a restrictive class bearing the following restrictive legend:

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(g)    Exchange Agent to Return Merger Consideration. At any time following the last day of the twelfth (12th) month following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Exchange Agent pursuant to Section 1.7(b)(i), and any and all interest thereon or other income or proceeds thereof, not disbursed to the Stockholders pursuant to Section 1.7(d), and thereafter the Stockholders shall be entitled to look only to Parent and/or the Surviving Corporation (subject to the terms of Section 1.7(h)) only as general creditors thereof with respect to any and all cash amounts and stock that may be payable to such Stockholders pursuant to Section 1.7(d) upon the due surrender of Company Stock Certificates, if any, and duly executed Exchange Documents in the manner set forth in Section 1.7(d). No interest shall be payable for the cash amounts and stock delivered to Parent pursuant to the provisions of this Section 1.7(g) and which are subsequently delivered to the Stockholders.

(h)    No Further Ownership Rights in Company Capital Stock. Following the consummation of the Merger, the cash amounts and stock paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

(i)    No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Exchange Agent, the Surviving Corporation, or any party hereto shall be liable to a Stockholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j)    Statement of Expenses. Without limitation to any other provision of this Agreement, in making any payment in respect of any Indebtedness or Third Party Expenses at the Closing and in calculating the Total Cash Consideration, Parent shall be entitled to rely on the Payment Spreadsheet, which sets forth the Company’s statement of (i) outstanding Indebtedness of the Company or any Subsidiary as of the Closing Date, (ii) all paid and unpaid Third Party Expenses incurred by or on behalf of, and anticipated to be incurred by or on behalf of, the Company or any Subsidiary as of the Closing Date and (iii) wire instructions relating to each such item of outstanding Indebtedness and unpaid Third Party Expenses to be made at Closing (the “Statement of Expenses”).

1.8    Post-Closing Adjustments.

(a)    Estimated Closing Statement. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement prepared on a consistent basis with the Sample Working Capital Statement and that is reasonably acceptable to Parent (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimate of Closing Working Capital and the Closing Working Capital Adjustment Amount, in each case including all components thereof, Closing Cash, the Closing Cash Adjustment Amount and Pre-Closing Taxes (other than Taxes that are solely Liabilities of Restructuring Sub or any of the Remainderco Subsidiaries) (such estimates, the “Estimated Closing Working Capital,” “Estimated Closing Working Capital Adjustment Amount,” “Estimated Closing Cash,” “Estimated Closing Cash Adjustment Amount,” and “Estimated Pre-Closing Taxes,” respectively), accompanied by reasonably detailed back-up documentation for such calculations. The Company shall prepare the Estimated Closing Statement in accordance with GAAP as consistently applied by the Company for pre-Closing periods and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Sample Working Capital Statement. The Company shall make available to Parent and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the Estimated Closing Statement and reasonable access to employees of the Company as Parent may reasonably request in connection with its review of such statements, and will otherwise cooperate in good faith with Parent’s and its Representatives review of such statements and shall take into consideration in good faith any comments of Parent on the Estimated Closing Statement, as applicable. Notwithstanding the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent not making an objection prior to the Closing or its making an objection that is not fully implemented in a revised Estimated Closing Statement, as applicable.

(b)    Post-Closing Statement. As promptly as practicable, but in no event later than sixty (60) calendar days after the Closing Date, Parent may prepare and deliver, or may cause to be prepared and delivered, to the Stockholder Representative, a statement (the “Post-Closing Statement”) setting forth in reasonable detail Parent’s calculations of the Closing Working Capital (including all components thereof), Closing Cash, the Post-Closing Working Capital Adjustment Amount, the Post-Closing Cash Adjustment Amount, Pre-Closing Taxes (other than Taxes that are solely Liabilities of Restructuring Sub or any of the Remainderco Subsidiaries) and the Tax Adjustment Amount, in each case accompanied by reasonably detailed back-up documentation for such calculations. Parent shall prepare such Post-Closing Statement in accordance with GAAP as consistently applied by the Company for pre-Closing periods, and to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Sample Working Capital Statement. Any component of the Estimated Closing Statement that is not disputed in the Post-Closing Statement shall be final and binding on the parties hereto and not subject to appeal. If Parent does not prepare a Post-Closing Statement within sixty (60) calendar days after the Closing Date, the Estimated Closing Statement shall be deemed to be the final statement.

(c)    Review of Post-Closing Statement. The Stockholder Representative shall have thirty (30) days following its receipt of any Post-Closing Statement (the “Review Period”) to review the Post-Closing Statement. During the Review Period, the Resolution Period and any additional period until all items in the Dispute Statement are finally resolved as provided in Section 1.8(d), Parent and the Company shall make available to the Stockholder Representative and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the Post-Closing Statement and reasonable access (on prior notice and during business hours) to employees of the Company as the Stockholder Representative (or its Representatives) may reasonably request in connection with its review of such statements. On or before the expiration of the Review Period, the Stockholder Representative shall deliver to Parent a written statement accepting or disputing each item set forth on the Post-Closing Statement. In the event that the Stockholder Representative disputes an item on the Post-Closing Statement, the Stockholder Representative shall deliver to Parent a statement (a “Dispute Statement”) that includes (i) a reasonably detailed itemization of the Stockholder Representative’s objections and the reasons therefore, together, if applicable, with any available supporting documentation, information and calculations and (ii) the Stockholder Representative’s alternative calculation of each disputed item. Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding and not subject to appeal. If the Stockholder Representative does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting all items detailed on the Post-Closing Statement, such Post-Closing Statement shall be final and binding and not subject to appeal.

(d)    Dispute Resolution. If the Stockholder Representative delivers a Dispute Statement during the Review Period, Parent and the Stockholder Representative shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following the Parent’s receipt of the Dispute Statement, or such longer period as Parent and the Stockholder Representative may mutually agree (the “Resolution Period”). Any such disputed items that are resolved by Parent and the Stockholder Representative during the Resolution Period shall be final and binding on the parties hereto and not subject to appeal. If Parent and the Stockholder Representative do not resolve all such disputed items by the end of the Resolution Period, Parent and the Stockholder Representative shall submit all items remaining in dispute set forth in the Dispute Statement to BDO USA, LLP (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall make all calculations in accordance with GAAP as consistently applied by the

Company for pre-Closing periods, and to the extent consistent with GAAP, the practices used in preparation of the Sample Working Capital Statement, shall determine only those items remaining in dispute between Parent and the Stockholder Representative, and shall not be permitted or authorized to assign a dollar amount to any item in dispute greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Each of Parent and the Stockholder Representative shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise reasonably cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items in the Dispute Statement, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Parent and the Stockholder Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Parent and the Stockholder Representative) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding and not subject to appeal, absent manifest error or fraud. The fees and expenses of the Accounting Firm shall be borne by the Parent, on the one hand, and the Stockholder Representative (solely on behalf of the Company Holders, first out of the Representative Expense Fund, and only after the Representative Expense Fund is exhausted, then from the Tail Fund), on the other hand, based on a percentage equal to (x) the portion of the total amounts disputed not awarded to each such party divided by (y) the total amounts disputed. For example, if the Stockholder Representative challenges the calculation of the Closing Working Capital by an amount of $100,000, but the Accounting Firm determines that the Stockholder Representative has a valid claim for only $60,000, the Stockholder Representative will bear (solely on behalf of the Company Holders, first out of the Representative Expense Fund, and only after the Representative Expense Fund is exhausted, then from the Tail Fund) forty percent (40%) of the fees and expenses of the Accounting Firm and Parent will bear the remaining sixty percent (60%) of such fees and expenses.

(e)    Post-Closing Payments.

(i)    If the Final Adjustment Amount, as finally determined pursuant to this Section 1.8, is negative (the absolute value of such amount, the “Post-Closing Deficit”), then the Company Holders shall owe Parent the full amount of the Post-Closing Deficit. Payment of any Post-Closing Deficit shall come: (x) first from the Tail Fund, to the extent there are funds remaining in the Tail Fund, and the Stockholder Representative shall promptly (no later than the Tail Fund Release Date and in any event within two (2) Business Days following the final determination of the Final Adjustment Amount) take all actions to cause an amount in cash equal to the amount of the Post-Closing Deficit from the Tail Fund to be paid to Parent, including the execution by the Stockholder Representative of joint written instructions to the Escrow Agent and (y) second, to the extent the Post-Closing Deficit exceeds the funds then held in the Tail Fund, then (in addition to the payment to Parent from the Tail Fund pursuant to subclause (x) hereof (which shall equal the total amount of funds then held in the Tail Fund)) the Stockholder Representative shall also take all actions to cause an amount in cash equal to the amount of Post-Closing Deficit not paid pursuant to subclause (x) hereof to be paid to Parent from the Escrow Fund, and shall include such necessary instructions to facilitate the same in the joint written instructions to the Escrow Agent. For the avoidance of doubt, any recovery of any such Post-Closing Deficit shall not be subject to any of the limitations on indemnification set forth in Article VII.

(ii)    If the Final Adjustment Amount, as finally determined pursuant to this Section 1.8, is positive (the absolute value of such amount, the “Post-Closing Increase”), then the Parent shall, no later than five (5) Business Days after the final determination of the Final Adjustment Amount pursuant to this Section 1.8, pay the Post-Closing Increase to the Exchange Agent for further distribution to the Stockholders in accordance with the Charter Allocation.

(iii)    To the extent that there exist any Liabilities and/or Losses relating to (A) severance and termination payments for employees of the Company incurred as of or after the Effective Time until the Tail Fund Release Date, not to exceed the amount(s) set forth on Schedule 1.8(e)(iii), (B) severance and termination payments for employees of Dataxu Ltd., a United Kingdom private limited company (“Dataxu UK”), incurred as of or after the Effective Time until the six month anniversary of the Effective Time, not to exceed the amount(s) set forth on Schedule 1.8(e)(iii) or (C) bonuses, commissions and other similar payments payable to any employee for services rendered in the Company’s 2019 fiscal year, whether or not earned, vested or accrued as of immediately prior to the Effective Time but that become earned, vested or accrued by the Company or any Subsidiary as of or after the Effective Time, in each case that are not deemed Indebtedness or Third Party Expenses (together, the “Tail Costs”), the Indemnifying Parties shall indemnify, and hold harmless the Indemnified Parties, from and against such the Tail Costs pursuant to Article VII.

(A)    If an Indemnified Party wishes to make an claim for Tail Costs under this Section 1.8(e), such Indemnified Party shall deliver a written notice to the Stockholder Representative (with a copy to the Escrow Agent) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability (a “Tail Notice”). The Indemnified Party may update a Tail Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Tail Notice.

(B)    If the Stockholder Representative shall not object in writing within the 30-day period after receipt of a Tail Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Tail Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative on behalf of the Indemnifying Parties (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Tail Notice. In such event, the Escrow Agent shall promptly release cash equal to the Losses set forth in such Tail Notice to Parent first, from the Tail Fund and second, to the extent such Losses exceed the funds then held in the Tail Fund, from the Escrow Fund.

(C)    In the event that the Stockholder Representative shall deliver an Tail Objection Notice within 30 days after delivery of such Tail Notice to the Stockholder Representative, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release an amount of cash equal to the Losses set forth in such Tail Notice first, from the Tail Fund and second, to the extent such Losses exceed the funds then held in the Tail Fund, from the Escrow Fund.

(D)    If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of a Tail Objection Notice, Parent may file suit with respect to the matter in a court pursuant to Section 8.14.

(iv)    For the avoidance of doubt, additional Tail Costs may be realized after the date such joint delivery instruction is delivered, and the Company Holders shall be held responsible for such additional expenses or costs, and further, any recovery of any such Tail Costs shall be subject to the limitations on indemnification set forth in Article VII; provided that for the avoidance of doubt, Parent and the other Indemnifying Parties may not recover for the same Tail Costs pursuant to Article VII to the extent such Tail Costs are paid to Parent pursuant to this Section 1.8(e).

(v)    On the ninety-fifth (95th) day after the Closing Date (the “Tail Fund Release Date”), if any cash amounts are remaining in the Tail Fund, Parent and the Stockholder Representative shall provide a joint written instruction to the Escrow Agent to deliver such remaining amounts to the Exchange Agent or the Surviving Corporation (as applicable) for further distribution to the Company Holders in accordance with their Indemnity Portions; provided that if there are any Post-Closing Deficit or Tail Costs subject to outstanding joint written instructions to the Escrow Agent, then such amounts shall be promptly delivered to Parent instead; provided further that if there are any Post-Closing Deficit or Tail Costs subject to good faith dispute between Parent or the Stockholder Representative (each an “Outstanding Disputed Amount”), such Outstanding Disputed Amounts will not be delivered to the Exchange Agent or the Surviving Corporation (as applicable) for distribution to the Company Holders or Parent at that time. Upon final resolution of the Outstanding Disputed Amounts, Parent and the Stockholder Representative shall provide a joint written instruction to the Escrow Agent to release (1) the portion of the Outstanding Disputed Amounts that are determined to belong to the Company Holders to the Exchange Agent or the Surviving Corporation (as applicable) for further distribution to the Company Holders in accordance with their Indemnity Portions and (2) the portion of the Outstanding Disputed Amounts that are determined to belong to Parent to Parent. Delivery of a Post-Closing Statement pursuant to Section 1.8(b) shall constitute a good faith dispute hereunder, and the amounts in dispute with respect to such Post-Closing Statement shall constitute an Outstanding Disputed Amount until finally resolved pursuant to the procedures set forth in Section 1.8(c) and (d). Cash amounts from the Tail Fund shall be distributed in the same proportion as the Tail Amount was deposited in the Tail Fund with respect to each Company Holder.

(vi)    Definitions:

(A)    “Estimated Adjustment Amount” means the net amount which may be positive or negative (as to the overall net amount and each component used in the calculation of such net amount), equal to (i) the Estimated Closing Working Capital Adjustment Amount; plus (ii) the Estimated Closing Cash Adjustment Amount; plus (iii) the Estimated Pre-Closing Taxes (expressed as a negative number), each as set forth on the Estimated Closing Statement.

(B)    “Final Adjustment Amount” means the net amount (if disputed, as finally determined in accordance with this Section 1.8) which may be positive or negative (as to the overall net amount and each component used in the calculation of such net amount), equal to (i) the Post-Closing Working Capital Adjustment Amount (as finally determined in accordance with this Section 1.8); plus (ii) the Post-Closing Cash Adjustment Amount (as finally determined in accordance with this Section 1.8); plus (iii) the Tax Adjustment Amount (as finally determined in accordance with this Section 1.8).

(C)    “Post-Closing Working Capital Adjustment Amount” means an amount (if disputed, as finally determined in accordance with this Section 1.8), equal to

1)    The amount (expressed as a negative number) by which the Closing Working Capital Adjustment Amount (using Closing Working Capital (as finally determined in accordance with this Section 1.8)) is less than the Estimated Closing Working Capital Adjustment Amount if the Closing Working Capital Adjustment Amount is less than the Estimated Closing Working Capital Adjustment Amount;

2)    The amount (expressed as a positive number) by which the Closing Working Capital Adjustment Amount (using Closing Working Capital (as finally determined in accordance with this Section 1.8)) is greater than the Estimated Closing Working Capital Adjustment Amount if the Closing Working Capital Adjustment Amount is greater than the Estimated Closing Working Capital Adjustment Amount;

3)    Zero dollars ($0) if the Closing Working Capital Adjustment Amount is the same as the Estimated Closing Working Capital Adjustment Amount.

(D)    “Post-Closing Cash Adjustment Amount” means the net amount (expressed as a positive or negative number; and, if disputed, as finally determined in accordance with this Section 1.8), equal to the amount by which the Closing Cash (as finally determined in accordance with this Section 1.8) is (i) less than the Estimated Closing Cash (such amount expressed as a negative number), if the Closing Cash (as finally determined in accordance with this Section 1.8) is less than the Estimated Closing Cash or (ii) greater than the Estimated Closing Cash (such amount expressed as a positive number), if the Closing Cash (as finally determined in accordance with this Section 1.8) is greater than the Estimated Closing Cash.

(E)    “Tax Adjustment Amount” means the net amount (expressed as a positive or negative number; and, if disputed, as finally determined in accordance with this Section 1.8) equal to the amount by which Pre-Closing Taxes (other than Taxes that are solely Liabilities of Restructuring Sub or any of the Remainderco Subsidiaries) (as finally determined in accordance with this Section 1.8) is (i) less than Estimated Pre-Closing Taxes (such amount expressed as a positive number), or (ii) greater than Estimated Pre-Closing Taxes (such amount expressed as a negative number).

(f)    Any payment made under this Section 1.8 or Article VII, to the maximum extent permitted by applicable Legal Requirement, shall be treated, including for all Tax purposes, as an adjustment to the Merger Consideration.

1.9    Withholding Taxes. The Company, the Exchange Agent, the Escrow Agent, Parent, the Surviving Corporation and their Affiliates, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law or under any Legal Requirements or applicable Orders. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity or other Person, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.10    Tail Fund; Escrow Fund; Expense Fund. That portion of the Merger Consideration that otherwise would be payable at the Closing in cash to each Company Holder shall be withheld at the Closing and (i) an amount equal to the Tail Fund Amount shall be deposited into the Tail Fund pursuant to Section 1.7(b)(v), which cash will be distributed to the Company Holders in accordance with, and subject to, the terms and conditions of this Agreement and the Escrow Agreement, (ii) an amount equal to the Escrow Amount shall be deposited into the Escrow Fund pursuant to Section 1.7(b)(vi), which cash will be distributed to the Company Holders in accordance with, and subject to, the terms and conditions of this Agreement and the Escrow Agreement; and (iii) an amount equal to the Representative Expense Amount shall be deposited into the Representative Expense Fund pursuant to Section 1.7(b)(vii), which cash will be distributed to the Company Holders in accordance with, and subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary, any distributions in respect of Retention Plan payments must be made prior to the date that is five years following the Effective Time and otherwise in accordance with Treasury Regulation 1.409A-3 (i)(5)(iv)(A).

1.11    Taking of Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to vest Parent with full right, title and possession to all of the Company Capital Stock, then each of the Surviving Corporation, Parent and the officers and directors of each of the Surviving Corporation and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the specific section, subsection or sub-clause of the disclosure schedule delivered by the Company to Parent on the date hereof prior to the execution and delivery hereof (the “Disclosure Schedule”) that corresponds to the specific section, subsection or sub-clause of each representation and warranty set forth in this Article II (provided, however, that any information set forth in a section, subsection or sub-clause of the Disclosure Schedule shall be deemed to be disclosed for purposes of, and shall qualify, the corresponding section, subsection or sub-clause of this Agreement and any other section, subsection or sub-clause of this Agreement, where it is reasonably apparent on the face of such disclosure that such information applies to such other Section or subsection), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1    Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted, except for those jurisdictions in which the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”). Since the date of the Charter Documents Made Available, the Company Board has not approved or proposed any amendment to any of the Charter Documents. Section 2.1 of the Disclosure Schedule lists the directors and board appointed officers of the Company.

2.2    Authority and Enforceability.

(a)    The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to receipt of the Requisite Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Company Board) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Transactions, other than the adoption of this Agreement and approval of the Merger by the Stockholders of the Company who hold (a) a majority of the voting power of the outstanding shares of Company Capital Stock, voting together as a single class on an as converted into Company Common Stock basis, and (b)a majority of the then outstanding shares of Preferred Stock (other than Series C-1 Preferred Stock), voting separately as a class on an as converted basis, voting together as a single class (clauses (a) and (b), collectively, the “Requisite Stockholder Approval”). The Requisite Stockholder Approval is the only vote of the Stockholders required under applicable Legal Requirements, Delaware Law, the Charter Documents and all Contracts to which the Company or any Subsidiary is a party to legally adopt this Agreement and approve the Transactions.

(b)    The Company Board has validly determined that this Agreement, the Related Agreements and the Transactions are advisable, fair to, and in the best interests of, the Company and its Stockholders, approved this Agreement, the Related Agreements and the Transactions, and recommended to the Stockholders to vote in favor of adoption of this Agreement and approval of the Transactions. The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of Delaware Law are not applicable to this Agreement and the Transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Legal Requirement (such Legal Requirement, including Section 203 of Delaware Law, “Takeover Law”) applies to this Agreement or the Transactions.

(c)    This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (clauses (x) and (y) collectively, the “Enforceability Limitations”). As of the date hereof, neither the Company nor any of the Subsidiaries has terminated, amended or waived any rights under (or failed to enforce by seeking an injunction or by seeking to specifically enforce the terms of) any “standstill” or other similar agreement between the Company or any of the Subsidiaries and any other Person.

2.3    Governmental Approvals and Consents. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any Subsidiary is a party or the consummation of the Transactions, except for (a) such filings as may be required under the HSR Act, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.4    No Conflicts. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition of any Lien or Tax upon any material assets of the Company or its Subsidiaries or any of the equity securities of the Company or its Subsidiaries under, (any such event, a “Conflict”) (a) any provision of the Charter Documents or the organizational documents of any Subsidiary, as amended, (b) any Material Contract to which the Company or any Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any Legal Requirement or Order applicable to the Company or any Subsidiary or any of their respective properties or assets (whether tangible or intangible). Section 2.4 of the Disclosure Schedule sets forth all necessary consents, waivers, approvals and notices of parties to any Material Contracts as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and the Subsidiaries, as the case may be, under such Material Contracts from and after the Effective Time and separately identifies, with respect to any such consents, waivers, approvals and notices, whether the failure to obtain such consents, waivers, approvals and notices could reasonably be expected to materially and adversely affect Parent’s ability to operate the business of the Company or any Subsidiary in the same manner as such business was operated by the Company or such Subsidiary prior to the Effective Time.

2.5    Company Capital Structure.

(a)    As of the date hereof, the authorized capital stock of the Company consists of 200,785,577 shares of Company Common Stock, of which 33,795,473 shares are issued and outstanding on the date hereof; 39,405,799 shares of Company Series A Preferred Stock, of which 39,078,906 shares are issued and outstanding; 21,950,017 shares of Company Series B Preferred Stock, of which 21,950,017 shares are issued and outstanding; 16,263,732 shares of Company Series C Preferred Stock, of which 16,263,732 shares are issued and outstanding; 2,903,027 shares of Company Series C-1 Preferred Stock, of which no shares are issued and outstanding; 18,249,022 shares of Company Series D Preferred Stock, of which 18,249,022 shares are issued and outstanding; 5,393,740 shares of Company Series E Preferred Stock, of which 5,393,740 shares are issued and outstanding; and 10,039,279 shares of Company Series F Preferred Stock, of which 10,039,279 shares are issued and outstanding. As of the date hereof, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b)    All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Legal Requirements, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company. No Stockholder has exercised any right of redemption, if any, provided in the Charter Documents with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Stockholder intends to exercise such rights. The Company does not have any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock, or out of any agreements or arrangement relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Section 2.5(a) of the Disclosure Schedule, the Company has no other shares of capital stock authorized, issued or outstanding.

(c)    There is no Company Restricted Stock outstanding on the date hereof. No prior holder of Company Restricted Stock failed to timely make an election with the IRS under Section 83(b) of the Code with respect to such Company Restricted Stock. Other than Company Restricted Stock, the Company has never issued any Company Capital Stock subject to a repurchase option at less than the fair market value of such stock, risk of forfeiture or other vesting condition under any applicable stock restriction agreement or other agreement with the Company.

(d)    Except for the Plans, neither the Company nor any Subsidiary has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any person (whether payable in shares, cash or otherwise). The Company has reserved 61,933,640 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options or the granting or purchase of restricted stock granted under the 2017 Plan, of which (i) 25,337,848 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the 2017 Plan, (ii) 179,870 shares have been issued upon the exercise of options granted under the 2017 Plan and remain outstanding as of the date hereof, (iii) no shares have been issued as restricted stock awards under the 2017 Plan and remain outstanding as of the date hereof, and (iv) 4,051,485 shares remain available for future grant under the 2017 Plan. 18,935,959 shares of Company Common Stock are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the 2008 Plan. The terms of the Plans and the applicable agreements for each Company Option permit the treatment of Company Options as provided in this Agreement, including without the consent or approval of the holders of such securities, the Stockholders or otherwise and, other than as set forth on in Section 2.5(d) of the Disclosure Schedule. True and complete copies of the forms of all agreements and instruments relating to or issued under the Plans, as well as all agreements and instruments relating to or issued under the Plans that are not on such forms, have been Made Available. All holders of Company Options are current or former employees, non-employee directors or service providers of the Company. No Company Option or other stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) (w) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted (as determined in accordance with Section 409A of the Code or, in the case of incentive stock options, in accordance with Section 422 of the Code), (x) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (y) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (z) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Parent.

(e)    Section 2.5(e) of the Disclosure Schedule sets forth for each outstanding Company Option, Company RSU and Company Warrant, the name of the holder, the type of entity of such holder, whether such holder is an employee of the Company or any Subsidiary, the number of shares of Company Capital Stock issuable upon the exercise or settlement of such award, the date of grant, the exercise price (if any), and whether such option is a nonstatutory option or an incentive stock option as defined in Section 422 of the Code and, in the case of Company Options and Company RSUs, to the extent such Company Option or Company RSU has not been cancelled immediately prior to the Effective Time, whether (and to what extent) such Company Option or Company RSU is or has ever been subject to Section 409A (whether or not subsequently amended to comply with or be exempt from the requirements of Section 409A and any action taken to amend such Company Option or Company RSUs to comply with or be exempt from the requirements of Section 409A). The Company has made available, together with information corresponding to the holder’s name and other identifying information hereunder, the domicile address of record of such holders.

(f)    No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(g)    Except for the Company Options, Company RSUs and the Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any Subsidiary is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, restricted stock unit, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Subsidiary (whether payable in shares, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any Subsidiary, and there are no agreements to which the Company or any Subsidiary is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(h)    Section 2.5(h) of the Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest of all outstanding Indebtedness from the Company (as lender) to Stockholders (as borrowers).

(i)    No event has occurred, and no circumstance or condition exists, that has resulted in, or that would reasonably be expected to result in any liability of the Company or any Subsidiary to any current, former or alleged holder of securities of the Company in such Person’s capacity (or alleged capacity) as a holder of such securities, whether related to the Merger or otherwise.

(j)    The Company is its own Ultimate Parent Entity as that term is defined in 16 C.F.R. 801.1, and the total assets of the Company stated on its last regularly prepared balance sheet prior to the Closing, prepared in accordance with 16 C.F.R. 801.11, will be less than $16,900,000 at the time of the Closing.

(k)    The allocation, distribution and payment of Merger Consideration pursuant to this Agreement is in accordance in all respects with the Company’s Certificate of Incorporation.

2.6    Company Subsidiaries.

(a)    Section 2.6(a) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company has ever owned or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”, provided that each Subsidiary that was formerly owned by the Company shall be a “Former Subsidiary”), including its form and state of organization, ownership and states in which qualified to do business, and the names of each of its officers and directors.

(i)    The term “Subsidiary” for the purposes of this Section 2.6(a)(i) shall exclude Former Subsidiaries. Each Subsidiary is a corporation, limited liability company or similar legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Each Subsidiary is duly qualified or licensed (to the extent such concepts are applicable) to do business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications or licenses necessary except for those jurisdictions in which the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. A true, correct and complete copy of each Subsidiary’s charter documents and bylaws (or similar charter documents), each as amended to date and in full force and effect on the date hereof, has been Made Available. All of the outstanding shares or other equity interests of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares or other equity interests of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, have been issued in compliance with all applicable Legal Requirements, and are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or other equity interests of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. None of the Subsidiaries is in violation of its articles or certificate of incorporation, bylaws or other applicable constituent governing documents.

(ii)    Each Former Subsidiary was a corporation, limited liability company or similar legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization at the time that it ceased to be a Subsidiary. Each Former Subsidiary had the corporate power to own its assets and properties and to carry on its business as conducted at the time that it ceased to be a Subsidiary. Each Former Subsidiary was duly qualified or licensed (to the extent such concepts are applicable) to do business and was in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications or licenses necessary except for those jurisdictions in which the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. A true, correct and complete copy of each Former Subsidiary’s charter documents and bylaws (or similar charter documents), each as amended and in full force and effect at the time that it ceased to be a Subsidiary, has been Made Available. All of the outstanding shares or other equity interests of each Former Subsidiary was owned of record and beneficially by the Company at the time such Former Subsidiary was a Subsidiary. All outstanding shares or other equity interests of each Former Subsidiary at the time such Former Subsidiary was a Subsidiary were duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Former Subsidiary is a party or by which it is bound, and were issued in compliance with all applicable Legal Requirements. None of the Former Subsidiaries was in violation of its articles or certificate of incorporation, bylaws or other applicable constituent governing documents at the time that it ceased to be a Subsidiary.

(b)    Section 2.6(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity (other than the Subsidiaries listed in Section 2.6(a) of the Disclosure Schedule) in which the Company owns any shares or any interest. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person. The operations now being conducted by the Company are not now and have never been conducted by the Company under any name other than the name of the Company and/or the Subsidiaries.

(c)    Since the date of its incorporation, DXDirect, Inc., the Company’s wholly owned Subsidiary, has had no operations, no employees, no assets (tangible or intangible) or Liabilities. DXDirect Inc. is not a party to or bound by any Contracts with any Persons. DXDirect, Inc. does not own or have any ownership interest in any Company Registered IP, Company IP, Intellectual Property Rights or Intellectual Property.

2.7    Company Financial Statements; Internal Financial Controls.

(a)    Section 2.7(a) of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheets as of December 31, 2016, December 31, 2017 and December 31, 2018, and the related consolidated statements of income, cash flow and stockholders’ equity for the respective twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of August 31, 2019 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the eight (8) months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The Books and Records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent in all material respects with such Books and Records.

(b)    The Company has Made Available an aging schedule with respect to the billed accounts receivable of the Company and the Subsidiaries as of the Balance Sheet Date indicating a range of days elapsed since invoice. All of the accounts receivable, whether billed or unbilled, of the Company and the Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. No Person has any Lien on any accounts receivable of the Company or any Subsidiary and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any Subsidiary.

(c)    The Company and each Subsidiary has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and the Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Subsidiaries. Neither the Company nor any Subsidiary

has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any Subsidiary, (ii) any fraud that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

(d)    Neither the Company nor any Subsidiary is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any Subsidiary in the Company’s consolidated financial statements.

(e)    Neither the Company nor any Subsidiary has received any written complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in any accounting practices in violation of Legal Requirements, nor does the Company have any Knowledge as of the date hereof of any such practices. No attorney representing the Company or any Subsidiary has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company. The Company and the Subsidiaries have not had any dispute with any of their auditors regarding accounting matters or policies during any of their past three full fiscal years or during the current fiscal year-to-date.

2.8    No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other that is required to be reflected in financial statements prepared in accordance with GAAP, except for those which (a) have been reflected in the Current Balance Sheet, (b) incurred pursuant to this Agreement or (c) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof and do not exceed $100,000 in the aggregate.

2.9    No Changes. Since the Balance Sheet Date, except for actions expressly contemplated by this Agreement, the business of the Company and the Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and (a) no Company Material Adverse Effect has occurred, and (b) neither the Company nor any Subsidiary has taken any action that would require the consent of Parent under Section 4.2 if proposed to be taken after the date hereof.

2.10    Tax Matters.

(a)    Tax Returns and Payments. Each income Tax Return and other material Company Return: (i) was filed with the appropriate Governmental Entity on or before the applicable due date (including ordinary course extensions of no more than six (6) months); and (ii) was true, complete and correct in all material respects and prepared in compliance with all applicable Legal Requirements. Neither the Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Company Return (other than automatic extensions in the ordinary course of business). All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Company Returns) have been timely paid. The Company has delivered or made available to Parent accurate and complete copies of all income and other material Company Returns for all taxable periods ending on or after December 31, 2014. No power of attorney currently in force with respect to any Taxes of the Company or any of its Subsidiaries has been executed or filed with any Governmental Entity.

(b)    Reserves for Payment of Taxes. The Financials (on their face and not in any notes thereto) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company and each Subsidiary, as the case may be, has established, in the ordinary course of business and consistent with its past practices, reserves determined in accordance with GAAP adequate for the payment of all Taxes for the period from the Balance Sheet Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Neither the Company nor any Subsidiary has incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business or otherwise inconsistent with past practice. All payments of estimated Taxes have been made in the ordinary course of business consistent with past practice.

(c)    Audits; Claims. No Company Return has ever been examined or audited by any Governmental Entity. Neither the Company nor any Subsidiary has received from any Governmental Entity any: (i) written notice indicating an intent to open an audit or other review of a Company Return; or (ii) written notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company or any Subsidiary which extension or waiver is still in effect. No claim or legal proceeding is pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company or any Subsidiary except liens for current Taxes not yet due and payable (and for which adequate accruals have been made on the Financials).

(d)    Legal Proceedings; Etc. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document or inquiry received by the Company or any Subsidiary with respect to any Tax.

(e)    Distributed Stock. Neither the Company nor any Subsidiary has distributed stock of another Person, and neither the Company nor any Subsidiary has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)    Adjustment in Taxable Income. Neither the Company nor any Subsidiary is currently, and neither the Company nor any Subsidiary for any period for which a Company Return has not been filed will be, required to include any adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or non-U.S. Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

(g)    280G. Provided that the requisite shareholder approval is obtained in accordance with Treasury Regulations Section 1.280G-1, Q/As 6 and 7, there is (i) no agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or (ii) no agreement, plan, arrangement or other Contract by which the Company or any Subsidiary is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.10(g) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(h)    Third Party Taxes. Neither the Company nor any Subsidiary currently is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than any agreement or Contract entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes). Neither the Company nor any Subsidiary has any liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Legal Requirements), as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes), or by operation of Legal Requirements. Neither the Company nor any Subsidiary has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purpose.

(i)    No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company or any Subsidiary is required to file a Tax Return other than the jurisdictions in which the Company or such Subsidiary has filed Tax Returns. Neither the Company nor any Subsidiary is subject to income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, fixed base, place of business or business operations in that country. No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or a Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

(j)    Transfer Pricing. The Company and each Subsidiary is in compliance in all material respects with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Company or any Subsidiary are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(k)    Tax Shelters; Reportable Transactions; Etc. Neither the Company nor any Subsidiary has ever participated in, nor is currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Legal Requirement. The Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Legal Requirement). Neither the Company nor any of its Subsidiaries has participated in any Tax amnesty or voluntary disclosure program related to Taxes.

(l)    Withholding. Each of the Company and the Subsidiaries (i) has complied in all material respects with all applicable Legal Requirements relating to the reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any state, local or non-U.S. Legal Requirement), (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation or other payments to third parties and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including U.S. federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant state, local and non-U.S. income and employment Tax withholding Legal Requirements, and (iii) has timely filed all withholding Tax Returns.

(m)    Post-Closing Inclusions. Neither the Company nor any Subsidiary will be required to include any adjustment in taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition on or prior to the Closing Date, (ii) accounting method change made, improper method of accounting used, or agreement with any Governmental Entity filed or made on or prior to the Closing Date, (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law) occurring or arising on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing Date. The subpart F income (within the meaning of Section 952 of the Code) of the Company and its Subsidiaries will not exceed $50,000 and the global intangible low-taxed income (within the meaning of Section 951A of the Code) of the Company and its Subsidiaries will not exceed $680,000 in the taxable year that includes the Closing Date, assuming in each case that the amount of such income attributable to the portion of such taxable year ending on the Closing Date were annualized to the end of such taxable year on a per diem basis. As of the Closing Date, neither the Company nor any of its Subsidiaries will hold assets that constitute U.S. property within the meaning of Section 956 of the Code. Neither the Company nor any Subsidiary has made an election under Section 965(h) of the Code.

(n)    Section 1503. Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code (or any similar provision of U.S. (state, local) or non-U.S. Tax Legal Requirement).

(o)    Section 897. Neither the Company nor any Subsidiary: (i) is or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ii) has made the election provided under section 897(i) of the Code.

(p)    International Boycotts. Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(q)    Overall Foreign Loss. Neither the Company nor any of its Subsidiaries has been at any time subject to the overall foreign loss provisions of Section 904(f) of the Code.

(r)    Entity Classification; Tax Status. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of its Subsidiaries. None of the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract that is or could be treated as a partnership for Tax purposes.

(s)    Tax Grants. Section 2.10(s) of the Disclosure Schedule lists each material Tax exemption, Tax holiday or reduced Tax rate granted by a Governmental Entity with respect to the Company and its Subsidiaries that is not generally available to Persons without specific application therefor (a “Tax Grant”). The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant. No submissions made to any Governmental Entity in connection with obtaining any Tax Grant contained any material misstatement or omission, and the transactions contemplated hereunder will not adversely affect the eligibility of the Company or its Subsidiaries for any Tax Grant. No material amount will have to be repaid or become due, and no material benefit will otherwise be lost, pursuant to any Tax Grant as a result of the transactions contemplated hereunder.

(t)    Section 409A. Each Company Employee Plan and any Employee Agreement that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”), if any, has been at all times since January 1, 2005 in operational compliance with Section 409A and at all times since January 1, 2009 in documentary compliance with Section 409A. No compensation has for periods prior to the Effective Time been includable in the gross income of any Employee as a result of the operation of Section 409A with respect to any Company Employee Plan or Employee Agreement which is or has been in effect at any time prior to the Effective Time. To the extent required, the Company and each Subsidiary has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A. There is no Contract to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company or any Subsidiary, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. There is no Contract to which the Company or any Subsidiary is a party, including the provisions of this Agreement, which, individually or collectively, has for periods prior to the Effective Time given rise to a Parent, Company, or Subsidiary Tax under Section 409A or that has for periods prior to the Effective Time given rise to an Employee Tax and/or Parent, Company, or Subsidiary reporting obligations under Section 409A.

Notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties of the Company in this Section 2.10 (other than those in Sections 2.10(e), 2.10(f), 2.10(h), 2.10(k), 2.10(m) and 2.10(r)) refer only to activities prior to the Closing and shall not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning, or Tax positions taken, after the Closing Date and (ii) no representations are made with respect to the amount or availability of net operating losses or tax credits of the Company or any of its Subsidiaries for any taxable period (or portion thereof) beginning after the Closing Date.

2.11    Real Property. Neither the Company nor any Subsidiary owns any real property, nor has the Company or any Subsidiary ever owned any real property. Section 2.11 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any Subsidiary or otherwise occupied by the Company or any Subsidiary (collectively, the “Leased Real Property”). Section 2.11 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sub-lessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder, the amount of any deposit or other security or guarantee granted in connection with any such lease, license, sublease or other occupancy right, and all amendments, terminations and modifications thereof (collectively, the “Lease Agreements”). The Company and the Subsidiaries currently occupy all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any Subsidiary owes brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company and each Subsidiary has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements. To the Knowledge of the Company, the Leased Real Property is in good operating condition and repair, free from any material structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company’s business. Neither the operation of the Company or any Subsidiary on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such Leased Real Property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

2.12    Tangible Property. The Company and each Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, (b) Liens for Taxes not yet due and payable, and (c) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. The material items of equipment owned or leased by the Company or any Subsidiary (i) are adequate for the conduct of the business of the Company and the Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.13    Intellectual Property.

(a)    Company Products. Section 2.13(a) of the Disclosure Schedule accurately identifies and describes each Company Product made available by the Company or any Subsidiary.

(b)    Registered IP. Section 2.13(b) of the Disclosure Schedule sets forth a true and complete list of: (A) each item of Registered IP in which the Company or any Subsidiary has or purports to have an ownership interest (“Company Registered IP”); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number, (C) a brief description of the prosecution status thereof, and (D) any other Person that has an ownership interest in such item of Registered IP and the nature of the ownership interest. All filings, payments and other actions required to be made or taken to maintain each item of Company Registered IP in full force and effect have been made by the applicable deadline and no registrations or applications for Company Registered IP have expired or been cancelled or abandoned. All Company Registered IP is subsisting, valid, and, except for pending applications, enforceable. Except as set forth in Section 2.13(b) of the Disclosure Schedule: (1) there are no actions that must be taken by the Company or any Subsidiary within 120 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, for the purposes of perfecting, maintaining or renewing any Company Registered IP, and (2) there are no Legal Proceedings before any court or tribunal (including the United States Patent and Trademark Office, the U.S. Copyright Office, or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP.

(c)    Inbound Licenses. Section 2.13(c) of the Disclosure Schedule identifies (A) each Contract to which the Company or any Subsidiary is a party or bound pursuant to which the Company or any Subsidiary is granted a license, covenant not to assert or enforce, or otherwise authorized to use any Intellectual Property Rights or Intellectual Property that is material to the businesses of the Company or any of its Subsidiaries (other than (1) software subject to Open Source Licenses, (2) and any non-customized software or software-as-a-service that (i) is licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; (ii) is not incorporated into, or used directly in the development, delivery, hosting, provision or distribution of, the Company Products; and (iii) is generally available on standard terms for less than $10,000 per copy, seat or use, as applicable) and (B) whether the license so granted to the Company or such Subsidiary, as the case may be, is exclusive or nonexclusive.

(d)    Outbound Licenses. Section 2.13(d) of the Disclosure Schedule identifies each Contract to which the Company or any Subsidiary is a party or bound pursuant to which the Company or any Subsidiary grants an assignment or license of, or any covenant not to assert or enforce, or otherwise authorizes the use, of any Company IP, in each case that is material to the business of the Company or any of its Subsidiaries, other than (A) nonexclusive licenses granted pursuant to Contracts on Standard Form IP Contracts without material deviation that have been entered into in the ordinary course of business, and (B) rights granted to contractors, consultants, service providers or vendors to use Company IP for the sole benefit of the Company or any Subsidiary.

(e)    Standard Form IP Agreements. The Company has Made Available a true, correct and complete copy of each Standard Form IP Contract used by the Company or any Subsidiary as of the date of this Agreement.

(f)    Ownership Free and Clear. The Company and its Subsidiaries exclusively own all right, title and interest to and in the Company IP free and clear of any Liens, other than Permitted Liens. The Company and its Subsidiaries have the exclusive right to bring infringement actions with respect to the Company IP. The Subsidiaries of the Company do not own any material Company IP. Without limiting the generality of the foregoing:

(i)    all documents and instruments necessary to perfect the rights of the Company and the Subsidiaries in the Company Registered IP have been validly executed, delivered and filed in a timely manner with the applicable Governmental Entity;

(ii)    each Person who is or was an employee, consultant or independent contractor of the Company or any Subsidiary and who is or was involved in the creation or development of any Intellectual Property or Intellectual Property Rights for the Company or any Subsidiary has signed a valid and enforceable agreement sufficient to irrevocably assign all Intellectual Property Rights resulting from the performance of services by such Person to the Company and which also contains customary confidentiality provisions protecting the rights of the Company and its Subsidiaries in trade secrets and other proprietary information. Except as set forth in Section 2.13(f)(ii) of the Disclosure Schedule, each such Contract is substantially on one of the

Company’s Standard Form IP Contracts for employees, consultants or independent contractors, as applicable, without material deviation;

(iii)    no current or former employee, consultant, or independent contractor of the Company or any Subsidiary or former employer of any current or former employee, consultant, or independent contractor of the Company or any Subsidiary has any claim, right or interest to or in any Company IP, other than any claim, right or interest which cannot be assigned pursuant to applicable Legal Requirements;

(iv)    to the Knowledge of the Company, no current or former employee, consultant, or independent contractor of the Company or any Subsidiary is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v)    no funding, facilities or personnel of any Governmental Entity or any public or private university, college or other educational or research institution were used to develop or create, in whole or in part, any Intellectual Property or Intellectual Property Rights for or on behalf of the Company or any Subsidiary;

(vi)    each of the Company and its Subsidiaries has taken reasonable steps to maintain the confidentiality of all proprietary information held by such entity, or purported to be held by such entity, as a trade secret, including any confidential information or trade secrets provided to the Company or a Subsidiary under an obligation of confidentiality;

(vii)    neither the Company nor any Subsidiary has assigned, granted an exclusive license to, or otherwise transferred ownership of or agreed to assign, grant an exclusive license to, or otherwise transfer ownership of, any Intellectual Property Rights to any other Person that is (or was at the time of assignment, license or transfer) material to any of the respective businesses of the Company or any Subsidiary;

(viii)    neither the Company nor any Subsidiary is currently or has been a member or promoter of, or a contributor to, any industry standards body that could require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company IP;

(ix)    no third party that has licensed to the Company or any Subsidiary any Intellectual Property Rights or Intellectual Property that is included in or used for the provision of Company Products has retained or been granted ownership of or exclusive license to any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company or any Subsidiary under such license; and

(x)    with respect to any Intellectual Property Rights that have been developed or created for any Subsidiary of the Company, the Company has and at all times has had in place with such Subsidiaries agreements containing present assignments which effectively transfer to the Company all rights, title and interest in and to any such Intellectual Property Rights.

(g)    Effects of the Merger. All Company IP is (and immediately following the Closing shall be) fully transferable, alienable and licensable by the Company and its Subsidiaries (or the Surviving Corporation and its Subsidiaries, as applicable) without restriction and without payment of any kind to any third party. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of the Transactions or any such other agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare, in each case pursuant to a Contract to which the Company or any Subsidiary is a party: (i) a loss of, or Lien on, any Company IP; (ii) the release, disclosure or delivery of any Company IP or Company Source Code by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Intellectual Property Rights owned by, or licensed to, Parent; or (iv) payment of any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company or any Subsidiary in the absence of this Agreement or the Transactions.

(h)    No Third Party Infringement of Company IP. To the Knowledge of the Company: (i) no Person has infringed, misappropriated, or otherwise violated, and (ii) no Person is currently infringing, misappropriating or otherwise violating, in each case any Company IP or any Intellectual Property Rights exclusively licensed to the Company or any Subsidiary. Section 2.13(h) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Subsidiary or any of their respective representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP or any Intellectual Property Rights exclusively licensed to the Company or any Subsidiary.

(i)    No Infringement of Third Party IP Rights. (1) Neither the Company nor any Subsidiary is infringing, misappropriating or otherwise violating, or has ever infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, and (2) the conduct of the business of the Company and the Subsidiaries when conducted in substantially the same manner after the date hereof by the Company and the Subsidiaries and after the Closing Date, by Parent, will not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person (including patents issuing on patent applications filed as of the date hereof), violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under any Legal Requirement. Without limiting the generality of the foregoing: (i) no infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened in writing against the Company or any Subsidiary, (ii) neither the Company nor any Subsidiary has received any written notice that any infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Subsidiary with respect to such claim or legal proceeding; and (iii) neither the Company nor any Subsidiary has received any written notice (A) relating to any actual, alleged, or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by the Company or any Subsidiary, (B) inviting the Company or any Subsidiary to license the Intellectual Property Rights of another Person or (C) claiming that the Company Product or the operation of the business constitutes unfair competition or trade practices under any Legal Requirements. Notwithstanding anything to the contrary, this Section 2.13(i) shall constitute the sole and exclusive representation and warranty of the Company relating to infringement, misappropriation and violation of patents, and no other provision of this Agreement shall be construed to encompass such subject matter.

(j)    Bugs. The Company has Made Available a true, correct and complete list of all material bugs, defects and errors in the current version of the Company Software known to the Company as of the date of this Agreement.

(k)    Industry Standards. Section 2.13(k) of the Disclosure Schedule identifies all self-regulatory organizations in which the Company or any Subsidiary has been or is a member. The Company and its Subsidiaries have at all times complied with all rules of any applicable self-regulatory organizations in which the Company or any Subsidiary is or has been a member or that the Company or any Subsidiary has been contractually obligated to comply with or has represented to a third party in writing compliance with, and any applicable published self-regulatory guidelines or other standards for the industry in which the Company or any Subsidiary operates (including, if applicable, the IAB’s and Digital Advertising Alliance’s Self-Regulatory Principles) to which Company has publicly committed or is otherwise binding on the Company.

(l)    No Harmful Code. To the knowledge of the Company, none of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Harmful Code”).

(m)    Security Measures.

(i)    The ICT Infrastructure will continue to be available for use by the Company and the Subsidiaries immediately following the consummation of the Transactions and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Parent (other than payments which would have been payable in the absence of this Agreement or the Transactions). The Company and each Subsidiary is the sole legal and beneficial owner of, or, as applicable, is authorized to use pursuant to a valid and enforceable written Contract, the ICT Infrastructure. The ICT Infrastructure that is currently used in the Company’s and its Subsidiaries’ businesses is reasonably sufficient for the immediate needs of such business, including having sufficient capacity to satisfy the requirements of the Company’s and its Subsidiaries’ businesses with regard to information and communications technology, data processing and communications (as applicable). The ICT Infrastructure is: (A) in good working order and materially functions in accordance with all applicable documentation and specifications, (B) maintained and supported in accordance with customary industry practices and in a commercially reasonable manner and (C) protected by industry standard and commercially reasonable security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the software and any data in the ICT Infrastructure and following commercially reasonable procedures intended to prevent the introduction of viruses to, and unauthorized access of, the ICT Infrastructure.

(ii)    Neither the Company nor any Subsidiary has experienced, in the three (3) years preceding the date of this Agreement, and to the Knowledge of the Company, no circumstances exist that are likely or expected to give rise to, any material disruption in or to the operation of the Company or its Subsidiary’s business as a result of: (A) any substandard performance or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security, confidentiality, integrity or availability in relation to any part of the ICT Infrastructure.

(iii)    All Contracts to which the Company or any Subsidiary is a party providing for the use, maintenance and operation of the ICT Infrastructure are valid and binding and to the Knowledge of the Company, no Contract that relates to the ICT Infrastructure has been the subject of any material breach by the Company, any Subsidiary or any other Person, and neither the Company nor any Subsidiary (A) has waived any breach thereof by any other Person, (B) has received any written notice of termination of any such Contract and (C) is aware of any circumstances that would give rise to a breach, suspension, variation, revocation or termination of any such Contract without the consent of the Company or a Subsidiary (other than termination on notice in accordance with the terms of such Contract).

(n)    No Spyware or Malware. None of the Company Software is intended to perform the following functions, without the knowledge and consent of the owner or user of an electronic device: (i) collect Personal Data, viewing data, or other device usage data stored or Processed on the electronic device; (ii) interfere with the owner’s or an authorized user’s control of the electronic device; (ii) change or interfere with settings, preferences or commands already installed or stored on the electronic device without the knowledge of the owner or an authorized user of the computer system; (iii) change or interfere with data, that is stored, accessed or accessible on any electronic device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the electronic device; (iv) cause the electronic device to communicate with another electronic device, or other device, without the authorization of the owner or an authorized user of the electronic device; or (v) install a computer program that may be activated by a third party without the knowledge of the owner or an authorized user of the electronic device.

(o)    Use of Open Source Code.

(i)    Section 2.13(o)(i) of the Disclosure Schedule accurately identifies and describes (A) each item of Open Source Software that is, as of the date of this Agreement, contained in, distributed with or linked with the current version of a Company Product (other than Company Products that were, but are not currently, made commercially available by the Company) or from which any part of the current version of any such Company Product is derived; (B) the name of or a link to (or other locator for) the applicable Open Source License for each such item of Open Source Software; (C) such Company Product to which each such item of Open Source Software relates; and (D) the manner in which such Open Source Software was incorporated into, linked with, distributed with, or used in the development of the applicable Company Product (such description shall include, without limitation, whether the Open Source Software was modified and/or distributed by the Company or any Subsidiary).

(ii)    Neither the Company nor any Subsidiary has used, modified, or distributed any Open Source Software in a manner that: (i) requires the disclosure or distribution of any source code authored by or on behalf of by the Company or any Subsidiary or any source code for any Company Product (collectively, the “Company Source Code”), other than such Open Source Software; (ii) requires the licensing of any Company Source Code other than such Open Source Software, for the purpose of making derivative works; (iii) imposes any restrictions on the consideration to be charged for the distribution of any Company Product; or (iv) requires the Company or any Subsidiary to grant a license under or refrain from asserting any Patent Rights. Each of the Company and its Subsidiaries has complied with all of the terms and conditions of each applicable Open Source License, including all requirements pertaining to attribution and copyright notices.

(iii)    Except as set forth in Section 2.13(o)(iii) of the Disclosure Schedule, neither the Company nor any Subsidiary has distributed any Company Source Code pursuant to an Open Source License.

(p)    No License of Source Code. No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person who was not, at the relevant time, an employee, consultant or contractor of the Company or any Subsidiary bound to an agreement with the Company or a Subsidiary containing customary confidentiality provisions protecting the rights of the Company and its Subsidiaries in trade secrets and other proprietary information. Neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Company Source Code to any escrow agent or other Person who is not, as of the date of this Agreement, an employee, consultant or contractor of the Company or any Subsidiary bound to an agreement with the Company or a Subsidiary containing customary confidentiality provisions protecting the rights of the Company and its Subsidiaries in trade secrets and other proprietary information. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any Company Source Code to any other Person who is not an employee, consultant or contractor of the Company or any Subsidiary bound to an agreement with the Company or a Subsidiary containing customary confidentiality provisions protecting the rights of the Company and its Subsidiaries in trade secrets and other proprietary information.

(q)    Privacy and Data Protection. The Company and each Subsidiary’s data, privacy and security practices presently conform, and at all past times have conformed in all material respects, to all (A) Privacy Laws, (B) terms of any Contract by which the Company is bound relating to data protection, privacy, security or Company Data (including, without limitation, any Company Data Processing Contract, data processing agreements and Business Associate Agreements (as defined by HIPAA), (C) policies or procedures adopted by or otherwise applicable to the Company relating to data protection, privacy, security or Company Data, or (D) the terms of any Company Privacy Policy (collectively, “Company Privacy and Data Protection Requirements”).

(i)    The Company and each Subsidiary has at all times (A) provided adequate notice and obtained any consents required by applicable Privacy Laws or Company Data Processing Contracts from data subjects for the past and present Processing of Company Data as conducted by or on behalf of the Company and each Subsidiary, (B) abided by any privacy choices (including, without limitation, opt-out preferences) of data subjects relating to Company Data Processed by or on behalf of the Company and each Subsidiary, and (C) adhered to and complied with all applicable obligations, commitments and restrictions related to or governing the Processing of Company Data under Company Privacy and Data Protection Requirements. Any Person

providing or making available a data subject’s precise geolocation data to the Company has provided notice and obtained express consent from such data subject as required by applicable Privacy Laws to use and share the data subject’s precise geolocation data for advertising purposes. At all times, the Company’s use of precise geolocation data is in accordance with such consents. The Company does not store a data subject’s precise geolocation data or use geolocation data to make inferences or develop a profile about the data subject. Section 2.13(q)(i) of the Disclosure Schedule provides a complete and accurate list of all processors and/or subprocessors who have access to the Personal Data of the Company and each Subsidiary’s customers or end users. The Company and each Subsidiary has executed any agreements required by applicable Privacy and Data Protection Requirements with such processors or subprocessors. The Company has no Knowledge or reason to know that any of their respective suppliers or service providers in their provision of services to the Company or any Subsidiary or any other third parties have failed to comply or caused the Company or any Subsidiary to fail to comply with such Company Privacy and Data Protection Requirements. Neither the Company nor any Subsidiary sells, rents, or otherwise makes available to third parties any Personal Data in exchange for monetary or other valuable consideration. The Company and each Subsidiary has all material rights, authority, consents and authorizations necessary to Process the Company Data in its possession or under its control in connection with the operation of its business and, other than as constrained by the Company Privacy and Data Protection Requirements, neither the Company nor any Subsidiary is restricted in its Processing of any such Company Data. The Company and each Subsidiary has established and maintains appropriate controls and measures to evaluate, monitor and ensure its compliance with all Company Privacy and Data Protection Requirements. Neither the execution, delivery and performance of this Agreement nor the taking over by Parent of all of the Company Data and other information relating to the Company and each Subsidiary’s customers or end users will cause, constitute, or result in a breach or violation of any Company Privacy and Data Protection Requirement, or standard terms of service entered into by users with respect to the Company Products.

(ii)    The Company and each Subsidiary has provided legally adequate notice of its privacy practices in its Company Privacy Policies and the Company and each Subsidiary’s privacy and security practices conform, and at all times have conformed, to all of the Company Privacy Policies. No disclosure made or contained in any of the Company Privacy Policies is, or has been, inaccurate, misleading or deceptive or in violation of any Privacy Legal Requirement (including, without limitation, by containing any material omission). Section 2.13(q)(ii) of the Disclosure Schedule identifies all current and prior Company Privacy Policies. True, correct and complete copies of each such Company Privacy Policy have been made available to Parent. The Company and each Subsidiary has established and implemented a legal basis for all cross-border transfers of Personal Data where required by applicable Legal Requirements, and has established and documented a legal basis for each of its processing activities conducted in the capacity of a data controller.

(iii)    The Company and each Subsidiary has established and at all times maintained an appropriate and comprehensive written information security program to (A) identify and address internal and external risks to the security, confidentiality, integrity, availability or privacy of Confidential Information and Company Data, (B) implement, monitor and improve appropriate technical, physical and organizational measures, security systems and technologies that are designed to mitigate such risks and prevent Security Incidents, in a manner appropriate to the risks represented by the Processing of such data by the Company, each Subsidiary and by third parties on their behalf, and (C) maintain incident response and notification procedures in the case of any Security Incident. The Company and each Subsidiary’s security program is currently in compliance with, and at all past times has been in material compliance with all Company Privacy and Data Protection Requirements. The Company, each Subsidiary and, to the Knowledge of the Company, all third parties Processing Company Data on the Company and each Subsidiary’s behalf have taken appropriate steps to ensure the reliability of its employees and contractors that have access to Company Data, to train such employees and contractors on all applicable aspects of Company Privacy and Data Protection Requirements and to ensure that all such employees and contractors are legally bound by written obligations of confidentiality with respect to such data. The Company and each Subsidiary has contractually obligated each third party that Processes Company Data on the Company and each Subsidiary’s behalf, including, without limitation, its vendors, suppliers and service providers to (1) comply with Privacy Laws, (2) take reasonable measures to protect the security, confidentiality, integrity, availability and privacy of Company Data and prevent Security Incidents, (3) restrict use of Company Data acquired from or with respect to the Company and each Subsidiary to those authorized or required under such arrangement and who are bound by obligations of confidentiality with respect to such Company Data, (4) prohibit its third party service providers from further outsourcing services or Processing the Company’s Data from outside of the United States, and (5) afford to the Company, such Subsidiary or their representatives access to the places of business and systems of such provider to audit compliance with such contractual obligations, in all cases in compliance with all commitments made to third parties relating to protection and handling of Company Data.

(iv)    Section 2.13(q)(iv) of the Disclosure Schedule identifies all Company and third party assessments, certifications, test results, audits or reviews (e.g., SSAE 18, SOC I, II and III, SysTrust, WebTrust, CloudTrust, or perimeter certifications) of the Company and each Subsidiary’s information systems or its privacy or security practices or other equivalent evaluations in its possession or control (“Security Assessments”). The Company and each Subsidiary has provided true, complete and accurate copies of all such Security Assessments to Parent. The Company and each Subsidiary has performed a security risk assessment covering the Company and each Subsidiary in accordance with industry standards and as required under PCI DSS, and addressed and remediated all critical, high risk or material threats and deficiencies identified in those security risk assessments.

(v)    There has been no actual or reasonably suspected accidental, unlawful or unauthorized destruction of, loss of, alteration of, use of, disclosure of, access to, or other Processing of Company Data (any, a “Security Incident”). No circumstance has arisen in which: (A) Company Privacy and Data Protection Requirements would require the Company or a Subsidiary to notify a Governmental Entity, data subject, customer or any other Person of a Security Incident; or (B) applicable guidance or codes of practice promulgated under Privacy Laws would recommend the Company or a Subsidiary to notify a Governmental Entity of a Security Incident. To the Company’s Knowledge, no third parties that Process Company Data on behalf of the Company or any Subsidiary, including, without limitation, the Company’s vendors, suppliers or subcontractors have (i) suffered any Security Incident or any other security breach that resulted in any unauthorized access to, modification of, use of, disclosure of or loss of or damage to any Company Data processed by the Company or a Subsidiary, (ii) materially breached any Contracts with the Company or a Subsidiary relating to Company Data, or (iii) violated any Company Privacy and Data Protection Requirements.

(vi)    Neither the Company nor any Subsidiary has received and, to the Knowledge of the Company, there is no circumstance (including, without limitation, any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity or dispute with any Person) that would reasonably be expected to give rise to, any Action, Order, written notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person (including, without limitation, a data subject): (A) alleging or confirming non-compliance with a relevant requirement of Company Privacy and Data Protection Requirements or otherwise pertaining to the privacy, data protection, or information security practices of the Company or any Subsidiary’s Processing of Company Data, (B) requiring or requesting the Company or any Subsidiary to amend, rectify, cease Processing, de-combine, permanently anonymize, block, restrict or delete any Company Data, or to decommission or materially alter the exploitation or operation of the Company or any Subsidiary’s operations, in whole or in part, (C) prohibiting or threatening to prohibit the transfer of Company Data to any place, (D) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or any Subsidiary, (E) complaining about its privacy or data security practices or (F) claiming compensation from the Company or any Subsidiary in connection with its Processing of Company Data. Neither the Company nor any Subsidiary has been involved in any Actions involving a breach or alleged breach of Company Privacy and Data Protection Requirements. To the Knowledge of the Company, the Company is not under investigation by any Governmental Entity for a violation or alleged violation of any Company Privacy and Data Protection Requirements. Neither the Company nor any Subsidiary has not received any inquiry, notice of, or request for any investigation or subpoena from any Governmental Entity pertaining to its policies or practices in any way relating to its Processing of Company Data.

(vii)    The Company and each Subsidiary holds all permits and licenses, and has made all governmental filings or registrations, required under applicable Privacy Laws to Process Personal Data. The consummation of the transactions contemplated by this Agreement will neither invalidate such permits and licenses nor require such permits and licenses to be amended under applicable Privacy Laws.

(viii)    The Company and each Subsidiary has in place appropriate written disaster recovery plans, procedures and facilities that satisfy applicable Legal Requirement and the Company and each Subsidiary’s obligations under Contracts with all customers, vendors, suppliers and contractors of the Company and each Subsidiary, and the Company and each Subsidiary is in compliance therewith.

(ix)    Neither the Company nor any Subsidiary knowingly collects Personal Data from any online service directed to children or any Person under the age of 13 for use in any Company Products. Where the Company and its Subsidiaries have knowledge that data sent to the Company or Subsidiary is from an online service directed to children or that a particular web browser or device belongs to a Person under the age of 13, the Company or Subsidiary has appropriate controls in place so that the respective entity does not log or otherwise collect any Personal Data from that device or browser.

2.14    Material Contracts.

(a)    Section 2.14(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract in effect as of the date hereof (x) to which the Company or any Subsidiary is a party, (y) by which the Company or any Subsidiary or any of their assets is bound or under which the Company or any Subsidiary has any obligation, or (z) under which the Company or any Subsidiary has any right (the Contracts described below, whether or not set forth in Section 2.14(a) of the Disclosure Schedule, being referred to herein as the “Material Contracts” (such term to include any Contracts entered into after the date hereof which would otherwise constitute Material Contracts)):

(i)    that is with a Significant Customer or a Significant Supplier;

(ii)    pursuant to which the Company or any Subsidiary has been appointed a partner, reseller, dealer, or distributor the terms of which are materially different than the Company’s standard form;

(iii)    pursuant to which the Company or any Subsidiary has appointed another party as dealer, distributor, sales representative, value added reseller, remarketer or reseller of any of the Company Products;

(iv)    pursuant to which the Company or any Subsidiary is bound to or has committed to provide any Company Product to any third party on a most favored pricing basis or similar terms;

(v)    pursuant to which the Company or any Subsidiary is bound to, or has committed to provide or license, any Company Product to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;

(vi)    imposing any restriction by its terms on the right or ability of the Company or any Subsidiary (or that would purport by its terms to limit the freedom of Parent or any of its Affiliates): (A) to engage in any business practices such as or similar to those that may be prescribed by a self-regulatory organization, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person; or (E) to develop or distribute any technology;

(vii)    that is required to be listed on Section 2.13(c) or 2.13(d) of the Disclosure Schedule;

(viii)    that grants (A) any right of first refusal or right of first offer with respect to any material assets, rights or properties of the Company or any of the Subsidiaries, or (B) any royalties payable to any Person;

(ix)    that is a collectively bargained agreement or similar Contracts, including any Contract with any union, works council, employee representatives, personnel delegates or similar labor entity, labor organization or group of employees, or specifically authorized employees;

(x)    that is with an Employee, trainee, freelancer or temporary worker that is not immediately terminable at-will by the Company without severance, or other similar cost or liability, except agreements made in the ordinary course of business in each case cancellable without cost or liability to the Company;

(xi)    that grants any retention payments, change of control payments, severance termination pay, accelerated vesting or any other payment or benefits or post-termination payments (in cash or otherwise) to any Employee that will become due as a result of the Merger;

(xii)    that is with insurance companies covering healthcare, disability, and pension schemes in force in the Company, together with any existing documents supporting these schemes within the Company, including internal information notices;

(xiii)    that is a Lease Agreement;

(xiv)    that is for capital expenditures and involving future payments in excess of $25,000 individually or $100,000 in the aggregate;

(xv)    that is for the settlement of any Action;

(xvi)    other than as contemplated by to the Restructuring, relating to (A) the disposition or acquisition of material assets or any material interest in any Person or (B) the acquisition, issuance or transfer of any securities of any Person;

(xvii)    that is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract for Indebtedness or extension of credit or the creation of any Lien with respect to any asset of the Company or any Subsidiary;

(xviii)    that is or incorporates a guaranty, pledge, performance or completion bond or surety arrangement;

(xix)    creating or related to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xx)    that is for the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party;

(xxi)    that has a term of more than sixty (60) days and that may not be terminated by the Company or any Subsidiary (without penalty or any post-termination support, maintenance, engineering or similar obligations) within sixty (60) days after the delivery of a termination notice by the Company or any Subsidiary;

(xxii)    that is for: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate; or (B) the performance of services having a value in excess of $250,000 in the aggregate; and

(xxiii)    that is an obligation or right not listed in the preceding subclauses of Section 2.14(a) above that otherwise involves an obligation or a right of the Company or its Subsidiaries or their business, operations, financial conditions, properties or assets having a value in excess of $250,000 in the aggregate.

(b)    The Company has Made Available true, correct and complete copies of all written Material Contracts in effect as of the date hereof, including all amendments thereto. Section 2.14(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect and is enforceable against the Company and by the Company or the Subsidiaries in accordance with its terms, subject to the Enforceability Limitations. Neither the Company nor any Subsidiary has violated or breached in any material respect, or committed any material default under, any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any material default under, any such Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract except in the accordance with the terms of such Material Contract. Neither the Company nor any Subsidiary has received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract. Neither the Company nor any Subsidiary has waived any of its material rights under any Material Contract. The Company is not engaged in and has not agreed to the renegotiation of any amounts paid or payable to the Company or any Subsidiary under any Material Contract or any other material term or provision of any Material Contract. No Person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract).

(c)    Section 2.14(c) of the Disclosure Schedule identifies and provides a brief description of each currently proposed Contract that would constitute a Material Contract hereunder if in effect on the date hereof and as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company or any Subsidiary.

2.15    Employee Benefit Plans.

(a)    Schedule. Section 2.15(a)(1) of the Disclosure Schedule contains an accurate and complete list of each material Company Employee Plan and each material Employee Agreement, including any specific Employee Agreement providing non-statutory severance or post-termination payments and/or benefits and any specific Employee Agreement providing any specific obligations in case of change of control of the Company or any Subsidiary. Except as identified on Section 2.15(a)(2), no Company Employee Plan, Employee Agreement or other arrangement, whether alone or in the aggregate, constitutes a group severance plan or program. Neither Company, any Subsidiary nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.15(a)(2) of the Disclosure Schedule sets forth a table setting forth the employee identifier, hiring date, title, supervisor, annual salary or base hourly rate, target commissions or bonus (target, maximum and any amounts paid for the current year), classification as exempt or non-exempt for overtime purposes under the Fair Labor Standards Act or similar law, visa status (and the expiry date thereof, if applicable), prior notice period required in the event of termination (other than pursuant to applicable law), any severance or termination payment (in cash or otherwise) to which any employee could be entitled under existing contractual or other obligations (other than pursuant to applicable law), and accrued but unpaid vacation balances of each current employee of the Company and each of the Subsidiaries as of the date hereof, including with respect to any Employees on a leave of absence, the date the leave commenced and the expected date of return to work of such

Employee. To the knowledge of the Company, no employee listed on Section 2.15(a)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. To the Knowledge of the Company, no employee listed on Section 2.15(a)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. To the Company’s knowledge, no Key Employee has or has had any documented performance or disciplinary issues either contemplated, pending, or concluded. Section 2.15(a)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a current consulting or advisory relationship with the Company or any Subsidiary, the location at which such Persons have been or are providing services, and the rate of compensation payable to such Persons, the start and termination date of any Contract binding such Persons, and the relevant contractual prior notice period required in the event of termination of the provision of services. All relationships and Contracts with such Persons identified in Section 2.15(a)(3) of the Disclosure Schedule can be terminated with no more than 30 days’ advance notice and without cost or liability on the part of the Company or any of its Subsidiaries (other than fees or payments due for services performed prior to such termination in accordance with the applicable written Contract with such Persons).

(b)    Documents. The Company and each of the Subsidiaries has Made Available (i) correct and complete copies of each written Company Employee Plan and each Employee Agreement, and a written summary containing all material provisions of each unwritten Company Employee Plan and each unwritten Employee Agreement, including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group or other insurance contracts, (vi) all correspondence and/or notifications to or from any governmental agency or administrative service relating to any Company Employee Plan within the past three years, (vii) all current model COBRA forms and related notices, (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, if applicable and (x) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan. To the Knowledge of the Company and except as expressly contemplated by this Agreement, there is no fact, condition, or circumstance since the date the documents were provided in accordance with this paragraph (b), which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Company Employee Plan or Employee Agreement or to provide increased or improved benefits thereunder. To the Knowledge of the Company, no verbal promises or representations have been made to any Employees to increase their compensation or to continue their employment for any specific duration.

(c)    Employee Plan Compliance. The Company and each of the Subsidiaries and ERISA Affiliates have, in all material respects, performed all obligations required to be performed by them under, and are in compliance with, the requirements prescribed by any and all applicable statutory or regulatory Legal Requirements, are not in material default or violation of, and the Company and each Subsidiary has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code. No Company Employee Plan is or has ever been a plan or arrangement that is, or intended to be, qualified under Section 401(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any

Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any Subsidiary or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits, and other than bonuses, commissions or amounts under other compensation plans, that have been earned, vested or accrued under Company Employee Plans as in effect at the time of termination, amendment or discontinuance). There are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. None of the Company, any Subsidiary or any ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of the Subsidiaries and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and/or pursuant to applicable Legal Requirements.

(d)    Bonus Plan Compliance. The Company is in compliance in all material respects with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans as of the date of this Agreement, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any material payments, Taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(e)    No Pension Plan. None of the Company, any Subsidiary or any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f)    No Self-Insured Plan. None of the Company nor any Subsidiary has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g)    Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company, any Subsidiary or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company or any Subsidiary has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(h)    International Employee Plans. Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Legal Requirements that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Legal Requirement, no condition exists that would prevent the Company, any of its Subsidiaries or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company, any of its Subsidiaries or its ERISA Affiliates (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(i)    No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and neither the Company nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute or other applicable Legal Requirements.

(j)    Effect of Merger. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any payments or benefits otherwise payable or to the provided by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits except as required under Section 411(d)(3) of the Code.

(k)    No Loans. There are no outstanding loans or loan balances due by any Employee to the Company (other than outstanding advances to Employees in respect of business expenses made in the ordinary course of business consistent with past practice).

2.16    Employment Matters.

(a)    Compliance with Employment Laws. The Company and each Subsidiary is in material compliance with all applicable foreign, federal, state and local Legal Requirements and other agreements or arrangements with any works council, employee representative or other labor organization or group of employees, and its own policies, respecting labor and employment, employment practices, terms and conditions of employment, severance worker classification (including overtime exemption classification and independent contractor classification), Tax withholding and reporting, social security contributions withholding, prohibited discrimination, working time, employee representation, equal employment, fair employment practices, any applicable collective bargaining agreements, disability, workers’ compensation, wrongful termination, family and medical leave and other leaves of absence, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, or the equivalent under applicable Legal Requirements, and in each case, with respect to any current or former Employees: (i) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or social security contributions or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security and other payroll Taxes or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any Subsidiary, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated Actions against Company, any Subsidiary, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither the Company nor any Subsidiary is currently a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. The services provided by each of the Company’s and each Subsidiary’s current employees inside the United States are terminable at the will of the Company and its Subsidiaries, and outside the United States are terminable in compliance with applicable Legal Requirements, and any such termination would result in no cost or liability to the Company, or a Subsidiary other than statutorily provided severance benefits or costs, except as set forth in Section 2.16(a) of the Disclosure Schedule. Section 2.16(a) of the Disclosure Schedule lists all liabilities (other than statutory severance obligations, ordinary administration expenses, previously agreed to severance pay or benefits, bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time) of the Company or any Subsidiary owed to any Employee that would result from the termination by the Company, Parent or any Subsidiary of such Employee’s employment or provision of services, other than those disclosed in Section 2.15(i). Neither the Company nor its Subsidiaries has direct or indirect liability with respect to any misclassification of any person as an independent contractor, intern and/or temporary worker rather than as an employee, with respect to any employee leased from another employer or with respect to any employee currently or formerly classified as exempt from overtime wages, or the equivalent under applicable Legal Requirements.

Within the five-year period preceding the date of this Agreement, there have not been any Actions to which the Company or any of the Subsidiaries or, to its Knowledge, any Employee was or is a party, concerning any alleged misfeasance or malfeasance by an Employee in connection with his/her employment, including any Action alleging financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, or whistleblowing malfeasance. To the Company’s Knowledge, there is no reasonable basis on which a Governmental Entity could commence any such Action. Neither the Company, the Company’s Board of Directors or any committee thereof, nor any Person acting at the request of any of the foregoing has within the five-year period preceding the date of this Agreement initiated or conducted any internal investigations or inquiries concerning any such misfeasance or malfeasance by any Employee. To the Company’s Knowledge: (i) no complaints of harassment, discrimination or sexual misconduct have been made within the five-year period preceding the date of this Agreement against any (A) officer or director of the Company or its Subsidiaries, or (B) any employee of the Company or its Subsidiaries who, directly or indirectly, supervises or has managerial authority over other employees or service providers of the Company or its Subsidiaries, and (ii) the Company and its Subsidiaries have not within the five-year period preceding the date of this Agreement entered into any settlement agreement or conducted any investigation related to complaints of harassment, discrimination or sexual misconduct by an employee, contractor, director, officer, or other representative of the Company or its Subsidiaries.

(b)    Labor. The Company and its Subsidiaries are not a party to any collective bargaining or other agreements with any union, works council, employee representative or other labor organization or group of employees. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company or any Subsidiary is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union, works council, employee representative or other labor organization or group of employees to organize any Employees. There are no Actions, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirement. Neither the Company nor any Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, or other agreements with any union, works council, employee representative or other labor organization or group of employees with respect to Employees and no such agreement is being negotiated by the Company or any Subsidiary.

(c)    WARN. In the eighteen (18) months prior to the date hereof, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable law) affecting any site of employment or facility of the Company.

(d)    Immigration Documentation. The Employees are authorized and have legally required documentation to work in jurisdictions in which they are working. Section 2.16(c)of the Disclosure Schedule sets forth an accurate and complete list of (i) all U.S.-based employees of the Company or its Subsidiaries who are not U.S. citizens or permanent residents and (ii) all employees of the Company or its Subsidiaries based outside of the United States that are not citizens or permanent residents of the jurisdiction in which they perform services. Each of the U.S.-based employees required to be listed on Section 2.16(d) of the Disclosure Schedule is authorized under applicable U.S. immigration Legal Requirements to work in his or her current position for the Company or its Affiliate and each non-U.S.-based employee required to be listed on Section 2.16(d) of the Disclosure Schedule is authorized under applicable Legal Requirements to work in his or her current positions for the Company or its Subsidiary.

(e)    No Interference or Conflict. No Employee or consultant of the Company or any Subsidiary is obligated under any Contract or subject to any Order, in each case, that would interfere with such person’s efforts to carry out his/her functions to promote the interests of the Company or any Subsidiary or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business or any Subsidiary’s businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, Employees, or consultants is now bound.

2.17    Governmental Authorizations. Each notification, consent, license, permit, grant or other authorization (a) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of their respective properties, or (b) which is required for the operation of the Company’s or any Subsidiary’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any Subsidiary, as the case may be. The Company Authorizations are in full force and effect, and no suspension or cancellation of any such Company Authorizations is pending or, to the Knowledge of the Company, threatened. The Company Authorizations constitute all Company Authorizations required to permit the Company and the Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets in all material respects and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Merger. Since January 1, 2011, (i) the Company has been and is in compliance with the terms and conditions of the Company Authorizations, and (ii) neither the Company nor any Subsidiary has received any written notice from any Governmental Entity regarding any violation by the Company or any Subsidiary of any Company Authorizations, or any actual or threatened revocation, cancellation or termination of any Company Authorizations.

2.18    Litigation and Orders.

(a)    There is no Action of any nature pending, or to the Knowledge of the Company, threatened, against the Company, any Subsidiary, their respective properties and assets (tangible or intangible) or any of their respective officers, directors or other representatives (in their capacities as such). No Governmental Entity has at any time challenged the legal right of the Company or any Subsidiary to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no Action of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to applicable Legal Requirements to indemnification from the Company related to facts and circumstances existing prior to the Effective Time.

(b)    No Governmental Entity has at any time challenged the legal right of the Company or any Subsidiary to conduct their respective operations as presently or previously conducted.

(c)    Neither the Company nor any Subsidiary nor any of their respective properties, nor, to the Knowledge of the Company, any third party owning or having any other interest in such properties, is subject to any outstanding Order.

2.19    Insurance. Section 2.19 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, any Subsidiary, or with respect to any Company Employee Plan any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any Subsidiary or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company, any Subsidiary or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company, any Subsidiary and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since the Company’s inception and remain in full force and effect. The Company does not have any Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. None of the Company, any Subsidiary or any Affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.20    Compliance with Legal Requirements. Except as is not material in any case or in the aggregate, the Company and each Subsidiary has complied with, and is not in violation of, any Legal Requirement. Neither the Company nor any Subsidiary has received any notices of suspected, potential or actual violations with respect to any Legal Requirement, nor has the Company or any Subsidiary provided any written notice to any Governmental Entity regarding any violation by the Company or any of the Subsidiaries of any Legal Requirement or Order. DataXu India Private Limited, a India private company limited by shares (“DataXu India”), has no MSME vendor towards whom payment was or has been due by DataXu India for more than 45 days.

2.21    Export Control Laws.

(a)    The Company and each Subsidiary have, since January 1, 2014, complied with all applicable Legal Requirements relating to export controls, trade sanctions and embargoes, import or customs requirements, and anti-boycott regulations, including but not limited to the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), the International Traffic in Arms Regulations maintained by the Department of State, anti-boycott compliance regulations, and Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations (collectively, “Export Control Laws”). Neither the Company nor any Subsidiary has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Export Control Laws, without obtaining prior authorization as may have been required from the competent government authorities as required by those Export Control Laws.

(b)    Since January 1, 2014, except as authorized under applicable Export Control Laws, the Company and the Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad.

(c)    Since January 1, 2014, none of the Company, the Subsidiaries, or any director, officer, or employee thereof, nor, to the Company’s Knowledge, any agent, distributor, reseller, consultant or any other Person acting for or on behalf of the Company or its subsidiaries has, in violation of Export Control Laws, directly or indirectly, engaged in any dealings relating to the business of the Company or any Subsidiary with or provided any services to any Person (i) located or resident in, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory subject to comprehensive U.S. trade sanctions (the “Sanctioned Countries”); (ii) identified on any applicable restricted party lists, including the Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List, maintained by OFAC (the “Prohibited Party Lists”); or (iii) owned or controlled by, or acting for or on behalf of, any Person located or resident in a Sanctioned Country or identified on any of the Prohibited Party Lists.

(d)    No Action, claim, request for information, or subpoena is pending, or to the Knowledge of the Company, threatened, concerning or relating to the Company’s or any Subsidiary’s compliance with Export Control Laws. No voluntary self-disclosures have been filed by or for the Company or any Subsidiary with respect to possible violations of Export Control Laws.

(e)    Neither the Company nor any Subsidiary is aware of any fact or circumstance that could result in any liability for violation of Export Control Laws.

(f)    Since January 1, 2014, the Company and the Subsidiaries have obtained all registrations, approvals, license exceptions, and licenses necessary for exporting, importing, conducting their operations, and providing their products and services in accordance with Export Control Laws (collectively, “Export Approvals”) and have complied with the terms of all Export Approvals. Section 2.21(f) of the Disclosure Schedule sets forth the export control classifications applicable to the Company’s and the Subsidiaries’ respective products.

(g)    Since January 1, 2014, the Company and the Subsidiaries have maintained all records required to be maintained in the Company’s and the Subsidiaries’ possession as required under the Export Control Laws.

2.22    Anti-Corruption Laws. Since January 1, 2014, neither the Company, the Subsidiaries, nor any director, officer, employee, distributor, reseller, consultant, agent or other third party acting on behalf of the Company or any of the Subsidiaries, has provided, attempted to provide, or authorized the provision of anything of value (including to payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the Foreign Corrupt Practices Act (“FCPA”), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iv) directing business to another; or (v) securing any advantage in violation of the FCPA, the UK Bribery Act 2010, or any other applicable local, domestic, or international anti-corruption laws (collectively, “Anti-Corruption Laws”). Since January 1, 2014, none of the Company, the Subsidiaries, or any director, officer, employee or agent has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions, and none of the before stated parties has falsified any Company documents. Since January 1, 2014, the Company and the Subsidiaries have not made any provisions to any person (including foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of Anti-Corruption Laws. The Company and the Subsidiaries maintain sufficient internal controls and compliance programs to detect and prevent violations of Anti-Corruption Laws, ensure their books and records are accurately maintained, and track any payments made to third parties and foreign government officials. Since January 1, 2014, the Company and the Subsidiaries have not conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. Upon request, the Company agrees to provide Parent with certifications regarding the Company’s and the Subsidiaries’ compliance with Anti-Corruption Laws.

2.23    Environmental Law. Neither the Company nor any Subsidiary has released any Hazardous Material in material violation of Environmental Law. Except in compliance with Environmental Law and in a manner that would not reasonably be expected to result in material liability to the Company or any Subsidiary, to the Company’s Knowledge no Hazardous Materials are present in, on or under any real property, including the land, improvements, ground water and surface water thereof, that the Company or any Subsidiary (i) currently leases, operates, or occupies or (ii) formerly leased, operated or occupied as of the date on which the real property ceased to be leased, operated or occupied by the Company or any Subsidiary. The Company and each of the Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all Environmental Laws. All of the Company’s products comply in all material respects with the European Union Directives 2011/65/EU on the restriction on the use of certain hazardous substances in electrical and electronic equipment or ROHS Directive and the 2012/12/EU, the Waste Electrical and Electronic Equipment Directive, and all implementing Legal Requirements.

2.24    Customers and Suppliers.

(a)    Neither the Company nor any Subsidiary has any outstanding material disputes concerning any Company Products with any customer, user, reseller, distributor, OEM or other licensee who, in either (i) the fiscal year ended December 31, 2018 and/or (ii) the fiscal year ending December 31, 2019 (as reasonably projected), represented or will represent aggregate revenues to the Company and the Subsidiaries, taken together, of $250,000 or more during such period(s) for Company Products (each, a “Significant Customer”). Neither the Company nor any Subsidiary has received any written or, to the Knowledge of the Company, oral notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or any Subsidiary after the consummation of the Transactions or that such Significant Customer intends to terminate or materially modify any existing Contracts with the Company or any Subsidiary.

(b)    Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in either (i) the fiscal year ended December 31, 2018 was and/or (ii) in the fiscal year ending December 31, 2019 is reasonably projected to be, one of the ten (10) largest suppliers of products and/or services to the Company and the Subsidiaries based on amounts paid or payable by the Company and the Subsidiaries to such supplier during such period (each, a “Significant Supplier”). Neither the Company nor any of the Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company or any Subsidiary after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company (or the Second Merger Surviving Entity or Parent) of any Subsidiary. The Company and the Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company’s business as presently conducted, and the Company has no Knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

(c)    Neither the Company nor any Subsidiary has any Contracts with any Governmental Entity.

2.25    Interested Party Transactions. No officer or director of the Company or any Subsidiary or, to the Knowledge of the Company, any stockholder holding more than two percent (2%) of the outstanding shares of Company Capital Stock (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any Subsidiary is a party (other than in such Person’s capacity as an officer of director of the Company or any Subsidiary); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.25; provided, further, that the investments held in entities made by pooled investments funds of which a director or a stockholder may be affiliated shall not be deemed to be an “interest in any Person” for purposes of this Section 2.25. Other than as set forth in the Charter Documents and director and officer indemnification agreements between the Company and the Company’s directors and officers, there are no Contracts with regard to contribution or indemnification between the Company and any of the Stockholders. All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, the Company or any Subsidiary have been on an arms-length basis on terms no less favorable to the Company or any Subsidiary than would be available to or from an unaffiliated party.

2.26    Books and Records. The minute books of the Company and each Subsidiary have been Made Available are complete and up-to-date and have been maintained in accordance with sound and prudent business practice. The minutes of the Company and each Subsidiary contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the respective stockholders and the Company Board and each board of directors (or equivalent governing body) of the Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of the Subsidiaries, as the case may be. The Company and each Subsidiary has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and each Subsidiary. The Company and each Subsidiary has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records will be in the possession of the Company or the Subsidiaries.

2.27    Brokers. Other than GCA Advisors, LLC there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of the Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other similar fee or commission in connection with this Agreement or the Transactions. The Statement of Expenses accurately sets forth all Third Party Expenses incurred and expected to be incurred by the Company or any Subsidiary in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions.

2.28    Compliance with Regulation D. The Company is aware that the Parent Common Stock to be issued pursuant to the Transaction will constitute “restricted securities” within the meaning of Securities Act. At no time was any holder of Company Capital Stock, Company Options, Company RSU or Company Warrants solicited by means of general advertising or general solicitation in connection with this Agreement or the Transactions. The Company has no Knowledge of any inaccuracies in any accredited investor questionnaires delivered to Parent by the Stockholders or the Note Holders prior to or in connection with the execution of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to such exceptions as are disclosed in the specific section, subsection or sub-clause of the disclosure schedule delivered by Parent to the Company on the date hereof prior to the execution and delivery hereof (the “Parent Disclosure Schedule”) that corresponds to the specific section, subsection or sub-clause of each representation and warranty set forth in this Article III (provided, however, that any information set forth in a section, subsection or sub-clause of the Disclosure Schedule shall be deemed to be disclosed for purposes of, and shall qualify, the corresponding section, subsection or sub-clause of this Agreement and any other section, subsection or sub-clause of this Agreement, where it is reasonably apparent on the face of such disclosure that such information applies to such other Section or subsection), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

3.1    Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law. Parent owns beneficially and of record all outstanding capital stock of Merger Sub, free and clear of any Liens, and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub (i) has engaged in no business activities or operations and (ii) has conducted its operations only as contemplated by this Agreement.

3.2    Authority and Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate and other action on the part of Parent and Merger Sub. This Agreement and any Related Agreements to which Parent and/or Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to the Enforceability Limitations.

3.3    Governmental Approvals and Consents. No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the Transactions, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, including the Resale Registration Statement, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) such filings as may be required under the HSR Act, (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that have been obtained prior to the execution of this Agreement and (e) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair Parent’s ability to consummate the Merger.

3.4    No Conflicts. The execution and delivery by Parent and each of Merger Sub of this Agreement and any Related Agreement to which Parent or such Merger Sub is a party, and the consummation of the Transactions, will not result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under (a) any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or such Merger Sub, as amended or (b) any Legal Requirement or Order applicable to Parent or any of its direct or indirect subsidiaries.

3.5    SEC Reports and Financial Statements.

(a)    A true and complete copy of each quarterly report and registration statement filed by Parent with the SEC since the initial public offering of Parent Common Stock on September 28, 2017 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.

(b)    Except as set forth in any Parent SEC Document, the financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

3.6    Merger Consideration.

(a)    Parent has sufficient cash and cash equivalents on hand to pay the cash portion of the Merger Consideration.

(b)    The Parent Common Stock to be issued by Parent as part of the Merger Consideration (if any) has been duly authorized, and upon consummation of the Merger and the issuance of such shares of Parent Common Stock pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.

(c)    The Parent Common Stock to be issued by Parent as part of the Merger Consideration will be, when issued in accordance with the terms of this Agreement, validly issued, fully paid and non-assessable, free and clear of any Liens created by Parent (including restrictions on rights of disposition), other than restrictions created under applicable securities laws) and not subject to any preemptive rights created by statute, the certificate of incorporation of Parent, the bylaws of Parent or any Contract to which Parent is a party or by which it is bound.

3.7    Brokers. Other than Evercore Group L.L.C., there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other similar fee or commission in connection with this Agreement and the Transactions.

3.8    No Parent Material Adverse Effect. Since August 9, 2019, there has not occurred, and the Transactions shall not reasonably be expected to cause, a Parent Material Adverse Effect.

ARTICLE IV

CONDUCT OF COMPANY BUSINESS DURING PENDENCY OF TRANSACTION

4.1    Affirmative Obligations of the Company. During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 6.1 or the Effective Time, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall conduct the business of Company and the Subsidiaries in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, pay all Taxes of the Company and the Subsidiaries to the appropriate Governmental Entity when due), pay or perform all other obligations of the Company and the Subsidiaries when due (including the timely withholding, collecting, remitting and payment of all Taxes as required under Legal Requirement), and, to the extent consistent with such business, use its commercially reasonable efforts to preserve intact the present business organizations of the Company and the Subsidiaries, keep available the services of the present officers and Employees of the Company and the Subsidiaries, preserve the assets (including intangible assets) and properties of the Company and the Subsidiaries and preserve the relationships of the Company and the Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and the Subsidiaries at the Effective Time.

4.2    Restrictions on Company Business and Operations. In furtherance and not in limitation of Section 4.1, during the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 6.1 or the Effective Time, except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.2 of the Disclosure Schedule, without the prior consent of Parent the Company shall not (and shall ensure that no Subsidiary shall), unless taking any action or non-action would violate applicable Legal Requirement:

(a)    cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary, except as contemplated by this Agreement;

(b)    declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or make any other actual, constructive or deemed distribution in respect of the such shares of capital stock;

(c)    split, combine or reclassify any Company Capital Stock or the capital stock of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock or the capital stock of any Subsidiary), except in accordance with the agreements evidencing Company Options or Company RSUs outstanding and as in effect on the date hereof;

(d)    issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or equity-based awards (whether payable in cash, stock or otherwise) or the capital stock of any Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for (1) the issuance of Company Capital Stock pursuant to the exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms as in effect on the date hereof and (2) the issuance of Company Capital Stock in respect of Company RSUs outstanding as of the date of this Agreement in accordance with their terms as in effect on the date hereof;

(e)    form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(f)    make or agree to make any capital expenditure or commitment exceeding $25,000 individually or $100,000 in the aggregate;

(g)    acquire or agree to acquire or dispose or agree to dispose of any assets of the Company or any Subsidiary or any business enterprise or division thereof outside the ordinary course of the business of the Company or the Subsidiary, as the case may be, and consistent with past practice, or merge or consolidate with or into any other Person;

(h)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Subsidiaries (other than the Restructuring);

(i)    enter into any agreement, contract or commitment for the (i) sale or transfer of any Company IP, (ii) lease or license of any Company IP or any Intellectual Property Rights exclusively licensed to the Company, except nonexclusive licenses granted by the Company in the ordinary course of business pursuant to Contracts substantially in the form of the Standard IP Contracts, (iii) modification or amendment to any agreement with respect to Company IP or any Intellectual Property Rights exclusively licensed from the Company to any Person, except in the ordinary course of business pursuant to Contracts substantially in the form of the Standard IP Contracts, (iv) purchase or license of any Intellectual Property or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the purchase or license of Intellectual Property Rights of any other Person, except in the ordinary course of business pursuant to Contracts substantially in the form of the Standard IP Contracts, (v) change in pricing or royalties set or charged by the Company or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company or any Subsidiary, except pursuant to Contracts substantially in the form of the Standard Form IP Contracts in the ordinary course of business;

(j)    incur any Indebtedness (other than (A) the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices or (B) draw downs under the Company’s Amended and Restated Credit Agreement, dated June 23, 2017, by and among the Company, DataXu UK, Silicon Valley Bank and Pacific Western Bank, as amended (the “Credit Agreement”) in an aggregate amount that would result in the total Indebtedness outstanding under the Credit Agreement to exceed $35,000,000), issue or sell any debt securities, create a Lien over any asset of the Company or any Subsidiary or amend the terms of any outstanding loan agreement;

(k)    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly owned Subsidiaries;

(l)    make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person;

(m)    commence or settle any Action or threat of any Action by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets;

(n)    pay, discharge, release, waive or satisfy any claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;

(o)    adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(p)    make or change any material Tax election, adopt or change any Tax accounting method or period, enter into any Tax allocation, sharing, or indemnity agreement or closing agreement in respect of Taxes, settle or compromise any Tax claim, notice, audit or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, make or request any Tax ruling, enter into any transactions giving rise to deferred gain or loss, amend any Tax Return, or surrender any right to claim a Tax refund;

(q)    adopt, amend or terminate, or start a termination process of, any Company Employee Plan, collective bargaining agreement or other agreement or arrangement with any works councils, employee representative or labor organization or group of employees, or any Employee Agreement, or enter into or amend any Employee Agreement, except (1) as required by the terms of such agreements or arrangement as in effect on the date hereof or (2) in connection with employment actions permitted by Section 4.2(s) and/or Section 4.2(t) hereof;

(r)    increase or make any other change that would result in increased cost to the Company or any Subsidiary to the salary, wage rate, incentive compensation opportunity, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company or any Subsidiary to any Employee;

(s)    hire employees at the Equal Employment Opportunity Commission classification “Director” level or higher or, other than both (i) in the ordinary course of business consistent with past practice and (ii) consistent with the open positions disclosed in Section 4.2(s) of the Disclosure Schedule, provided that the Company provides prior written notice to Parent of such hire(s);

(t)    terminate any employees of the Company or the Subsidiaries or otherwise cause any employees of the Company or the Subsidiaries to resign, in each case other than (x) pursuant to Section 5.9(c) hereof or (y) for cause or poor performance (documented in accordance with the Company’s past practices) and in each case after consultation with Parent);

(u)    make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment, change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity compensation), to any Employee, except (i) payments made pursuant to any Company Employee Plan or Employee Agreement existing on the date hereof and disclosed in Section 4.2(u) of the Disclosure Schedule and (ii) retention payments to

Employees who are not Retention Participants and who are not “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) that do not exceed $100,000 in the aggregate to all such Employees, provided that the Company provides prior written notice to Parent of any such retention payment and provided, further that, for the avoidance of doubt, all such retention payments other than those made pursuant to the Retention Plan shall be Third Party Expenses;

(v)    take any action to newly provide for the acceleration of the vesting or payment of, or otherwise modify the terms of any of the outstanding Company Options or to newly provide for the acceleration of the vesting or payment of, any other compensation to any Employee, in each case except as contemplated by this Agreement;

(w)    cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company or any Subsidiary;

(x)    except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the Stockholders;

(y)    send any written communications (including electronic communications) to Employees regarding this Agreement or the Transactions or make any representations or issue any communications to Employees that, in each case, are inconsistent with this Agreement or the Transactions, including any representations regarding offers of employment from Parent;

(z)    (i) terminate, amend, waive, or modify in any material manner relative to such Contract or the Company’s or any Subsidiary’s businesses or operations, or violate, the terms of any Material Contract or (ii) enter into any Contract that involves an obligation or a right of the Company or its Subsidiaries or their business, operations, financial conditions, properties or assets having a value in excess of $100,000 in the aggregate; or

(aa)    enter into any new line of business or change its material operating policies in any material respect, except as required by applicable Legal Requirements or by policies imposed by any Governmental Entity;

(bb)    other than in the ordinary course of business consistent with past practice, (i) introduce any material new products or services or any material marketing campaigns or (ii) introduce any material new sales compensation or incentive programs or arrangements;

(cc)    take, commit, or agree in writing or otherwise to take, any of the actions described the foregoing clauses of this Section 4.2, or any other action that would prevent the Company or any Subsidiary from performing, or cause the Company or any Subsidiary not to perform, its covenants or agreements hereunder.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1    No Solicitation of Competing Acquisition Proposals.

(a)    Termination of Pending Discussions. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) regarding any Alternative Transaction. The Company agrees that it shall, as soon as practicable following the date hereof but in any event within two (2) Business Days, request of each Third Party that has heretofore executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy (in accordance with the terms of such confidentiality agreement) all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Third Party by or on behalf of the Company or any of the Subsidiaries, or Representatives.

(b)    No Solicitation of Competing Acquisition Proposals. Commencing on the date hereof and continuing at all times until the earlier to occur of the Effective Time and the valid termination of this Agreement pursuant to the provisions of Section 6.1, the Company shall not, through any of its directors, officers or other employees, stockholders, Affiliates, representatives, or other agents including its financial, legal or accounting advisors (together, “Representatives”), directly or indirectly: (i) solicit, initiate, seek, knowingly encourage, promote, formally approve or support any inquiry, proposal or offer from, (ii) furnish any non-public information regarding the Company (other than in connection with the sale of products and services in the ordinary course of business consistent with past practice or license of Intellectual Property in connection therewith) to, (iii) take any other action that is intended or would be reasonably expected to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Alternative Transaction with, (iv) participate in any discussions or negotiations (except to state that such discussions or negotiations are not permitted pursuant to these provisions) with, (v) approve, endorse or recommend, or propose to approve, endorse or recommend, an Alternative Transaction by, (vi) in connection with an Alternative Transaction terminate, amend or waive any rights under (or fail to enforce by seeking an injunction or by seeking to specifically enforce the terms of) any confidentiality or “standstill” or other similar agreement between the Company or any of the Subsidiaries with, (vii) take any action to exempt from Section 203 of the Delaware Law or any other Takeover Law, in each of the preceding clauses (i)-(vii) above, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other entity, person or group of any of the foregoing (other than Parent and its Representatives acting in their capacities as such) (each, a “Third Party”) regarding (A) any acquisition of all or any part of the business of the Company or any of the Subsidiaries (including by way of any merger or consolidation with or involving the Company or any of the Subsidiaries) or any acquisition, issuance, grant, sale or transfer of any of the securities, business, properties or assets of the Company or any of the Subsidiaries (other than the sale of products and services in the ordinary course of business consistent with past practice or license of Intellectual Property in connection therewith), (B) any joint venture or other strategic investment in or involving the Company or any of the Subsidiaries (other than a commercial or strategic relationship in the ordinary course of business), including any new financing, investment round or recapitalization of the Company, (C) the employment of all or substantially all of the Employees or (D) any other similar transaction involving the Company or any of the Subsidiaries that is not in the ordinary course of business (each, an “Alternative Transaction”), or (viii) enter into any Contract, whether binding or non-binding, with any Third Party providing for an Alternative Transaction (including a letter of intent or exclusivity agreement) or committing the Company or any of the Subsidiaries to do any of the actions contemplated by the preceding clauses (i)-(vii) above.

(c)    Notice of Competing Acquisition Proposals. In the event that the Company or any of its Representatives shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 6.1, any inquiry offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in clause (ii) of Section 5.1(b), the Company or such Affiliate or Representative shall immediately notify Parent thereof, which notice shall include the identity of the Third Party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such Third Party), and such other information related thereto as Parent may reasonably request.

(d)    Actions of Representatives. The parties hereto understand and agree that any violation of the restrictions set forth above by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.

(e)    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.1 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

5.2    Stockholder Approval.

(a)    Stockholder Written Consent. Immediately following the execution of this Agreement, the Company shall solicit written consent from all of its Stockholders in the form attached hereto as Exhibit E (the “Stockholder Written Consent”). The Company shall promptly deliver to Parent a copy of each executed Stockholder Written Consent upon receipt thereof from any Stockholder pursuant to such solicitation. It is anticipated that, promptly after the execution of this Agreement, the Company will receive Stockholder Written Consents from Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Requisite Stockholder Approval. Promptly upon obtaining the Requisite Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable, send to all Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to Delaware Law. Such materials submitted to the Stockholders in connection with such Stockholder Written Consents shall be subject to review and comment by Parent and shall include the AIQ and an information statement regarding the Company, the terms of this Agreement and the Transactions and the unanimous recommendation of the Company Board that the Stockholders adopt this Agreement and approve the Transactions and not exercise their appraisal rights under Delaware Law in connection with the Merger (the “Information Statement”). The Company agrees that the information included in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The Company Board shall not alter, modify, change or revoke the Company Recommendation.

(b)    Prior to the Closing, the Company shall submit to the Stockholders for approval (in a form and manner satisfactory to Parent) as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that the Company determines (in a manner satisfactory to Parent) may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. Prior to the Closing, the Company shall deliver to Parent evidence satisfactory to Parent that such Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (i) the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or retained.

5.3    Governmental Approvals.

(a)    Subject to the terms of Section 5.3(b), each of the Company, any Subsidiary and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required to consummate, or that Parent may reasonably request in connection with the consummation of, the Transactions as promptly as possible after the execution of this Agreement. Each of the Company and Parent shall use its reasonable best efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Legal Requirements, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the Transactions. If the Company or Parent or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a reasonable response to such request. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within two (2) Business Days of the date of this Agreement.

(b)    Without limiting the generality or effect of Section 5.3(a), to the extent permitted by applicable Legal Requirements, the parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, it being understood that (i) the Company will not, nor will it permit any of its Representatives to make any material communications with, or proposals relating to, or enter into, any material understanding, undertaking or agreement with, any Governmental Entity relating to the Transactions without Parent’s prior review and approval; and (ii) Parent will not, nor will it permit any of its Representatives to make any material communications with, or proposals relating to, or enter into, any material understanding, undertaking or agreement with, any Governmental Entity relating to the Transactions without providing reasonable opportunity for the Company to comment prior to such communication. Each of the Company and Parent shall use its reasonable best efforts to take such actions as may be required to cause the expiration of the notice periods under any HSR Act with respect to the Transactions as promptly as possible after the execution of this Agreement.

(c)    Notwithstanding anything in this Section 5.3 or in Section 5.4, Parent shall not be required to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or Affiliates or of the Company or the Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or Affiliates or the Company or the Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and the Subsidiaries, or (iii) the imposition of any impediment on Parent, its subsidiaries or Affiliates or the Company or the Subsidiaries under any Legal Requirement governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing set forth in this Agreement shall require Parent to litigate with any Governmental Entity.

(d)    Parent shall, in consultation with the Company and subject to Section 5.3(a), determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and the Company and the Subsidiaries will take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers, provided that any action by the Company or its Affiliates of the nature described in Section 5.3(c)(i)-(iii) shall be conditioned upon closing of the Transactions.

5.4    Reasonable Best Efforts to Close. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective Transactions as promptly as practicable, including by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Merger set forth in Section 1.2(b), to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Transactions.

5.5    Access to Information. The Company shall afford Parent and its Representatives reasonable access during normal working hours and during the period from the date hereof and prior to the Effective Time to (i) all of the properties, Books and Records and Contracts of the Company and the Subsidiaries, including all Company IP, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and the Subsidiaries as Parent may reasonably request (provided that such requests as relating to the Restructuring shall be considered reasonable), and (iii) all Employees of the Company and the Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.5 or otherwise shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.6    Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company set forth in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement; and provided, further that the failure to deliver a notice pursuant to this Section 5.6 shall not be considered in determining whether the conditions set forth in Section 1.2(b)(ii)(A) or Section 1.2(b)(ii)(B) have been satisfied. No disclosure by the Company pursuant to this Section 5.6 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.7    Contracts.

(a)    Notices and Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any third parties to any Contract (including all of the Contracts set forth in Section 2.4 of the Disclosure Schedule) as are required thereunder in order for such Contract to remain in full force and effect following the Merger. Such consents, modifications, waivers and approvals shall be in a form acceptable to Parent. In the event the Merger does not close for any reason, neither Parent nor Merger Sub shall have any liability to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

(b)    Terminated and Amended Agreements. The Company shall use its commercially reasonable efforts to terminate each of the agreements listed on Schedule 5.7(b)(1) (the “Terminated Agreements”) effective as of and contingent upon the Closing, including sending all required notices, such that each Terminated Agreement shall be of no further force or effect immediately following the Closing. The Company shall use its reasonable best efforts to amend each of the agreements listed on Schedule 5.7(b)(2) (the “Amended Agreements”) to provide for the applicable changes as set forth on such Schedule for each such agreement, in all cases effective as of and contingent upon the Closing. The form and substance of each termination letter and/or amendment agreement shall be subject to prior review and approval by Parent. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Company will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. The Company shall be responsible for making any payments required to terminate the

Terminated Agreements or amend the Amended Agreements and shall reflect such payment or other consideration incurred by the Company as of the Closing Date or anticipated to be incurred or payable after the Closing in the Statement of Expenses. In the event the Merger does not close for any reason, neither Parent nor Merger Sub shall have any liability to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such terminations or amendments.

(c)    Insurance. Prior to the Effective Time, the Company shall purchase (and pay in full all premiums on) runoff insurance on terms reasonably acceptable to Parent covering (a) employment practices liability insurance with coverage for six (6) years following the Effective Time; (b) fiduciary liability insurance with coverage for six (6) years following the Effective Time; (c) errors and omissions insurance with coverage for three (3) years following the Effective Time and (d) cyber liability insurance with coverage for three (3) years following the Effective Time and, in each case, any premiums with respect to such policy shall be Third Party Expenses hereunder. After the Effective Time, Parent and the Surviving Corporation shall maintain such policy in full force and effect, and continue to honor the obligations thereunder; provided, however, that Parent and the Surviving Corporation shall have no obligation to pay premiums or any other amounts with respect to such policy.

5.8    Taxes.

(a)    Transfer Taxes. Parent, on the one hand, and the Stockholders, on the other hand, shall each be responsible for one-half of all transfer, stamp, documentary, registration, sales, use, value-added and other similar Taxes (including, without limitation, applicable real estate transfer Taxes and charges for or in connection with the recording of any instrument or document as provided in this Agreement) payable in connection with the execution and delivery of this Agreement, the consummation of the Closing and the Merger (“Transfer Taxes”). Parent and the Stockholders shall cooperate in filing any necessary Tax Returns and other documentation with respect to Transfer Taxes and, if required by an applicable Legal Requirement, Stockholders, the Company or Parent, as the case may be, shall join in the execution of such Tax Returns and documentation.

(b)    Cooperation. Parent, the Company and the Stockholder Representative (to the extent the Stockholder Representative has access to such information using commercially reasonable efforts) agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent or the Company, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(c)    Tax Contests. Parent, the Company and its Subsidiaries, on the one hand, and the Indemnifying Parties, the Stockholder Representative and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any Action with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify the other party of any Tax Contest shall not relieve such other party of any liability with respect to such Tax Contest except to the extent such party was actually prejudiced as a result thereof. Parent shall have sole control of the conduct of all Tax Contests, including any settlement or compromise thereof, provided, however, that Parent shall keep the Stockholder Representative reasonably apprised of any Tax Contest that may cause the Company Holders to become obligated to make any payment pursuant to Article VII and shall consult with the Stockholder Representative with respect to the resolution of any such Tax Contest. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 5.8(c) shall control with respect to any Actions related to Taxes.

(d)    Tax Returns.

(i)    The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or any of its Subsidiaries that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company and its Subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by applicable Legal Requirements.    At least fifteen (15) days prior to filing any such Tax Return, in the case of income Tax Returns, and in such period of time prior to filing as the Company shall reasonably determine to be practicable in the case of other Tax Returns, the Company shall submit a copy of such Tax Return to Parent for Parent’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(ii)    Parent shall prepare and timely file or cause to be prepared and timely filed (taking into account all extensions properly obtained), at the Indemnifying Parties’ expense, all Tax Returns of the Company or any of its Subsidiaries, other than a Subsidiary that constitutes the Restructuring Sub or any of the Remainderco Subsidiaries, relating to any Pre-Closing Tax Period first due after the Closing Date (such Tax Returns, “Parent Prepared Returns”). At least fifteen (15) days prior to the due date (taking into account any extension) for any Parent Prepared Return that is an income Tax Return and in such period of time prior to filing as Parent shall reasonably determine to be practicable in the case of any other material Tax Return, in each case that shows a material amount of Pre-Closing Taxes, Parent shall provide the Stockholder Representative with a draft copy of such Parent Prepared Return for review and comment; provided, that no delay or failure on the part of Parent in delivering any such Parent Prepared Return shall cause any Indemnified Party to forfeit any indemnification rights under Article VII except to the extent that the Indemnifying Parties are materially prejudiced by such delay or failure. Parent shall, in good faith, consider any reasonable changes to any such Parent Prepared Return timely made in writing by the Stockholder Representative.

(e)    Refunds. The Stockholders shall be entitled to any refunds (including any interest paid thereon) of Taxes of the Company or any of its Subsidiaries attributable to taxable periods (or portions thereof) ending on or before the Closing Date to the extent such Taxes were paid by the Company or its Subsidiaries prior to the Closing or by an Indemnifying Party after the Closing which refund is actually recognized by Parent or its Subsidiaries (including the Company and its Subsidiaries) after the Closing, net of any cost to Parent and its Affiliates attributable to the obtaining and receipt of such refund, except to the extent such refund arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date or such refund was included as an asset in the calculation of the Closing Working Capital, as finally determined. Parent shall promptly forward to or reimburse the Stockholders for any such refunds (including any interest paid thereon) due to the Stockholders after receipt thereof (or credit of such refund against Taxes which are other than Pre-Closing Taxes). To the extent such refund is subsequently disallowed or required to be returned to the applicable Governmental Entity, the Stockholders agree promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Entity, to Parent.

(f)    Post-Closing Actions. Parent shall not (and shall not cause or permit the Company or any of its Subsidiaries to) file, amend, re-file or otherwise modify any Tax Return or Tax election, initiate any voluntary disclosure, or agree to the waiver or any extension of the statute of limitations, in each case, for the Company or any of its Subsidiaries with respect to any taxable period (or portion thereof) ending on or before the Closing Date, without providing at least fifteen (15) days prior written notice to the Stockholder Representative and considering in good faith the Stockholder Representative’s reasonable comments received within seven (7) days thereafter.

(g)    Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company or any of its Subsidiaries (other than any such agreements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes) shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

5.9    Employee Matters.

(a)    Proprietary Information and Inventions Assignment Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause each current employee of the Company and the Subsidiaries to execute (if not already executed), and each person who becomes an employee of the Company or any subsidiary after the date hereof and prior to Closing shall be required by the Company to execute, an Employee Proprietary Information Agreement on a form that has been provided to Parent with the Company prior to the Effective Date, or, as applicable, the Subsidiary, which provides coverage from such employee’s first date of employment and which the Company reasonably believes to be enforceable. The Company shall use commercially reasonable efforts to cause each current consultant or contractor of the Company and the Subsidiaries to execute (if not already executed), and each Person who becomes a consultant or contractor of the Company or any Subsidiary after the date hereof and prior to the Closing shall be required by the Company to execute, a Consultant Proprietary Information Agreement (or a consultant agreement containing confidentiality, non-disclosure, and invention assignment provisions) with the Company or, as applicable, the Subsidiary, which provides coverage from such consultant or contractor’s first date of service and that the Company reasonably believes to be enforceable.

(b)    Termination of Employee Plans. Unless instructed otherwise by Parent, effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include any arrangement pursuant to Section 401(k) of the Code (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated, as applicable). The Company shall provide Parent with evidence that any such 401(k) Plan have been terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its ERISA Affiliates, if applicable. The form and substance of such resolutions shall be subject to the review and approval of Parent. Any liquidation charges or surrender charges incurred by the Company prior to the Closing Date shall be Third Party Expenses.

(c)    Termination of Company Employment Arrangements. Prior to the Closing and subject to applicable law, the Company shall terminate, and/or shall cause each Subsidiary to terminate, the employment or consulting services of each individual who Parent timely advises the Company in writing that it expects to not be a Continuing Employee, effective, subject to applicable law, as of no later than immediately prior to the Closing, and the Company shall, and/or shall cause each Subsidiary to, as applicable, pay, any severance pay or benefits (including to any acceleration of vesting) owed to such employees prior to the Closing (subject to applicable law) and use commercially reasonable efforts to obtain a valid and enforceable general release of claims in a form reasonably acceptable to Parent from each individual whom Parent timely advises the Company in writing that it expects not to be a Continuing Employee; provided, however, that in no event shall the Company or any Subsidiary be required to pay or provide to any such employee any severance pay or benefit beyond that to which such employee may have otherwise received pursuant to DataXu Severance Pay Policy dated January 1, 2015. The costs of any severance pay or benefits (including acceleration of vesting) due to any individual whom Parent expects to not be a Continuing Employee are to be borne solely by the Company.

(d)    No Employment Commitment or Plan Amendments. No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any stockholder, Key Employee, other Employee, consultant, contractor or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, continuing employee, Key Employee, other Employee, consultant or contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of the Plans or any other employee related plan, program or policy of Parent, any subsidiary or Parent, the Company or any Subsidiary.

5.10    Directors’ and Officers’ Indemnification.

(a)    For a period of six (6) years following the Effective Time, the Surviving Corporation or its successor shall (and Parent shall cause the Surviving Corporation or its successor to) fulfill and honor in all respects the obligations of the Company with respect to all rights to indemnification (including advancement of expenses) or exculpation existing in favor of, and all limitations on the personal liability of, any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Subsidiaries under the Charter Documents or in any indemnification agreements in effect as of the date hereof and set forth in Section 5.10(a) of the Disclosure Schedule to the fullest extent permitted by applicable Legal Requirements (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”). Notwithstanding the foregoing, the obligations of the Surviving Corporation or its successor (i) shall be subject to any limitation imposed by Legal Requirements and (ii) shall not be deemed to release any D&O Indemnified Party who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any Related Agreement, nor shall such D&O Indemnified Party have any right of contribution, indemnification or right of advancement from the Surviving Corporation or its successor with respect with any Loss claimed by any of the Indemnified Parties against such D&O Indemnified Party in his or her capacity as a Stockholder pursuant to this Agreement or any Related Agreement. Notwithstanding the foregoing, Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time. The Company hereby represents to Parent that no claim for indemnification has been made as of the date hereof by any director or officer of the Company.

(b)    Prior to the Effective Time, the Company shall purchase (and pay in full all premiums on) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Company’s directors and officers on terms reasonably acceptable to Parent that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, and any premiums with respect to such policy shall be Third Party Expenses hereunder. After the Effective Time, Parent and the Surviving Corporation shall maintain such policy in full force and effect and shall continue to honor the obligations thereunder; provided, however, that Parent and the Surviving Corporation shall have no obligation to pay premiums or any other amounts with respect to such policy.

(c)    Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.10 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10 and shall be entitled to enforce the covenants contained herein).

(d)    In the event that, following the Effective Time, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that either the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

5.11    Resale Registration Statement.

(a)    Each of Parent and the Company shall cooperate with respect to the preparation and filing with the SEC of a registration statement of Parent registering the resale by the Stockholders and the Company Note Holders of Parent Common Stock issued hereunder following Closing, and in any event following Parent’s filing of the Required Company Financials with the SEC (the “Resale Registration Statement”). If Parent is eligible to file a Resale Registration Statement on Form S-3 pursuant to Rule 462(e) under the Securities Act (an “Automatic Resale Registration Statement”) registering the resale by the Stockholders and the Company Note Holders of Parent Common Stock issued hereunder, Parent shall prepare such Automatic Resale Registration Statement and the Form 8-K/A attaching the Required Company Financials (the “Form 8-K/A”), with the cooperation of the Company, and, subject to Parent’s timely receipt of the Reporting Information and the Company’s performance and compliance with its covenants set forth in this Section 5.11, Parent shall use its commercially reasonable efforts to have such Form 8-K/A and Automatic Resale Registration Statement ready for filing with the SEC promptly following the Closing, provided that Parent shall only be obligated to file the Resale Registration Statement (x) during an “open trading window” as determined by Parent’s insider trading policies (an “Open Window Exception”) and (y) a reasonable period of time after Parent’s receipt of the Reporting Information. Each of Parent and the Company will cause the Resale Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. The Company shall use its commercially reasonable efforts to: (a) upon Parent’s request, assist Parent and its Representatives in the preparation of any audited historical and pro forma financial statements of the Company that may be required in connection with Parent’s SEC reporting obligations related to this Agreement or any of the Transactions (“Required Company Financials”) or the filing of the Resale Registration Statement, (b) promptly furnish such information as Parent may reasonably request in connection with such financial statements, the Resale Registration Statement, or the performance of Parent’s SEC reporting obligations relating to this Agreement or any of the Transactions; and (c) complete, execute, acknowledge and deliver, or use their commercially reasonable efforts to cause to be completed, executed, acknowledged and delivered by the appropriate representatives of the Company, Stockholders or Company Note Holders, in each case, such questionnaires and other documents, certificates and instruments as may be reasonably requested by the Parent in connection with the filing of the Resale Registration Statement or the financial statements or the performance of Parent’s SEC reporting obligations relating to this Agreement or any of the Transactions (the Required Company Financials, together with the information in (b) and (c), the “Reporting Information”). Subject to Parent’s timely receipt of the Reporting Information and the Company’s performance and compliance with its covenants set forth in this Section 5.11, Parent shall use its commercially reasonable efforts to file the Form 8-K/A with the SEC as soon as reasonably practicable following its preparation.

(b)    If the Resale Registration Statement is not an Automatic Resale Registration Statement, each of Parent and the Company shall use its reasonable best efforts to have the Resale Registration Statement declared effective under the Securities Act as soon as practicable after such Resale Registration Statement is filed. Parent will advise the Company, promptly after Parent receives notice thereof, of any request by the SEC for amendment of the Resale Registration Statement or any SEC comments thereon. Once declared effective, Parent shall, subject to the other applicable provisions of this Agreement, use commercially reasonable efforts to cause the Resale Registration Statement to be continuously effective and usable until the date that is the two-year anniversary of the Closing Date, or such earlier time as all shares of Parent Common Stock covered by such Resale Registration Statement (i) have been sold pursuant to such Registration Statement or otherwise, (ii) may be transferred under Rule 144 or another similar exemption under the Securities Act without manner of sale or volume restrictions, or (iii) cease to be outstanding; provided, however, that Parent shall not be deemed to have breached its obligations hereunder if Parent shall fail to fulfill its obligations under this Section 5.11 at a time when trading of Parent Common Stock has been suspended under Parent’s insider trading policies, including if Parent reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the Resale Registration Statement could result in a violation of applicable law.

(c)    Subject to this Section 5.11 and the Company’s performance and compliance with its covenants set forth in this Section 5.11, Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on NASDAQ promptly following Parent’s filing of the Form 8-K/A.

5.12    Restructuring. Prior to the Closing, the Company shall, and shall cause its applicable Subsidiaries to, perform each of the restructuring actions set forth set forth on Schedule C (such actions, collectively, the “Restructuring”). Any Contracts necessary to perform the Restructuring shall be subject to the prior review and written approval of Parent (such approval not to be unreasonably withheld, condition or delayed) if such Contracts are to be entered into prior to the Closing. The Company shall periodically update Parent regarding the status of the Restructuring and shall, and shall cause its applicable Subsidiaries to, cooperate with Parent as may be reasonably requested for the purpose of completing the Restructuring. Any changes to Schedule C proposed by Company or Parent after the date hereof and prior to the Closing shall be respectively subject to the prior written consent of Parent or the Company (such consent not to be unreasonably withheld, conditioned or delayed), as applicable, with such changes that are approved in writing by Parent or the Company, as applicable, to be incorporated into a revised, amended and restated Schedule C.

5.13    Suitability Documentation. The Company shall use its commercially reasonable efforts to cause each Stockholder and Company Note Holder to deliver all documentation, in form and substance reasonably acceptable to Parent, necessary to determine whether or not such Stockholder or Company Note Holder is an Accredited Holder, including the AIQs, prior to the Company’s delivery of the Payment Spreadsheet. Notwithstanding the delivery of any AIQs to Parent, any Stockholder or Company Note Holder may, in the reasonable discretion of Parent, be deemed an “Accredited Holder” for purposes of this Agreement.

5.14    No Outstanding Securities. There shall be no outstanding securities, warrants, options, commitments or agreements of the Company as of the Effective Time that purport to obligate the Company to issue any shares of Company Capital Stock, Company Options, Company RSUs, Company Warrants or any other securities under any circumstances.

ARTICLE VI

PRE-CLOSING TERMINATION OF AGREEMENT

6.1    Pre-Closing Termination. Except as provided in Section 6.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)    by mutual written agreement of the Company and Parent;

(b)    by Parent if the Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Parent within four (4) hours after the execution and delivery of this Agreement by Parent and the Company;

(c)    by Parent or the Company if the Closing Date shall not have occurred prior to 5:00 PM Pacific Time on December 31, 2019 (the “End Date”); provided, however, that (i) if Section 1.2(b)(i)(B) is the only outstanding condition precedent at the End Date, the End Date shall automatically be extended by one month; and (ii) the right to terminate this Agreement under this Section 6.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d)    by Parent or the Company if any Legal Requirement shall be in effect which has the effect of making the Merger illegal or otherwise prevents consummation of the Merger, provided that in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable;

(e)    by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Entity, which would require an Action of Divestiture;

(f)    by Parent if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 1.2(b)(ii)(A) and Section 1.2(b)(ii)(B) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 1.2(b) for the benefit of Parent are incapable of being satisfied on or before the End Date; or

(g)    by the Company if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent set forth in this Agreement such that the conditions set forth in Section 1.2(b)(iii)(A) and Section 1.2(b)(iii)(B) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 1.2(b) for the benefit of the Company are incapable of being satisfied on or before the End Date.

6.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any willful and intentional breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of this Section 6.2, Sections 7.6(b) (Stockholder Representative), 8.6 (Confidentiality), 8.7 (Public Disclosure), 8.8 (Third Party Expenses), and Article VIII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VI.

ARTICLE VII

POST-CLOSING INDEMNIFICATION

7.1    Survival of Representations, Warranties and Related Indemnification Claims. The representations and warranties of the Company set forth in this Agreement or in the Officer’s Certificate, and the right to make indemnification claims in respect thereof under this Agreement, shall survive until 11:59 p.m. California time on the sixteen (16) month anniversary of the Closing Date (the date of expiration of such period, the “Expiration Date”); provided, however, (a) the Specified Representations shall survive until the ten (10) year anniversary of the Closing Date, and (b) the representations and warranties of the Company set forth in Section 2.10 (Tax Matters) (the “Tax Representations”), and the right to make indemnification claims in respect thereof under this Agreement, shall survive until thirty (30) days after the expiration of all applicable statutes of limitations in respect of the matters addressed by such representations and warranties (including all periods of extension, whether automatic or permissive); and provided, further, that all representations and warranties of the Company, and the right to make indemnification claims in respect thereof under this Agreement, shall survive beyond the Expiration Date or other applicable survival period specified above with respect to any inaccuracy therein or breach thereof if a claim is properly made hereunder prior to the expiration of the applicable survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. The representations and warranties of Parent and Merger Sub set forth in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate on the Closing Date. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement.

7.2    Indemnification.

(a)    From and after the consummation of the Merger, subject to the terms and limitations of this Article VII, the Company Holders (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall severally (based on such Indemnifying Party’s Indemnity Portion), but not jointly, indemnify and hold harmless Parent and its affiliates (including the Surviving Corporation) and their respective directors, officers, agents and representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all losses, liabilities, damages of any kind or nature, deficiencies, Taxes, interest, awards, judgments penalties, fees, costs and expenses, including reasonable attorneys’, accountants’ and consultants’ fees and expenses and reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation) (regardless of whether or not such Losses relate to any third party claims), directly or indirectly, resulting from or arising out of any of the following:

(i)    any breach of or inaccuracy in, as of the date hereof or as of the Closing, a representation or warranty of the Company set forth in this Agreement or the Officer’s Certificate, without giving effect to (A) any qualifications based on the word “material” or similar phrases (including “Company Material Adverse Effect”) limiting the scope of such representation or warranty, or (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement;

(ii)    third party Actions against Parent or any of its subsidiaries (including the Company or any Subsidiaries) following the Closing, including court costs and the costs of defending against and settling any such third party Actions, whether or not it is determined that there was a breach or inaccuracy of a representation or warranty or any other matter specified in Section 7.2(a)(i) as a basis for indemnification under this Agreement, if the facts and circumstances alleged in such third party Action would give the Indemnified Parties a right to indemnification under Section 7.2(a)(i) assuming for this purpose that such facts and circumstances are accurate and the claims made therein are recoverable by the third party claimant(s) in accordance therewith;

(iii)    any failure by the Company to perform or comply with any covenant or agreement of the Company set forth in this Agreement other than the covenants and agreements of the Company set forth in Section 5.12;

(iv)    any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares;

(v)    any Pre-Closing Taxes, except to the extent already taken into account pursuant to Section 1.8;

(vi)    any Indebtedness, except to the extent already taken into account pursuant to Section 1.7(b);

(vii)    any Third Party Expenses, except to the extent already taken into account pursuant to Section 1.7(b);

(viii)    any Tail Costs, to the extent not previously paid or settled pursuant to Section 1.8;

(ix)    any Liabilities (other than Taxes) relating to or arising out of (A) the Restructuring and any failure by the Company to perform or comply with its covenants and agreements set forth in Section 5.12 and (B) Restructuring Sub or any of the Remainderco Subsidiaries;

(x)    any of the matters disclosed on Schedule 7.2-1;

(xi)    any of the matters disclosed on Schedule 7.2-2;

(xii)    any of the matters disclosed on Schedule 7.2-3;

(xiii)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, any fraud or Intentional Breach or Intentional Misrepresentation on the part of the Company, any Subsidiary or any Representative of any of the foregoing in connection with this Agreement or the Transactions; and

(xiv)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, any fraud or Intentional Breach or Intentional Misrepresentation on the part of any Indemnifying Party, regardless of his, her or its capacity as a Stockholder, Company Note Holder, Retention Participant, employee, independent contractor, officer and/or director, or any Representative of any of the foregoing in connection with this Agreement or the Transactions.

(b)    The Indemnifying Parties (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation, Parent or any of their respective Affiliates with respect to any Loss claimed by and/or paid to an Indemnified Party pursuant to the indemnification provisions hereof, except in each case to the extent such Loss is covered by the D&O Tail Policy.

(c)    Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VII will be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

(d)    The indemnification rights set forth in this Article VII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims arising under this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that (i) this Section 7.2(d) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article VII shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with a claim based on fraud, Intentional Breach or Intentional Misrepresentation committed by such Indemnifying Party.

(e)    Nothing in this Agreement shall limit the right of any party to a Related Agreement to pursue remedies under such Related Agreement against the other parties thereto. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein or in any Related Agreement shall give rise to any right on the part of any Indemnified Party, after the consummation of the Transactions, to rescind this Agreement or any of the transactions contemplated hereby.

7.3    Limitations on Indemnification.

(a)    Threshold. Except in the case of fraud, Intentional Misrepresentation, and for breaches of or inaccuracies in the Specified Representations, the IP Representations or the Tax Representations, the Indemnified Parties, as a group, may not recover any Losses (i) pursuant to an indemnification claim under Section 7.2(a)(i) and Section 7.2(a)(ii) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $500,000 in Losses in the aggregate (the “Threshold Amount”), in which case the Indemnified Parties shall be entitled to recover only such Losses in excess of the Threshold Amount. For the avoidance of doubt, the limitations set forth in this Section 7.3(a) shall not apply to indemnification claims under clauses (iii)–(xiv) of Section 7.2(a), inclusive.

(b)    Maximum Liability.

(i)    Except in the case of fraud, Intentional Breach or Intentional Misrepresentation, and indemnification claims for breaches of or inaccuracies in the Specified Representations or the Tax Representations or indemnification claims under Section 7.2(a)(ii) that are predicated on assumed breaches of or inaccuracies in the Specified Representations and the Tax Representations, the Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under clauses (i), (ii) and (viii)–(xi) of Section 7.2(a), inclusive, shall be recourse against the Escrow Fund. For the avoidance of doubt, the limitations set forth in this Section 7.3(b)(i) shall not apply to any indemnification claim under clauses (iii)–(vii) and (xii)–(xiv) of Section 7.2(a), inclusive. Following the Expiration Date, the Indemnified Parties may not recover against the Escrow Fund for claims against Section 7.2(a)(viii)–(x).

(ii)    The Indemnified Parties’ first source of recovery for indemnification claims under Section 7.2(a) shall be recourse against the Escrow Fund. If the Escrow Fund is insufficient to satisfy any portion of a Loss for which an indemnification claim has been made under Section 7.2(a)(i) or Section 7.2(a)(ii) for breaches of or inaccuracies in the Specified Representations or Tax Representations, or for which an indemnification claim has been made under clauses (iii)–(vii) and (xii)–(xiv) of Section 7.2(a), inclusive, the Indemnified Parties shall be entitled to recover such excess portion of such Losses in respect of such indemnification claims (the portion of any such excess Loss for which such indemnification is not satisfied by the Escrow Fund is referred to as an “Excess Loss”) directly from the Indemnifying Parties and each Indemnifying Party shall, subject to the limitations set forth in this Article VII, be liable, severally (in accordance with each such Indemnifying Party’s Indemnity Portion) and not jointly, solely for its, his or her Indemnity Portion of the Excess Losses in respect of such indemnification claim, in each case subject to the limitations set forth in this Article VII.

(iii)    Notwithstanding anything to the contrary herein, the liability of each Indemnifying Party for indemnification claims under this Section 7.2(a) shall be limited, in the aggregate, to a dollar amount equal to the aggregate portion of the Merger Consideration actually received by such Indemnifying Party pursuant to this Agreement (without regard to any withholding, vesting or other similar limitation applicable to such payments); provided, however that the limitation in this Section 7.2(b)(iii) shall not apply to indemnification claims made under Section 7.2(a)(xiv) in connection with a claim based on fraud, Intentional Breach or Intentional Misrepresentation (i) committed by such Indemnifying Party or (ii) of the Company or another Indemnifying Party committed prior to Closing as to which such Indemnifying Party has actual knowledge (without any duty to investigate) that the specific fraud, Intentional Breach or Intentional Misrepresentation at issue has occurred or is occurring prior to Closing (and not merely knowledge of the underlying facts that are alleged to be a fraud, Intentional Breach or Intentional Misrepresentation) and does not inform Parent of such information to which such Indemnifying Party has such knowledge as promptly as reasonably practicable; and, provided further, that, for the avoidance of doubt, the Indemnified Parties shall be entitled to recover against all proceeds available in the Escrow Fund on a joint and several basis for claims under Section 7.2(a)(xiv), regardless of the amount of such Indemnifying Party’s contribution thereto.

(c)    The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

(d)    Nothing in this Agreement (including Section 7.3(b)(iii) or Section 7.3(g)) shall limit the liability of an Indemnifying Party (i) in connection with a claim based on fraud, Intentional Breach or Intentional Misrepresentation committed by such Indemnifying Party or (ii) in connection with a claim based on fraud, Intentional Breach or Intentional Misrepresentation of the Company or another Indemnifying Party committed prior to Closing as to which such Indemnifying Party has actual knowledge (without any duty to investigate) that the specific fraud, Intentional Breach or Intentional Misrepresentation at issue has occurred or is occurring prior to Closing (and not merely knowledge of the underlying facts that are alleged to be a fraud, Intentional Breach or Intentional Misrepresentation) and does not inform Parent of such information to which such Indemnifying Party has such knowledge as promptly as reasonably practicable.

(e)    For the purpose of this Article VII, the amount of any Losses shall be reduced by (i) any insurance proceeds actually received by an Indemnified Party with respect to such Losses and (ii) any amounts actually recovered by an Indemnified Party from another Person in respect of such Losses.

(f)    Each Indemnified Party shall make commercially reasonable efforts to mitigate any claim or liability that such Indemnified Party asserts under this Article VII as required by applicable Legal Requirements.

(g)    Under no circumstances shall any Indemnified Party be entitled to be indemnified for special, multiple of earnings or other business or financial metric or punitive damages, except with respect to a claim for such damages by a third party, in which case only to the extent of the amount of such damages payable to such third party as determined by a final, non-appealable award of a court of competent jurisdiction. No party hereto shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant, agreement or condition specifically waived in writing by the other party at the Closing or (ii) any Losses included in the calculation of the Estimated Adjustment Amount of the Final Adjustment Amount (to the extent so included).

(h)    The Indemnified Parties shall not be entitled to recover the same Losses more than once in respect of any one liability of the Indemnifying Parties.

7.4    Indemnification Claim Procedures.

(a)    Subject to the limitations set forth in Section 7.1, if an Indemnified Party wishes to make an indemnification claim under this Article VII, such Indemnified Party shall, prior to 11:59 p.m. California time of the last day of the survival period applicable to such indemnification claim, deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (with a copy to the Escrow Agent) (or in the event an Indemnified Party elects to pursue such indemnification claim directly against a Stockholder, to such Stockholder directly) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related and (iii) specifying whether the Indemnification Claim Notice applies to the Escrow Fund. Parent may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.

(b)    If the Stockholder Representative (or in the event that indemnification is permitted to be sought hereunder directly from a Stockholder, such Stockholder) shall not object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative on behalf of the Indemnifying Parties (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, the Escrow Agent shall promptly release from the Escrow Fund cash equal to the Losses set forth in such Indemnification Claim Notice to Parent.

(c)    In the event that the Stockholder Representative (or in the event that indemnification is permitted to be sought hereunder directly from a Stockholder, such Stockholder) shall deliver an Indemnification Claim Objection Notice in accordance with Section 7.4(b) within 30 days after delivery of such Indemnification Claim Notice to the Stockholder Representative, the Stockholder Representative (or such objecting Stockholder) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative (or such objecting Stockholder) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release from the Escrow Fund an amount of cash equal to the Losses set forth in such Indemnification Claim Notice. Should the amount held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such memorandum and this Agreement, then each Stockholder shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party such Stockholder’s Indemnity Portion of such shortfall in cash.

(d)    If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, Parent may file suit with respect to the matter in a court pursuant to Section 8.14.

(e)    On the Expiration Date, if cash amounts remaining in the Escrow Fund exceed the Extended Escrow Amount (the amount of such excess, “Expiration Escrow Surplus”), Parent and the Stockholder Representative shall provide a joint written instruction to the Escrow Agent to deliver such Expiration Escrow Surplus to the Exchange Agent or the Surviving Corporation (as applicable) for further distribution to the Company Holders in accordance with their Indemnity Portions, less the portion of the Expiration Escrow Surplus remaining in the Escrow Fund equal to the amounts set forth in a validly delivered Indemnification Claim Notice (which, with respect to any third party Action, shall be no less than the amount claimed by the third party claimant in the third party Action) for any then unresolved claims specified in any such Indemnification Claim Notice (“Unresolved Claims”) delivered in good faith to the Escrow Agent and Stockholder Representative prior to the Expiration Date, with respect to facts and circumstances existing prior to the Expiration Date, and any such amounts for Unresolved Claims shall not be distributed to the Company Holders at such time. Instead, upon final resolution of such Unresolved Claims, Parent and the Stockholder Representative shall provide a joint written instruction to the Escrow Agent to release (1) the portion of the Unresolved Claim amount that is determined in accordance with this Article VII to belong to the Company Holders to the Exchange Agent or the Surviving Corporation (as applicable) for further distribution to the Company Holders in accordance with their Indemnity Portions and (2) the portion of the Unresolved Claim amount that is determined in accordance with this Article VII to belong to Parent to Parent.

(f)    On the two (2) year anniversary of the Expiration Date (the “Extended Date”), if any cash amounts are remaining in the Escrow Fund, Parent and the Stockholder Representative shall provide a joint written instruction to the Escrow Agent to deliver such remaining amounts to the Exchange Agent or the Surviving Corporation (as applicable) for further distribution to the Company Holders in accordance with their Indemnity Portions, less the portion of the Escrow Amount remaining in the Escrow Fund equal to the amounts set forth in a validly delivered Indemnification Claim Notice (which, with respect to any third party Action, shall be no less than the amount claimed by the third party claimant in the third party Action) for any Unresolved Claims specified in any such Indemnification Claim Notice delivered in good faith to the Escrow Agent and Stockholder Representative prior to the Extended Date, with respect to facts and circumstances existing prior to the Extended Date, and any such amounts shall not be distributed to the Company Holders at such time. Instead, upon final resolution of such Unresolved Claims, Parent and the Stockholder Representative shall provide a joint written instruction to the Escrow Agent to release (1) the portion of the Unresolved Claim amount that is determined in accordance with this Article VII to belong to the Company Holders to the Exchange Agent or the Surviving Corporation (as applicable) for further distribution to the Company Holders in accordance with their

Indemnity Portions and (2) the portion of the Unresolved Claim amount that is determined in accordance with this Article VII to belong to Parent to Parent.

(g)    Cash amounts from the Escrow Fund shall be distributed in the same proportion as the Escrow Amount was deposited in the Escrow Fund with respect to each Indemnifying Party.

7.5    Third Party Claims. In the event Parent receives notice of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a claim for indemnification pursuant to this Article VII, Parent shall, within thirty (30) days following Parent’s receipt of written notice of the Third Party Claim, notify the Stockholder’s Representative of such claim with an Indemnification Claim Notice (a “Third Party Notice”), and shall provide a copy of such Third Party Notice to the Escrow Agent, if the Extended Date has not been reached and funds remain in the Escrow Fund, and the Third Party Notice shall be accompanied by copies of any documentation submitted by the third party making such Third Party Claim, if any; provided, that no delay or failure on the part of Parent in delivering a Third Party Notice shall cause any Indemnified Party to forfeit any indemnification rights under this Article VII except to the extent that the Indemnifying Parties are materially prejudiced by such delay or failure. Upon receipt of a Third Party Notice, the Stockholder’s Representative shall be entitled (on behalf of the Indemnifying Parties and at their expense), or, in the event indemnification is being sought hereunder from fewer than all the Indemnifying Parties, the applicable Indemnifying Parties shall be entitled, at their expense, to participate in, but not to control, determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Stockholder’s Representative (or, in the event indemnification is being sought hereunder from fewer than all the Indemnifying Parties, such applicable Indemnifying Parties) shall not be entitled to control any negotiation of settlement, adjustment or compromise with respect to any such Third Party Claim; provided, however, that except with the consent of the Stockholder’s Representative (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Third Party Claim with third party claimants shall (i) be determinative of the amount of Losses relating to such matter or (ii) preclude the right of the Indemnifying Parties to dispute the Indemnified Party’s entitled to indemnification hereunder; provided further, however, that the consent of the Stockholder’s Representative with respect to any settlement of any such Third Party Claim shall be deemed to have been given unless the Stockholder’s Representative shall have objected within thirty (30) days after a written request for such consent by Parent. In the event that the Stockholder’s Representative has consented to any such settlement, adjustment or compromise, the Indemnifying Parties or the consenting Indemnifying Parties, as applicable, shall have no power or authority to object under any provision of this Article VII to the amount of such settlement, adjustment or compromise.

7.6    Stockholder Representative.

(a)    By virtue of the execution and delivery of a Joinder, and the adoption of this Agreement and approval of the Merger by the Stockholders or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each of the Indemnifying Parties shall be deemed to have agreed to appoint Shareholder Representative Services LLC as its representative, agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Indemnifying Parties to, after the Closing, give and receive notices and communications in respect of indemnification claims under this Agreement to be recovered against the Escrow Fund or the Tail Fund, to authorize payment to any Indemnified Party from the Escrow Fund and/or the Tail Fund in satisfaction of any indemnification claims hereunder by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or

(ii) specifically mandated by the terms of this Agreement. The Stockholder Representative may resign at any time. Such agency may be changed by the Stockholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds (2/3) interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, in the event of a resignation of the Stockholder Representative or other vacancy in the position of Stockholder Representative, such vacancy may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services other than pursuant to the terms of that certain Engagement Letter to be entered into by and among Shareholder Representative Services LLC, the Company and certain of the Indemnifying Parties. Notices or communications after the Closing to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties.

(b)    The Stockholder Representative will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with the Stockholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Stockholder Representative’s gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Indemnifying Parties will, severally and not jointly, in accordance with their Indemnity Portions indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Stockholder Representative Expenses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Stockholder Representative Expense is suffered or incurred; provided, that in the event that any such Stockholder Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Stockholder Representative Expense to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Indemnifying Parties, any such Stockholder Representative Expenses may be recovered by the Stockholder Representative from (i) the funds in the Representative Expense Fund, (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Indemnifying Parties, and (iii) the amounts in the Tail Fund at such time as remaining amounts would otherwise be distributable to the Indemnifying Parties; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Stockholder Representative Expenses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver any remaining balance of the Representative Expense Fund, if any, to the Escrow Agent, who will promptly distribute such funds to Company Holders in accordance with their Indemnity Portions. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.2 or Section 8.3, shall constitute a decision of the Indemnifying Parties and shall be final, conclusive and binding upon the Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(c)    Notwithstanding that the Company and its Subsidiaries have been represented by WilmerHale in the preparation, negotiation and execution of this Agreement and the Related Agreements (collectively, the “Transaction Agreements”), each of Parent and the Company agrees that after the Closing WilmerHale may represent the Stockholder Representative, the Indemnifying Parties and/or their Affiliates in all matters related to the Transaction Agreements, including without limitation in respect of any indemnification claims pursuant to the Transaction Agreements. Each of Parent and the Company hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

(d)    Each of Parent and the Company hereby acknowledges, on behalf of itself and its Affiliates, that WilmerHale has represented the Company and its Subsidiaries in connection with the transactions contemplated by the Transaction Agreements. Such parties agree that any attorney-client privilege, attorney work-product protection and expectation of client confidence belonging to the Company and related to the transactions contemplated by the Transaction Agreements, and all information and documents covered by such privilege or protection shall, after the Closing, belong to, be deemed the right of, and be controlled solely by the Indemnifying Parties and may only be waived by the Stockholder Representative on behalf of the Indemnifying Parties. To the extent that Parent or the Company receives or takes physical possession of any privileged or protected material covered by this Section 7.6(d) after the Closing, such physical possession or receipt shall not, in any way, be deemed a waiver by the Indemnifying Parties of the privileges or protections described in this Section 7.6.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All references in this Agreement to “$” or dollars shall mean U.S. denominated dollars. The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The Company shall be responsible for compliance with this Agreement by its officers, directors, employees and other agents (in their capacities as such). No prior draft of this Agreement, any Related Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

8.2    Amendment. This Agreement may be amended by Parent and the Stockholder Representative (or, prior to the Effective Time, the Company) at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought, provided, that no amendment to be effected after the receipt of the Requisite Stockholder Approval and which requires stockholder approval under Delaware Law shall be effective until the receipt of the Requisite Stockholder Approval with respect to such amendment. For purposes of this Section 8.2, subject to the proviso in the prior sentence, the Company Holders are deemed to have agreed that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Company Holders whether or not they have signed such amendment.

8.3    Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent permitted under any applicable Legal Requirements, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.3, the Company Holders are deemed to have agreed that any extension or waiver signed by the Company shall be binding upon and effective against all Company Holders whether or not they have signed such extension or waiver.

8.4    Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

8.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email or facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)    if to Parent or Merger Sub, to:

Roku, Inc.

150 Winchester Circle

Los Gatos, CA 95032

Attention: General Counsel

Email: generalcounsel@roku.com

with a copy (which shall not constitute notice) to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, California 94111

Attention: Seth Gottlieb; Garth Osterman

Email: sgottlieb@cooley.com; gosterman@cooley.com

(b)    if to the Company (prior to the Closing), to:

Dataxu, Inc.

53 State Street

Boston, MA 02109

Attn: Finance Dept

Email: mike@dataxu.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

950 Page Mill Road

Palo Alto, CA 94304 USA

Attention: Joseph K. Wyatt

Email: joe.wyatt@wilmerhale.com

(c)    if to the Indemnifying Parties (after the Closing) or to the Stockholder Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

8.6    Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.5, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the Non-Disclosure Agreement effective as of November 20, 2018 (the “Confidential Disclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that certain information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws. Notwithstanding anything in this Agreement or the Confidential Disclosure Agreement to the contrary, following the Closing, the Stockholder Representative shall be permitted to disclose information as required by law or to employees, advisors, agents or consultants of the Stockholder Representative and to the Indemnifying Parties, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

8.7    Public Disclosure. Except as required by Legal Requirements or the rules of any stock exchange upon which Parent’s equity securities are traded, and other than with respect to information that is approved for public disclosure by Parent, none of the Company, any of its Representatives or the Stockholder Representative shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent.

8.8    Third Party Expenses. Except as otherwise provided in this Agreement, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements; provided, however, that all Third Party Expenses that are incurred by the Company or any Subsidiary shall be deducted from the Total Cash Consideration payable hereunder in respect of the outstanding shares of Company Capital Stock pursuant to the adjustments contemplated by the definition of Total Cash Consideration.

8.9    Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.

8.10    No Third Party Beneficiaries. Nothing in this Agreement, except for Section 5.10(a), is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder.

8.11    Specific Performance and Other Remedies.

(a)    The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Stockholder or the Stockholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b)    Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c)    The liability of any Person under Article VII will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s fraudulent acts or omissions, or Intentional Breach or Intentional Misrepresentation. Notwithstanding anything to the contrary set forth in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article VII, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraudulent acts or omissions or Intentional Breach or Intentional Misrepresentation, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for fraud, Intentional Breach or Intentional Misrepresentation, (ii) the time period during which a claim for fraud, Intentional Breach or Intentional Misrepresentation may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for fraud, Intentional Breach or Intentional Misrepresentation.

8.12    Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.13    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.14    Exclusive Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware in connection with any matter based upon or arising out of this Agreement and the Transactions or any other matters contemplated herein (or, only if the state courts of the State of Delaware decline to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party agrees not to commence any legal proceedings related hereto except in such state courts of the State of Delaware (or, only if the state courts of the State of Delaware decline to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each party hereto and the Company Holders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Company Holders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereto and the Company Holders hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

8.15    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

8.16    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

ROKU, INC.

By:	/s/ Steve Louden

Name:	Steve Louden
Title:	Chief Financial Officer

AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

DELAWARE ACQUISITION COMPANY, INC.

By:	/s/ Stephen H. Kay

Name:	Stephen H. Kay
Title:	President and Secretary

AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

DATAXU, INC.

By:	/s/ Michael Baker

Name:	Michael Baker
Title:	President

AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Sam Riffe

Name:	Sam Riffe
Title:	Managing Director

AGREEMENT AND PLAN OF MERGER

ANNEX A

CERTAIN DEFINED TERMS

“2008 Plan” shall mean Company’s 2008 Stock Plan (as amended).

“2017 Plan” shall mean Company’s 2017 Stock Incentive Plan (as amended).

“Accredited Holder” shall mean a Stockholder or Company Note Holder who (i) has completed and delivered to the Company and Parent prior to the Closing Date a duly executed AIQs, in form and substance reasonably satisfactory to Parent, certifying that such Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) or is determined by Parent in its reasonable discretion to be an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).

“Action” shall mean any action, suit, claim, complaint, litigation, third-party investigation, third-party audit, proceeding, arbitration or other similar dispute.

“Affiliate” of any Person shall mean another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“Cash Closing Payment” shall mean the Total Cash Consideration less (i) the Tail Fund Amount; less (ii) the Escrow Amount; less (iii) the Representative Expense Amount; less (iv) the RP Payment; less (v) the Estimated Adjustment Amount, if negative and plus (vi) the Estimated Adjustment Amount, if positive.

“Cash Consideration Percentage” shall mean, for each share of Company Capital Stock or Company Note (expressed as a percentage), (i) with respect to Unaccredited Stockholders, 100% and (ii) with respect to Accredited Holders, the quotient of (A) the Cash Closing Payment less the Total Unaccredited Stockholder Cash Amount divided by (B) the Cash Closing Payment less the Total Unaccredited Stockholder Cash Amount plus the Total Stock Consideration (valued for this purpose using the Parent Trading Price), where the “Total Unaccredited Stockholder Cash Amount” shall mean the total amount of cash to be paid at Closing to Unaccredited Stockholders, calculated by:

(x) determining the aggregate dollar amount of the Cash Closing Payment and the Total Stock Consideration (valued for this purpose using the Parent Trading Price);

(y) allocating such amount in accordance with the Charter Allocation to determine which Stockholders shall receive consideration at Closing in accordance with Section 1.6(b)(i)(A); and

(z) determining the total dollar amount payable to the Unaccredited Stockholders that are part of the Stockholders receiving consideration at Closing in (y) above, such amount being the Total Unaccredited Stockholder Cash Amount.

“Cash Purchase Price” shall mean $75,000,000.

“Closing Cash” shall mean the cash (including restricted cash), cash equivalents and marketable securities of the Company reduced by outstanding checks issued by the Company and the costs of repatriating any amounts held outside of the United States, and increased by the checks received by the Company, but not yet cleared, as of immediately prior to the Effective Time; provided that Closing Cash shall exclude any amounts that (i) the Company is holding pursuant to the Sky Agreement and (ii) are contributed to or held by Restructuring Sub or any of the Remainderco Subsidiaries.

“Closing Cash Adjustment Amount” shall mean the amount (expressed as a positive number) by which the amount of Closing Cash is greater than zero dollars ($0).

“Closing Working Capital” shall have the meaning ascribed to such term on Schedule E.

“Closing Working Capital Adjustment Amount” shall mean (a) the amount (expressed as a negative number) by which the Closing Working Capital is less than the lowest number in the Closing Working Capital Range, if the amount of Closing Working Capital is less than the lowest number in the Closing Working Capital Range, (b) the amount (expressed as a positive number) by which the amount of Closing Working Capital is greater than highest number in the Closing Working Capital Range, if the amount of Closing Working Capital is greater than the highest number in the Closing Working Capital Range, and (c) zero dollars ($0) if the Closing Working Capital is within the Closing Working Capital Range.

“Closing Working Capital Range” shall mean a range between -$3,000,000 (a negative number) and $0.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company.

“Company Data” shall mean all data (including Personal Data) Processed in connection with the Company or any Subsidiary’s business, including in the marketing, support, sales, delivery or use of any Company Product.

“Company Data Processing Contract” shall mean any Contract to which the Company or any Subsidiary is or was a party or by which the Company or any Subsidiary is or was bound, that relates to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Company Data: (A) by a third party for or on behalf of the Company or any Subsidiary, or (B) by Company or any Subsidiary for or on behalf of a third party.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, health benefits or medical insurance retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to or required to be contributed to by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any Subsidiary has or may have any liability or obligation, including any International Employee Plan.

“Company Holders” means the Stockholders, the Company Note Holders and the Retention Participants, individually and collectively.

“Company IP” shall mean any and all Intellectual Property Rights that are owned by or purported to be owned by the Company or any Subsidiary.

“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or would be reasonably expected to (i) materially impede the authority of the Company to consummate the Transactions in accordance with the terms hereof and Legal Requirements, or (ii) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, provided, however, that in no event shall any Effect primarily resulting from any of the following be deemed to constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any changes in the economy or financial or capital markets (including interest rates) or political conditions of the United States or any foreign country in which the Company or any Company Subsidiary has significant operations; (b) any changes that generally affect any of the industries in which the Company or any Company Subsidiary operates or participates; (c) any failure by the Company to meet internal or other estimates, predictions, projections or forecasts (provided, that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect); (d) any change in GAAP or any change in Legal Requirements, in each case after the date hereof; (e) acts of war, hostilities, terrorism or natural disasters; (f) any changes caused by the public announcement of this Agreement or the Transactions or (g) compliance by the Company or the Subsidiaries with the terms of this Agreement or the Related Agreements, except, for purposes of clauses (a), (b), (c), (d) and (e), if such conditions have a materially disproportionate impact on the Company or the Subsidiaries as compared to other Persons engaged in the Company’s industry.

“Company Note” shall mean a convertible promissory notes issued by the Company and set forth on Schedule D, which includes the amounts due to such Company Note Holders on a note-by-note basis pursuant to the Noteholder Consent.

“Company Note Consideration” shall mean the amount due for a Company Note pursuant to Schedule D.

“Company Note Holders” shall mean the holders of Company Notes.

“Company Options” shall mean all options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person. For avoidance of doubt, Company Options shall not include Company Warrants.

“Company Preferred Stock” shall mean the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series C-1 Preferred Stock, Company Series D Preferred Stock, Company Series E Preferred Stock and Company Series F Preferred Stock taken together.

“Company Privacy Policies” shall mean, collectively, any and all (A) of the Company and any Subsidiary’s data privacy and security policies regarding the Processing of Company Data or otherwise relating to the privacy of any individual, whether applicable internally, or published on Company Websites or otherwise made available by the Company or any Subsidiary to any Person, (B) public representations (including representations on Company Websites) or other public commitments adopted by the Company or any Subsidiary pertaining to data privacy and security.

“Company Product” shall mean each product (including software and databases) or service made, marketed, distributed, licensed out or sold by or on behalf of the Company or any Subsidiary at any time during the five (5) year period preceding the date of this Agreement (including TouchPoint, OneView, TotalTV and ClearSight), and any product or service for which material development activities have been commenced by or for the Company or any Subsidiary.

“Company Restricted Stock” shall mean any shares of Company Common Stock that are subject to a repurchase option at less than the fair market value of such stock, risk of forfeiture or other vesting condition under any applicable stock restriction agreement or other agreement with the Company.

“Company Return” shall mean any Tax Return filed, or required to be filed by, on behalf of or with respect to the Company or any Subsidiary.

“Company RSUs” shall mean any unit or award (i) denominated in units, and (ii) pursuant to which the holder thereof is or may become entitled to acquire shares of Company Common Stock or the cash equivalent thereof upon such holder’s continued service with or employment by the Company or any Subsidiary and/or upon the satisfaction or attainment of one or more performance milestones, with each such unit covering a single share of Company Common Stock being called a “Company RSU”.

“Company Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Company Series A Preference” shall mean $0.21 per share of Company Series A Preferred Stock.

“Company Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B Preference” shall mean $0.5011386 per share of Company Series B Preferred Stock.

“Company Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Company Series C Preference” shall mean $1.2297303 per share of Company Series C Preferred Stock.

“Company Series C-1 Preferred Stock” shall mean the Series C-1 Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Company Series C-1 Preference” shall mean $1.2297303 per share of Company Series C-1 Preferred Stock.

“Company Series D Preferred Stock” shall mean the Series D Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Company Series D Preference” shall mean $1.6439232 per share of Company Series D Preferred Stock.

“Company Series E Preferred Stock” shall mean the Series E Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Company Series E Preference” shall mean $1.854001 per share of Company Series E Preferred Stock.

“Company Series F Preferred Stock” shall mean the Series F Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Company Series F Preference” shall mean $1.9921750 per share of Company Series F Preferred Stock.

“Company Software” shall mean any software or that is embedded in, or used in the development, delivery, hosting or distribution of, any Company Products, including any such software that is used to collect, transfer, transmit, store, host, or otherwise process Personal Data.

“Company Warrants” shall mean all issued and outstanding warrants to purchase Company Capital Stock.

“Company Websites” shall mean all websites owned, operated or hosted by or on behalf of the Company or any Subsidiary.

“Contingent Contribution” shall mean an amount of cash equal to (i) with respect to a Retention Participant, a Retention Participant’s, (ii) with respect to a Company Note, such Note’s and (iii) with respect to a share of Capital Stock, such share’s, in each of case (i)-(iii), (1) Indemnity Portion multiplied by the Tail Fund Amount (the “Tail Contribution”), (2) Indemnity Portion multiplied by the Escrow Amount (the “Escrow Contribution”) and (3) Indemnity Portion multiplied by the Representative Expense Amount (the “RE Contribution”).

“Continuing Employee” shall mean any employee who is employed by the Company or a Subsidiary as of immediately prior to the Closing and is reasonably anticipated to continue his or her employment, either affirmatively or by operation of Legal Requirements, with Parent or one of its subsidiaries on the day following the Closing Date (including, for the avoidance of doubt, any employee who is on maternity leave, short-term disability leave, long-term disability leave, military leave or another approved leave of absence as of the Closing Date).

“Contract” shall mean any written contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“Delaware Law” shall mean the General Corporation Law of the State of Delaware or, with respect to limited liability companies, the Limited Liability Company Act of Delaware.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current employee, consultant, independent contractor or director of the Company or any Subsidiary.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options, Company RSUs or Company Restricted Stock, or any other agreement providing for compensation or benefits) between the Company or any Subsidiary and any Employee.

“Environmental Law” shall mean any Legal Requirement to prohibit, regulate or control a Hazardous Material, a Hazardous Material Activity, or the protection of the environment or the health and safety of persons or property based on exposure to or the presence of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall mean the escrow agent designated under the Escrow Agreement or another institution acceptable to Parent and the Stockholder Representative, and any successor escrow agent appointed pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement executed and delivered concurrently herewith and attached hereto as Exhibit F.

“Escrow Amount” shall mean an amount in cash equal to the Expiration Date Escrow Amount plus the Extended Escrow Amount.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expiration Date Escrow Amount” shall mean an amount in cash equal to $13,030,000.

“Extended Escrow Amount” shall mean an amount in cash equal to $1,970,000.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental entity, instrumentality, agency or commission.

“Hazardous Material” shall mean any substance, waste emission, or chemical that is regulated by, or has been designated by any Governmental Entity or by applicable Environmental Law to be hazardous, toxic, a pollutant, or contaminant, or otherwise a danger to health, reproduction or the environment, including without limitation, polychlorinated biphenyls (“PCBs”), asbestos, petroleum, urea-formaldehyde and all substances listed a hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, and the regulations promulgated pursuant to CERCLA and RCRA.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, including, without limitation, compliance with any registration, recycling, product take-back or product content requirements, including without limitation and the European Union directives on the restriction on the use of hazardous material in electrical and electronic equipment (or ROHS Directive 2011/65/EU), the waste electrical and electronic equipment directive (or WEEE Directive 2012/12/EU), and China’s Management Methods on the Control of Pollution Caused by Electronic Information Products (or China ROHS).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICT Infrastructure” shall mean the information and communications technology infrastructure and systems (including software, hardware, firmware, networks, and the Company Websites) that are used by the Company or any Subsidiary in the conduct of its business.

“Indebtedness” of any Person shall mean, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital (including, without limitation, the value of any derivative embedded in any such liabilities); (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit; (v) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; (vi) all Worker Compensation Liabilities; and (vii) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i) through (vi) above, to the extent of the obligation guaranteed; provided, that Indebtedness shall not be deemed to include Third Party Expenses.

“Indemnity Portion” shall mean with respect to each Company Holder (in each case excluding any holders of Dissenting Shares, with respect to such Dissenting Shares), an amount (expressed as a percentage) equal to the quotient obtained by dividing (a) the aggregate amount of cash and the aggregate dollar amount of stock payable or issuable to such Company Holder pursuant to Section 1.6(b)(i)(A) in respect of the shares of Company Capital Stock (excluding any Dissenting Shares and disregarding any deductions (whether for contribution to the Tail Fund, Escrow Fund, Representative Expense Fund or otherwise)) owned by such Stockholder, the amounts payable or issuable to the Company Note Holders pursuant to this Agreement, and the amounts payable to the Retention Participants pursuant to this Agreement and the Retention Plan, in each case as of the Effective Time, by (b) the aggregate amount of cash and the aggregate dollar amount of stock payable or issuable to all Company Holders pursuant to Section 1.6(b)(i)(A) in respect of Company Capital Stock (excluding Dissenting Shares and disregarding any deductions (whether for contribution to the Tail Fund, Escrow Fund, Representative Expense Fund or otherwise)), the amounts payable or issuable to the Company Note Holders pursuant to this Agreement, and the amounts payable to the Retention Participants pursuant to this Agreement and the Retention Plan, in each case as of the Effective Time. For purposes of calculating the dollar amount of such stock, each share of Parent Common Stock shall be valued at the Parent Trading Price.

“Intellectual Property” shall mean algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of Intellectual Property Rights).

“Intellectual Property Rights” shall mean all intellectual property rights, including those of the following types, which may exist or be created under the laws of any jurisdiction in the world (including, as applicable, any applications, registrations, renewals, modifications and extensions, reissues, divisions, continuations, continuations-in-part, reexaminations and interferences thereof): (i) rights in, arising out of, or associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) rights in, arising out of, or associated with databases; (iii) rights in, arising out of, or associated with trademarks, service marks, business names, domain names and trade names including without limitation rights granted under the Lanham Act; (iv) rights in, arising out of, or associated with confidential information and trade secrets, including without limitation rights described in the Uniform Trade Secrets Act; (v) rights in, arising out of, or associated with inventions, including without limitation patent and industrial design property rights (“Patent Rights”); (vi) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, publicity or similar rights; and (vii) any other proprietary rights in Intellectual Property.

“Intentional Breach” shall mean a breach of a covenant or agreement that is, or that is a consequence of, an act undertaken by the breaching Person with the actual knowledge that the taking of such act would, or would be reasonably expected to, be, cause, or result in a breach of this Agreement.

“Intentional Misrepresentation” shall mean a misrepresentation that is, or that is a consequence of, an act undertaken by the misrepresenting Person with the actual knowledge that the taking of such act would, or would be reasonably expected to, be, cause, or result in a breach of a representation or warranty contained in this Agreement.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement, with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employees” shall mean the Employees of the Company and its Subsidiaries listed on Schedule A-1.

“Knowledge” or “Known” shall mean the actual knowledge of the individuals on Schedule F, in each case, after due inquiry.

“Legal Requirement” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Liabilities” (and, with correlative meaning, “Liability”) shall mean all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, due or to become due, accrued or not accrued, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Legal Requirement or any Action or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever.

“Made Available” shall mean that the Company or any of its Representatives has posted such materials to the virtual data room named “Confirmatory Diligence Materials” hosted by Donnelly Financial Solutions and made available to Parent and its Representatives, but only if so posted and made available on or prior to the date that is 11:00 am Pacific Time on the date of this Agreement.

“NASDAQ” shall mean The NASDAQ Global Select Market.

“Open Source Software” shall mean any software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry). Open Source Materials includes software code or materials that are licensed under the Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses” (such licenses or agreements are collectively, “Open Source Licenses”).

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Other Employees” shall mean the employees, consultants and contractors of the Company or any Subsidiary who receive an offer of employment or a consulting agreement from Parent or a Subsidiary of Parent prior to the Closing Date, other than the Key Employees.

“Parent Common Stock” shall mean shares of Class A Common Stock, par value $0.0001 per share, of Parent.

“Parent Material Adverse Effect” means any Effect that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, that is or would be reasonably expected to (i) materially impede the authority of Parent to consummate the Transactions in accordance with the terms hereof and Legal Requirements, or (ii) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of Parent and its subsidiaries taken as a whole, provided, however, that in no event shall any Effect primarily resulting from any of the following be deemed to constitute or be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) any changes in the economy or financial or capital markets (including interest rates) or political conditions of the United States or any foreign country in which Parent or any Parent subsidiary has significant operations; (b) any changes that generally affect any of the industries in which Parent or any Parent subsidiary operates or participates; (c) any failure by Parent to meet internal or other estimates, predictions, projections or forecasts or any decrease in the trading price of Parent Common Stock (provided, that the facts giving rise or contributing to any such failure or decrease may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect); (d) any change in GAAP or any change in Legal Requirements, in each case after the date hereof; (e) acts of war, hostilities, terrorism or natural disasters; (f) any changes caused by the public announcement of this Agreement or the Transactions or (g) compliance by Parent or its subsidiaries with the terms of this Agreement or the Related Agreements, except, for purposes of clauses (a), (b), (c), (d) and (e), if such conditions have a materially disproportionate impact on Parent or its subsidiaries as compared to other Persons engaged in the Parent’s industry.

“Parent Trading Price” shall mean $131.23.

“Pension Plan” shall mean each employee benefit plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Company RSU Amount” shall equal the dollar amount of consideration payable to a holder of Company Common Stock in accordance with the Charter Allocation as of Closing, if any.

“Permitted Liens” means any: (a) Liens in respect of Taxes not yet due and payable and for which adequate reserves have been maintained on the Financials; (b) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Lien; (c) conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the real property leased by the Company that are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair the use or enjoyment of such real property; (d) with respect to the Leased Premises, zoning, building codes and other land use Laws regulating the use or occupancy of such Leased Premises or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Premises, the existence of which does not, and would not reasonably be expected to, materially impair the use or enjoyment of such Leased Premises as currently conducted; (e) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (g) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by any Acquired Company; and non-exclusive licenses to Technology and Intellectual Property Rights and granted in the ordinary course of business consistent with past practices pursuant to a Contract.

“Per Vested Company Option Amount” shall equal the dollar amount of consideration payable to a holder of Company Common Stock in accordance with the Charter Allocation as of Closing, if any.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” shall mean: (A) any information that relates to an identified or identifiable individual, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, consumer report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, or any other piece of information that alone or in combination with other information directly or indirectly allows the identification of or contact with a natural person or a particular computing system or device; or (B) any other information that is otherwise considered “personal information,” “personally identifiable information” or “personal data” under applicable Legal Requirements.

“Plans” shall mean the 2008 Plan and the 2017 Plan.

“Pre-Closing Taxes” shall mean (a) all Taxes of the Company or any Subsidiary attributable to any taxable period or portion thereof that ends on or prior to the Closing Date (“Pre-Closing Tax Period”), (b) all Taxes arising in connection with any payment required pursuant to, or arising as a result of, the transactions contemplated by this Agreement, including any Transfer Taxes for which the Company is responsible pursuant to Section 5.8(a) and Transaction Payroll Taxes, (c) all Taxes for which the Company or any of its Subsidiaries has any liability as a result of being a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Legal Requirement, (d) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract, by operation of any applicable Legal Requirement, which Taxes relate to an event or transaction occurring before the Closing and (e) any and all Taxes resulting from the transactions undertaken to effect the Restructuring. Parent and the Stockholders agree that if the Company or any Subsidiary is permitted but not required under applicable foreign, state or local Legal Requirements to treat the Closing Date as the last day of a taxable period, Parent and the Stockholders shall treat such day as the last day of a taxable period. The amount of any Taxes other than real and personal property Taxes (and similar Taxes imposed solely on a periodic basis) allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (including any Taxes imposed on the Company or any of its Subsidiaries with respect to income included under Sections 951 and 951A of the Code, as to which the tax year of any entity that is a “controlled foreign corporation” within the meaning of Section 957 of the Code shall be deemed to end on the Closing Date). Any exemptions, allowances, deductions and similar items that are taken into account only once during a taxable period, such as depreciation or amortization deductions (other than with respect to property placed in service after the Closing), and the amount of real and personal property Taxes (and similar Taxes imposed solely on a periodic basis) allocable to the Pre-Closing Tax Period, shall be deemed to be the amount of such item or Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire period. To the extent provided by applicable Legal Requirements, Transactions that occur on the Closing Date but after the Effective Time and that are not incurred in the ordinary course of business of the Company or its Subsidiaries shall be considered to be attributable to the period that commences on the day following the Closing Date.

“Privacy Laws” shall mean: (A) each Legal Requirement or applicable self-regulatory guidelines or standards to which Company has publicly committed or is otherwise binding on the Company concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Company Data, and incident reporting and Security Incident notifying requirements, including without limitation (I) the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Family Educational Rights and Privacy Act of 1974, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Video Privacy Protection Act, the Fair Credit Reporting Act, the Payment Card Industry Data Security Standards and programs (“PCI DSS”), the Fair and Accurate Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (together, “HIPAA”), the Gramm-Leach-Bliley Act, state privacy and data security laws, including without limitation the California Consumer Privacy Act of 2019, at the time such law becomes effective, state social security number protection laws, state data breach notification laws, state student privacy laws, the EU General Data Protection Regulation 2016/679 and EU Member State implementing laws and regulations, the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, including the binding recommendations and deliberations of the relevant privacy commissioners and other privacy, personal information protection, and data protection authorities, the EU-US Privacy Shield Framework and/or the Switzerland-United States Privacy Shield Framework, Canada’s Personal Information Protection and Electronic Documents Act, Canada’s Anti- Spam Law, India’s Information Technology Act, Japan’s Act on the Protection of Personal Information, Hong Kong’s Personal Data (Privacy) Ordinance, Australia’s Privacy Amendment (Private Sector) Act 2000 as amended by the Privacy Amendment (Enhancing Privacy Protection) Act 2012, and other applicable data protection laws of the jurisdictions in which the Company or any Subsidiary operates or which are applicable to the Company or a Subsidiary’s business, (II) Legal Requirements applicable to behavioral advertising, digital advertising, cross-device tracking, direct marketing, e-mails, text messages or telemarketing, and (III) state consumer protection Legal Requirements; (B) guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (A); and (C) industry self-regulatory principles applicable to the protection or Processing of Company Data, behavioral advertising, digital advertising, cross-device tracking, direct marketing, emails, text messages or telemarketing, to which Company has publicly committed or is otherwise binding on the Company, including, as applicable, but not limited to the NAI Code of Conduct, all Digital Advertising Alliance (DAA) principles, and any accompanying guidance issued by the NAI or DAA.

“Process” or “Processing” shall mean, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, erasure, or destruction of such data.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names, and all applications for any of the foregoing.

“Related Agreements” shall mean the Confidential Disclosure Agreement, the Joinders, the Officer’s Certificate, the Noteholder Consent, the Escrow Agreement, the 280G Waivers and all other agreements and certificates entered into by the Company or any of the Company Holders in connection with the Transactions that is contemplated by this Agreement.

“Remainderco Subsidiary” shall have the meaning ascribed to such term on Schedule C.

“Representative Expense Amount” shall mean an amount in cash equal to $500,000.

“Retention Plan” shall mean the plan adopted by the Company pursuant to which payments shall be made at the Closing to certain employees, officers and directors of the Company (each a “Retention Participant”) in the amounts and as otherwise set forth in the plan delivered to Parent on August 30, 2019.

“Restructuring Sub” shall have the meaning ascribed to such term on Schedule C.

“Sample Working Capital Statement” shall have the meaning ascribed to such term on Schedule E.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sky Agreement” shall have the meaning ascribed to such term on Schedule E.

“Standard Form IP Contract” shall mean each standard form of the following types of agreements used by the Company or any Subsidiary at any time, to the extent Company or any Subsidiary actually utilizes or has utilized such a standard form in the conduct of their businesses: (i) customer license and/or services agreement; (ii) development agreement; (iii) distributor, reseller or affiliate agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (vi) confidentiality or nondisclosure agreement.

“Stock Consideration Percentage” shall mean, for each share of Company Capital Stock, a percentage equal to 100% less the Cash Consideration Percentage.

“Stockholder” shall mean any holder of any Company Capital Stock as of immediately prior to the Effective Time.

“Tail Fund Amount” shall mean amount in cash equal to $3,250,000.

“Tax” shall mean any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), unclaimed property, escheat, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign).

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto.

“Third Party Expenses” shall mean, without duplication, all fees and expenses incurred by or on behalf of the Company or any Subsidiary in connection with this Agreement, the Merger and the other Transactions, including (i) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company or any Subsidiary in connection with the negotiation and consummation of the terms and conditions of this Agreement, all other agreements, instruments and other documents referenced herein or contemplated hereby, the Merger and the other transactions contemplated hereby, provided that Parent will pay, or cause the Surviving Corporation to pay, an amount up to $100,000 for documented, out of pocket accounting expenses incurred by the Company in connection with the preparation of the Required Company Financials, (ii) any bonus, severance, change-in-control payments or similar payment obligations (including without limitation payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) of the Company or any Subsidiary that become due or payable in connection with the consummation of the Transactions, excluding payments relating to the Retention Plan, (iii) any payments made or committed to be made by the Company to equityholders, including to holders of Vested Company Options and Company RSUs pursuant to Section 1.6(c) (including any applicable Tax withholding) and Company Warrants, to terminate their securities in connection with the Transactions, (iv) 50% of any and all filing fees previously paid by Parent in connection with the submission of Notification and Report Forms filed under the HSR Act in connection with the Transactions, (v) the cost of premiums for the directors’ and officers’ liability insurance obtained pursuant to Section 5.10(b) and (vi) any payments to third parties under any Contract of the Company or any Subsidiary triggered by the Transactions, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any third party under any Contract of the Company or any Subsidiary required to be obtained in connection with the Transactions or resulting from agreed-upon modification or early termination of any such Contract, including payments relating to the Restructuring.

“Total Cash Consideration” shall mean a dollar amount equal to the Cash Purchase Price, less (i) Indebtedness (excluding for this purpose the Company Notes) and less (ii) Third Party Expenses set forth on the Statement of Expenses, whether or not paid prior to the Effective Time or due and payable at or after the Effective Time.

“Total Consideration” shall mean a dollar amount equal to the sum of the Total Cash Consideration and the Total Stock Consideration (with the Total Stock Consideration to be valued for this purpose at the Parent Trading Price).

“Total Vested Company Option Consideration Amount” shall mean the aggregate amount of cash consideration payable in connection with the cancellation of the Vested Company Options pursuant to Section 1.6(c)(i).

“Total Stock Consideration” shall mean 571,516 shares of Parent Common Stock.

“Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred or accrued in connection with any bonuses, option cash-outs or other compensatory payments made in connection with the Transactions and earned or accrued on or prior to the Closing Date.

“Unaccredited Stockholder” shall mean a Stockholder who is not an Accredited Holder.

“Unvested Company Option” shall mean a Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time (but prior to giving effect to the vesting acceleration set forth in Section 1.6(c)(i)(1) of this Agreement) and is not a Vested Company Option.

“Vested Company Option” shall mean any Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time (including after giving effect to the vesting acceleration set forth in Section 1.6(c)(i)(1) of this Agreement).

“Worker Compensation Liability” shall mean all Liabilities for (i) vacation and/or paid time off that has been accrued but remains unused as of the Closing Date by any Employee; (ii) all earned but unpaid base salary or hourly wages owed to any Employee as of the Closing Date; (iii) all accrued and unpaid bonuses owed to any employee as of the Closing Date; (iv) unreimbursed business expenses; (v) all accrued and unpaid severance or termination payments; (vi) payments for provident fund, pension fund, employees’ state insurance, gratuity, and other statutory payment and contribution obligations; and (vii) unpaid commissions that have been earned by, or unpaid draws on commissions that are due to be paid to, eligible Employees on or prior to the Closing Date, pursuant to the Company’s written performance plan applicable to each such eligible Employee.

Index of Other Defined Terms

Description	Section
280G Approval	5.2(b)
280G Waiver	1.2(b)(ii)(G)
401(k) Plan	5.9(b)
ABC Charter Preference	1.6(b)(i)(A)4)
ABC Preference	1.6(b)(i)(A)4)
Accounting Firm	1.8(d)
Action of Divestiture	5.3(c)
Additional Employee Offer Letters	Recitals
Additional Employees	Recitals
Agreement	Preamble
AIQ	Recitals
Alternative Transaction	5.1(b)
Amended Agreements	5.7(b)
Anti-Corruption Laws	2.22
Automatic Resale Registration Statement	5.11(a)
Balance Sheet Date	2.7(a)
Books and Records	2.26
C-1 Preference	1.6(b)(i)(A)5)
Cancelled Shares	1.6(b)(ii)
Certificate of Incorporation	2.1
Certificate of Merger	1.1
Charter Allocation	1.6(b)(i)(A)6)
Charter Amendment	1.2(b)(ii)(U)
Charter Documents	2.1
Closing	1.2(a)
Closing Date	1.2(a)
Company	Preamble
Company Authorizations	2.17
Company Privacy and Data Protection Requirements	2.13(q)
Company Registered IP	2.13(b)
Company Source Code	2.13(o)(ii)
Company Stock Certificates	1.7(d)
Confidential Disclosure Agreement	8.6
Conflict	2.4
Credit Agreement	4.2(j)
Current Balance Sheet	2.7(a)
DEF Charter Preference	1.6(b)(i)(A)3)
DEF Preference	1.6(b)(i)(A)3)
Disclosure Schedule	Article II
Dispute Statement	1.8(c)
Dissenting Shares	1.6(b)(iii)
D&O Indemnified Parties	5.10(a)
D&O Indemnified Party	5.10(a)
D&O Tail Policy	5.10(b)
Effective Time	1.1
End Date	6.1(c)
Enforceability Limitations	2.2(c)
Escrow Fund	1.7(b)(vi)
Estimated Adjustment Amount	1.8(e)(vi)(A)

Description	Section
Estimated Closing Cash	1.8(a)
Estimated Closing Cash Adjustment Amount	1.8(a)
Estimated Closing Statement	1.8(a)
Estimated Closing Working Capital	1.8(a)
Estimated Closing Working Capital Adjustment Amount	1.8(a)
Estimated Pre-Closing Taxes	1.8(a)
Excess Loss	7.3(b)(ii)
Exchange Agent	1.7(a)
Exchange Documents	1.7(d)
Expiration Date	7.1
Expiration Escrow Surplus	7.4(e)
Export Approvals	2.21(f)
Export Control Laws	2.21(a)
Extended Date	7.4(f)
FCPA	2.22
Final Adjustment Amount	1.8(e)(vi)(B)
Financials	2.7(a)
Former Subsidiary	2.6(a)
Harmful Code	2.13(l)
Indemnification Claim Notice	7.4(a)
Indemnification Claim Objection Notice	7.4(b)
Indemnified Parties	7.2(a)
Indemnified Party	7.2(a)
Indemnifying Parties	7.2(a)
Indemnifying Party	7.2(a)
Information Statement	5.2(a)
Interested Party	2.25
Interim Financials	2.7(a)
IP Representations	1.2(b)(ii)(A)
Joinder	Recitals
Key Employee Offer Letters	Recitals
Lease Agreements	2.11
Leased Real Property	2.11
Letter of Transmittal	1.7(d)
Loss	7.2(a)
Losses	7.2(a)
Major Stockholder	Recitals
Material Contracts	2.14(a)
Merger	1.1
Merger Consideration	1.6(b)(i)
Merger Sub	Preamble
Non-Compete Signatories	Recitals
Non-Competition Agreement	Recitals
Noteholder Consent	1.2(b)(ii)(M)
Note Payments	1.6(b)(i)(A)2)
OFAC	2.21(a)
Officer’s Certificate	1.2(b)(ii)(I)
Open Window Exception	5.11(a)
Outstanding Disputed Amount	1.8(e)(v)
Parent	Preamble
Parent Disclosure Schedule	Article III

Description	Section
Parent Financial Statements	3.5(b)
Parent Prepared Returns	5.8(d)(ii)
Parent SEC Documents	3.5(a)
Payment Spreadsheet	1.7(c)
Payoff Letter	1.2(b)(ii)(M)
Post-Closing Cash Adjustment Amount	1.8(e)(vi)(D)
Post-Closing Deficit	1.8(e)(i)
Post-Closing Increase	1.8(e)(ii)
Post-Closing Statement	1.8(b)
Post-Closing Working Capital Adjustment Amount	1.8(e)(vi)(C)
Prohibited Party Lists	2.21(c)
Reporting Information	5.11(a)
Representative Expense Fund	1.7(b)(vii)
Representatives	5.1(b)
Required Company Financials	5.11(a)
Requisite Stockholder Approval	2.2(a)
Resale Registration Statement	5.11(a)
Resolution Period	1.8(d)
Restructuring	5.12
Review Period	1.8(c)
RP Payment	1.6(b)(i)(A)1)
Sanctioned Countries	2.21(c)
Section 409A	2.10(t)
Security Assessments	2.13(q)(iv)
Security Incident	2.13(q)(v)
Series C-1 Preference	1.6(b)(i)(A)5)
Significant Customer	2.24(a)
Significant Supplier	2.24(b)
Specified Representations	1.2(b)(ii)(A)
Statement of Expenses	1.7(j)
Stockholder Representative	Preamble
Stockholder Representative Expenses	7.6(b)
Stockholder Written Consent	5.2(a)
Subsidiary	2.6(a)
Surviving Corporation	1.1
Tail Costs	1.8(e)(iii)
Tail Fund	1.7(b)(v)
Tail Fund Release Date	1.8(e)(v)
Tail Notice	1.8(e)(iii)(A)
Tail Objection Notice	1.8(e)(iii)(B)
Takeover Law	2.2(b)
Tax Adjustment Amount	1.8(e)(vi)(E)
Tax Contest	5.8(c)
Tax Grant	2.10(s)
Tax Representations	7.1
Terminated Agreements	5.7(b)
Third Party	5.1(b)
Third Party Claim	7.5
Third Party Notice	7.5
Threshold Amount	7.3(a)
Transaction Agreements	7.6(c)

Description	Section
Transactions	Recitals
Transfer Taxes	5.8(a)
Unresolved Claims	7.4(e)
WARN	2.16(c)
Year-End Financials	2.7(a)

AMENDMENT NO. 1 AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is made and entered into as of November 8, 2019, by and among Roku, Inc., a Delaware corporation (“Parent”), Delaware Acquisition Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Dataxu, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent, and attorney-in-fact of the Indemnifying Parties (the “Stockholder Representative” and together with Parent, Merger Sub, and the Company, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in that certain Agreement and Plan of Merger, made and entered as of October 22, 2019, by and among Parent, Merger Sub, the Company and the Stockholder Representative (the “Merger Agreement”).

RECITALS

A.    Section 8.2 of the Merger Agreement provides that the Merger Agreement may be amended with the approval of Parent and the Company, and the Parties desire to amend and restate the Merger Agreement to reflect the intent of the Parties.

B.    This Amendment has been duly authorized all necessary corporate action by the boards of directors of the Company, Merger Sub and Parent, such Amendment to be effective as of the date hereof.

AGREEMENT

The Parties to this Amendment, intending to be legally bound, hereby agree as follows:

1.    Amendments.

1.1    Section 1.6(b)(i)(A) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(A) at Closing:

1)    each Retention Participant shall be paid an amount in cash equal to the payment due to such Retention Participant contemplated by the Retention Plan less such Retention Participant’s Contingent Contributions (the aggregate dollar amounts of the Retention Participant payments, the “RP Payment”);

2)    each Company Note shall, subject to its concurrent cancellation in accordance with the Noteholder Consent, be paid and issued, as applicable, (1) an amount in cash equal to the Cash Consideration Percentage multiplied by the Company Note Consideration applicable to such Company Note less such Company Note’s Contingent Contributions and less such Company Note’s Restructuring Contribution and (2) a number of shares of Parent Common Stock equal to the Stock Consideration Percentage multiplied by the Company Note Consideration applicable to such Company Note (the aggregate dollar amounts of the Company Note payments, the “Note Payments”);

3)    after payment in full of the RP Payments and the Note Payments (in each case disregarding any deductions for the applicable Contingent Contributions and Restructuring Contribution), each share of Company Series D Preferred Stock, Company Series E Preferred Stock and Company Series F Preferred Stock shall be paid and issued, as applicable, in proportion to such share’s Company Series D Preference, Company Series E Preference and Company Series F Preference (each such applicable preference, the “DEF

Charter Preference”) and on a per dollar (or fraction thereof) of preference basis (1) an amount in cash equal to the Cash Consideration Percentage multiplied by the applicable DEF Charter Preference, less such share of Company Capital Stock’s Contingent Contributions and less such share of Company Capital Stock’s Restructuring Contribution and (2) a number of shares of Parent Common Stock equal to the Stock Consideration Percentage multiplied by the applicable DEF Charter Preference, in each case, up to any Total Consideration then remaining (disregarding any deductions for the applicable Contingent Contributions and Restructuring Contribution), until the satisfaction of such share’s applicable DEF Charter Preference (the aggregate dollar amounts of such preferences, “DEF Preference”);

4)    after payment in full of the RP Payments, Note Payments and DEF Preference (in each case disregarding any deductions for the applicable Contingent Contributions and Restructuring Contribution), each share of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock shall be paid and issued, as applicable, in proportion to such Share’s Company Series A Preference, Company Series B Preference and Company Series C Preference (each such applicable preference, the “ABC Charter Preference”) and on a per dollar (or fraction thereof) of preference basis (1) an amount in cash equal to the Cash Consideration Percentage multiplied by the applicable ABC Charter Preference, less such share of Company Capital Stock’s Contingent Contributions and less such share of Company Capital Stock’s Restructuring Contribution and (2) a number of shares of Parent Common Stock equal to the Stock Consideration Percentage multiplied by the applicable ABC Charter Preference, in each case, up to any Total Consideration then remaining (disregarding any deductions for the applicable Contingent Contributions and Restructuring Contribution), until the satisfaction of such share’s applicable ABC Charter Preference (the aggregate dollar amount of such preferences, “ABC Preference”);

5)    after payment in full of the RP Payments, Note Payments, DEF Preference and the ABC Preference (in each case disregarding any deductions for the applicable Contingent Contributions and Restructuring Contribution), each share of Company Series C-1 Preferred Stock shall be paid and issued, as applicable, in proportion to such Share’s Company Series C-1 Preference (the “Series C-1 Preference”) and on a per dollar (or fraction thereof) of preference basis (1) an amount in cash equal to the Cash Consideration Percentage multiplied by the Company Series C-1 Preference, less such share of Company Capital Stock’s Contingent Contributions and less such share of Company Capital Stock’s Restructuring Contribution and (2) a number of shares of Parent Common Stock equal to the Stock Consideration Percentage multiplied by the Company Series C-1 Preference, up to any Total Consideration then remaining (disregarding any deductions for the applicable Contingent Contributions and Restructuring Contribution), until the satisfaction of such share’s Company Series C-1 Preference (the aggregate dollar amount of such preference, the “C-1 Preference”);

6)    after payment in full of the RP Payments, Note Payments, DEF Preference, the ABC Preference and the C-1 Preference (in each case excluding the applicable Contingent Contributions and Restructuring Contribution), each share of Company Common Stock shall be paid pro rata any remaining cash amounts (the amounts and sequence of such allocations set forth in sub-clauses (A)3), 4), 5) and this sub-clause (A)6), the “Charter Allocation”);

1.2    Section 1.7(b)(viii) and Section 1.7(b)(ix) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(viii)    pay on behalf of the Company the amounts of any Indebtedness (excluding for this purpose the Company Notes) to be paid at Closing, in amounts set forth in the Statement of Expenses, by wire transfer of immediately available funds pursuant to the Statement of Expenses; and

(ix)    pay on behalf of the Company the amounts of any Third Party Expenses unpaid at Closing to be paid at Closing, in the amounts set forth in the Statement of Expenses, by wire transfer of immediately available funds pursuant to the Statement of Expenses.

1.3    Section 1.7(c)(ii), Section 1.7(c)(iii) and Section 1.7(c)(iv) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(ii)    with respect to each Stockholder on a certificate-by-certificate basis: (A) the name and address of such Stockholder, and, if available, the e-mail address of such Stockholder, (B) whether such holder is a current or former employee of the Company (or any Subsidiary), (C) the number, class and series of shares of Company Capital Stock held by such Stockholder and the respective certificate number, (D) the date of acquisition of such shares and, the cost basis of such shares, (E) whether, to the Company’s Knowledge, such Person is an Accredited Holder or Unaccredited Stockholder, (F) the portion of the Cash Closing Payment that such Stockholder is entitled to receive pursuant to Sections 1.6(b)(i), (G) the portion of the Total Stock Consideration that such Stockholder is entitled to receive pursuant to Sections 1.6(b)(i), (H) the Indemnity Portion and the Restructuring Portion of such Stockholder; (I) the amount of cash to be (x) contributed as the Restructuring Contribution and (y) deposited into each of (1) the Tail Fund as the Tail Contribution, (2) the Escrow Fund as the Escrow Contribution and (3) the Representative Expense Fund as the RE Contribution, in each case, with respect to such Stockholder pursuant to this Agreement, and (J) the net cash amount to be paid to such holder at Closing in accordance with Sections 1.6(b)(i) after deduction of the amounts referred to in clause (I);

(iii)    with respect to each Company Note Holder on a note-by-note basis: (A) the name and address of such Company Note Holder and, if available, the e-mail address of such Company Note Holder, (B) the class and series of shares for which such note is convertible, (C) the issue date and maturity date thereof, (D) whether, to the Company’s Knowledge, such Person is an Accredited Holder or Unaccredited Stockholder, (E) the portion of the Cash Closing Payment that such Company Note Holder is entitled to receive pursuant to Section 1.6(b)(i), (F) the amount of any Taxes to be withheld from payment to such Company Note Holder, and (G) the portion of the Total Stock Consideration that such Company Note Holder is entitled to receive pursuant to Section 1.6(b)(i), (H) the Indemnity Portion and the Restructuring Portion of such Company Note Holder, (I) the amount of cash to be (x) contributed as the Restructuring Contribution and (y) deposited into each of (1) the Tail Fund as the Tail Contribution, (2) the Escrow Fund as the Escrow Contribution and (3) the Representative Expense Fund as the RE Contribution, in each case, with respect to such Company Note Holder pursuant to this Agreement, and (J) the net cash amount to be paid to such holder at Closing in accordance with Sections 1.6(b)(i) after deduction of the amounts referred to in clause (I);

(iv)    with respect to Retention Participant: (A) the name and address of such Retention Participant, and, if available, the e-mail address of such Retention Participant, (B) the portion of the Cash Closing Payment that such Retention Participant is entitled to receive pursuant to Section 1.6(b)(i), (C) the Indemnity Portion of such Retention Participant, (D) the amount of cash to be deposited into each of (x) the Tail Fund as the Tail Contribution, (y) the Escrow Fund as the Escrow Contribution and (z) the Representative Expense Fund as the RE Contribution, in each case, with respect to such Retention Participant pursuant to this Agreement, and (E) the net cash amounts to be paid to such Retention Participant in accordance with Section 1.6(b)(i) after deduction of the amounts referred to in clause (D); and

1.4    Section 1.7(d) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(d)    Payment Procedures. Within five (5) days following the Closing Date, Parent or the Exchange Agent shall mail a letter of transmittal in the form set forth in Exhibit D (a “Letter of Transmittal”) and a Joinder to each Preferred Stockholder at the address or e-mail address set forth opposite each such Stockholder’s name on the Payment Spreadsheet (except to the extent any of such documents have previously been received by Parent prior to the Closing from such Stockholder). Promptly (but in no event more than five Business Days) following delivery to the Exchange Agent of a duly completed and executed Letter of Transmittal, Joinder and any applicable tax forms that the Exchange Agent may reasonably require in connection therewith (except to the extent any of such documents have previously been received by Parent prior to the Closing from such Stockholder) (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, and a certificate representing shares of Company Capital Stock, if any (the “Company Stock

Certificates”), (i) Parent shall cause the Exchange Agent to pay to the Stockholder for delivering such Exchange Documents and Company Stock Certificates, if any, the cash portion of the Merger Consideration payable in respect thereto pursuant to Section 1.6(b)(i) at Closing as set forth in the Payment Spreadsheet and (ii) Parent shall cause its transfer agent to issue to the Stockholder the shares of Parent Common Stock issuable in respect thereto pursuant to Section 1.6(b)(i) as set forth in the Payment Spreadsheet, and the Company Stock Certificate so surrendered, if any, shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the Merger Consideration payable hereunder in exchange for shares of Company Capital Stock (without interest). Subject to Section 1.7(e), no portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate (if any) and validly executed Exchange Documents pursuant hereto.

1.5    A new Section 1.7(k) of the Merger Agreement is hereby added as follows:

(k)    Immediately following the Effective Time, on behalf of the Stockholders and Company Note Holders in accordance with such Stockholders’ (in each case excluding any holders of Dissenting Shares, with respect to such Dissenting Shares), Parent shall wire, in immediately available funds, the aggregate amount of each Stockholder’s Restructuring Contribution and each Company Note Holder’s Restructuring Contribution to Restructuring Sub’s bank account.

1.6    The following defined terms in Annex A of the Merger Agreement are hereby amended and restated in their entirety as follows:

“Cash Closing Payment” shall mean the Total Cash Consideration less (i) the Tail Fund Amount; less (ii) the Escrow Amount; less (iii) the Representative Expense Amount; less (iv) the RP Payment; less (v) the Restructuring Amount; less (vi) the Estimated Adjustment Amount, if negative and plus (vii) the Estimated Adjustment Amount, if positive.

“Cash Purchase Price” shall mean $75,000,000.

“Indemnity Portion” shall mean with respect to each Company Holder (in each case excluding any holders of Dissenting Shares, with respect to such Dissenting Shares), an amount (expressed as a percentage) equal to the quotient obtained by dividing (a) the aggregate amount of cash and the aggregate dollar amount of stock payable or issuable to such Company Holder pursuant to Section 1.6(b)(i)(A) in respect of the shares of Company Capital Stock (excluding any Dissenting Shares and disregarding any deductions (whether for the Restructuring Contribution or contribution to the Tail Fund, Escrow Fund, Representative Expense Fund or otherwise)) owned by such Stockholder, the amounts payable or issuable to the Company Note Holders pursuant to this Agreement, and the amounts payable to the Retention Participants pursuant to this Agreement and the Retention Plan, in each case as of the Effective Time, by (b) the aggregate amount of cash and the aggregate dollar amount of stock payable or issuable to all Company Holders pursuant to Section 1.6(b)(i)(A) in respect of Company Capital Stock (excluding Dissenting Shares and disregarding any deductions (whether for the Restructuring Contribution or contribution to the Tail Fund, Escrow Fund, Representative Expense Fund or otherwise)), the amounts payable or issuable to the Company Note Holders pursuant to this Agreement, and the amounts payable to the Retention Participants pursuant to this Agreement and the Retention Plan, in each case as of the Effective Time. For purposes of calculating the dollar amount of such stock, each share of Parent Common Stock shall be valued at the Parent Trading Price. The Indemnity Portion is calculated on a certificate-by-certificate and note-by-note basis with respect to Stockholders and Company Note Holders, as applicable.

“Stock Consideration Percentage” shall mean, for each share of Company Capital Stock or Company Note, a percentage equal to 100% less the Cash Consideration Percentage.

1.7    The following new defined terms are hereby added to Annex A of the Merger Agreement as follows:

“Restructuring Amount” shall mean an amount in cash equal to $3,000,000.

“Restructuring Contribution” shall mean an amount of cash equal to (i) with respect to a Company Note, such Note’s and (ii) with respect to a share of Capital Stock, such share’s, in each of case (i) and (ii), Restructuring Portion multiplied by the Restructuring Amount.

“Restructuring Portion” shall mean with respect to a Stockholder (in each case excluding any holders of Dissenting Shares, with respect to such Dissenting Shares) or Company Note Holder, as applicable, an amount (expressed as a percentage) equal to the quotient obtained by dividing (a) the aggregate amount of cash and the aggregate dollar amount of stock payable or issuable to such Stockholder or Noteholder pursuant to Section 1.6(b)(i)(A) in respect of the shares of Company Capital Stock (excluding any Dissenting Shares and disregarding any deductions (whether for the Restructuring Contribution or contribution to the Tail Fund, Escrow Fund, Representative Expense Fund or otherwise)) owned by such Stockholder, the amounts payable or issuable to the Company Note Holders pursuant to this Agreement, in each case as of the Effective Time, by (b) the aggregate amount of cash and the aggregate dollar amount of stock payable or issuable to all Stockholders pursuant to Section 1.6(b)(i)(A) in respect of Company Capital Stock (excluding Dissenting Shares and disregarding any deductions (whether for the Restructuring Contribution or contribution to the Tail Fund, Escrow Fund, Representative Expense Fund or otherwise)) and the amounts payable or issuable to the Company Note Holders pursuant to this Agreement, in each case as of the Effective Time. For purposes of calculating the dollar amount of such stock, each share of Parent Common Stock shall be valued at the Parent Trading Price. The Restructuring Portion is calculated on a certificate-by-certificate and note-by-note basis with respect to Stockholders and Company Note Holders, as applicable.

1.8    Schedule D. Schedule D to the Merger Agreement is hereby replaced in its entirety as set forth on Annex A to this Amendment.

2.    Continuing Effectiveness. Except as expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall be deemed an amendment to the Merger Agreement and shall become effective when executed and delivered by the Parties. Upon the effectiveness of this Amendment, all references in the Merger Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Merger Agreement, as modified by this Amendment.

3.    Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

4.    Headings. The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

5.    Counterparts; Exchanges by Electronic Transmission. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by the Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Amendment to be executed as of the date first written above.

ROKU, INC.

By:	/s/ Steve Louden

Name:	Steve Louden
Title:	Chief Financial Officer

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Amendment to be executed as of the date first written above.

DELAWARE ACQUISITION COMPANY, INC.

By:	/s/ Stephen Kay

Name:	Stephen Kay
Title:	President

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Amendment to be executed as of the date first written above.

DATAXU, INC.

By:	/s/ Michael Baker

Name:	Michael Baker
Title:	President and Chief Executive Officer

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Amendment to be executed as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Sam Riffe

Name:	Sam Riffe
Title:	Managing Director

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER